        As filed with the Securities and Exchange Commission on August 14, 1998
                              Registration No. 333-57931

------------------------------------------------------------------------------
------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                                   _______________


                                  AMENDMENT NO. 1
                                         TO
                                       FORM S-1
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933


                                  TUMBLEWEED, INC.
                (Exact Name of Registrant as Specified in Its Charter)

         DELAWARE                        5812                        61-1327945
(State or Other Jurisdiction      (Primary Standard            (I.R.S. Employer
     of Incorporation         Industrial Classification          Identification
     or Organization)                Code Number)                       Number)


                                 1900 MELLWOOD AVENUE
                             LOUISVILLE, KENTUCKY  40206
                                    (502) 893-0323
                 (Address, Including Zip Code, and Telephone Number,
          Including Area Code, of Registrant's Principal Executive Offices)

                                  GREGORY A. COMPTON
                     VICE PRESIDENT, SECRETARY & GENERAL COUNSEL
                                   TUMBLEWEED, INC.
                                 1900 MELLWOOD AVENUE
                             LOUISVILLE, KENTUCKY  40206
                                    (502) 893-0323
              (Name, Address, Including Zip Code, and Telephone Number,
                      Including Area Code, of Agent For Service)
                                    ______________

                                      Copies To:

                               William G. Strench, Esq.
                               Alan K. MacDonald, Esq.
                              Brown, Todd & Heyburn PLLC
                          400 West Market Street, 32nd Floor
                              Louisville, Kentucky 40202
                                    (502) 589-5400
                                    ______________

     Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective. On a delayed basis after the Registration Statement becomes effective with respect to the Common Stock offered by the Selling Stockholders.
                                   _______________

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                   _______________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                    ______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

                                              PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
    TITLE OF EACH CLASS OF      AMOUNT TO BE   OFFERING PRICE  AGGREGATE OFFERING  REGISTRATION
 SECURITIES TO BE REGISTERED     REGISTERED     PER SHARE(1)        PRICE(1)            FEE
-----------------------------------------------------------------------------------------------
 Common Stock, $.01
 par value(2)................     1,200,000         $10.00        $12,000,000         $ 3,540
-----------------------------------------------------------------------------------------------
 Common Stock, $.01
 par value(3)................     5,145,000         $10.00        $51,450,000         $15,178
-----------------------------------------------------------------------------------------------
 Total                            6,345,000         $10.00        $63,450,000         $18,718
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the amount of the registration fee.
(2)  Represents Common Stock to be sold by the Company.
(3)  Represents Common Stock to be sold by existing stockholders.


                                   _______________


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

------------------------------------------------------------------------------
------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION, DATED AUGUST ___, 1998


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                  [TUMBLEWEED LOGO]

PROSPECTUS
                                   1,200,000 SHARES
                                     Common Stock

     The 1,200,000 shares of Common Stock offered hereby are being sold by Tumbleweed, Inc. (the "Company"). Prior to this offering, there has been no public market for the Common Stock. It is anticipated that the initial public offering price will be $10.00 per share. See "Plan of Distribution."

     There are no underwriters involved in this offering. The Common Stock will be sold by the Company on a "best efforts" basis through one or more officers and directors of the Company who will not receive compensation in connection with any offers or sales of the Common Stock. The Company may also retain agents ("Agents") to sell the Common Stock on a "best efforts" basis. See"Plan of Distribution."

     THE COMPANY IS PRESENTLY SOLICITING NON-BINDING INDICATIONS OF INTEREST TO PURCHASE SHARES OF COMMON STOCK, BUT WILL NOT ACCEPT BINDING SUBSCRIPTIONS OR ACCEPT PAYMENT FOR ANY SHARES UNTIL AFTER THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. After such Registration Statement has been declared effective, the Company will provide a Subscription Agreement and a copy of the final Prospectus relating to this offering to each prospective investor. Subject to availability and the Company's right to reject subscriptions, in whole or in part, for any reason, shares of Common Stock may then be subscribed for by completing and returning the Subscription Agreement, together with payment for all shares subscribed for, to an independent escrow agent in the manner described under "Plan of Distribution" herein. See "Plan of Distribution" for additional information regarding the offering and the procedures for subscribing for shares of Common Stock offered hereby.

     This offering will continue until the earlier of the date that all of the 1,200,000 shares offered hereby have been sold or December 31, 1998, unless terminated sooner. The offering may be extended at the discretion of the Company for up to an additional 90 days to no later than March 31, 1999. Subscription payments will be deposited with an independent escrow agent until such time the Company has accepted subscriptions for at least 700,000 shares. If the Company does not accept subscriptions for at least 700,000 shares on or before December 31, 1998 (or March 31, 1999, if the offering is extended), or the offering is terminated for any other reason other than the sale of at least 700,000 shares, all subscription proceeds will be promptly returned to subscribers, with interest. See "Risk Factors" and "Plan of Distribution."

     This Prospectus will also be used in connection with any sales of any of the 5,145,000 shares of Common Stock to be issued to the members of Tumbleweed, LLC when the merger of Tumbleweed, LLC into Tumbleweed, Inc. (the "Reorganization") becomes effective upon the completion of this offering by the Company. See "History and Pending Reorganization." The members of Tumbleweed, LLC have agreed not to sell 4,373,250 shares of Common Stock (or 85% of the shares they will receive in the Reorganization) for a period of nine months following the effectiveness of the Reorganization without the prior consent of the Company. See "Selling Stockholders" and "Shares Eligible for Future Resale."

     SEE "RISK FACTORS" ON PAGES 11 THROUGH 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT PURCHASERS OF THE COMMON STOCK SHOULD CONSIDER CAREFULLY.

     THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR THE COMMON STOCK, AND THERE CAN BE NO ASSURANCE THAT AN ACTIVE PUBLIC MARKET FOR THE COMMON STOCK WILL DEVELOP FOLLOWING COMPLETION OF THE OFFERING.

                              -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                      AGENT'S      PROCEEDS TO
                                PRICE TO PUBLIC    COMMISSIONS(1)   COMPANY(2)
------------------------------------------------------------------------------
 Per share                           $10.00              $.80           $9.20
------------------------------------------------------------------------------
 Minimum Total                   $7,000,000          $120,000      $6,880,000
------------------------------------------------------------------------------
 Maximum Total                  $12,000,000          $200,000     $11,800,000
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(SEE ACCOMPANYING FOOTNOTES ON NEXT PAGE)

                             -------------------

                    The date of this Prospectus is __________, 1998

                                 [INSIDE FRONT COVER]








                                    [photograph]
               Tumbleweed restaurant located at Springdale, Ohio




                                     [photograph]
                       Bar of a typical Tumbleweed restaurant





                                 [TUMBLEWEED LOGO]

                           [FRONT COVER FOLD OUT PANEL 1]









                                    [photograph]
                       Sirloin Strip Steak on Mesquite Grill

                           [FRONT COVER FOLD OUT PANEL 2]









                          [photograph of restaurant interior, without caption]


     [photograph]

Beef and chicken fajita dinner


                         [photograph of tortilla chips, salsa, Chile con Queso
                          and mug of beer, without caption]

(FOOTNOTES FROM FRONT COVER PAGE)

(1) Assumes that approximately 20% of the Minimum Total and the Maximum Total is sold by Agents at a selling commission of 8% of the gross offering proceeds attributable to Common Stock sold by such Agents. The Agent's Commissions will vary according to the number of shares sold by Agents and the actual rates of commissions paid, which will not exceed 8%. See "Plan of Distribution".

(2) Before deducting offering expenses payable by the Company estimated at $800,000.


     The shares of Common Stock offered hereby are being offered by the Company on a "best efforts" basis, on the terms and subject to the conditions described herein. The Company reserves the right to withdraw, cancel or modify the offering made hereby and to reject subscriptions, in whole or in part, for any reason. See "Plan of Distribution."

     This Prospectus includes service marks and registered trademarks of the Company.

                                AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares offered hereby, of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, please refer to the Registration Statement and such exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete and, in each instance, if such contract or document is filed as an exhibit to the Registration Statement, reference is made to the copy of such contract or document filed as an exhibit, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement and the exhibits and schedules thereto may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of certain fees prescribed by the Commission. Copies may also be obtained through the Internet from the Commission's site on the World Wide Web at the following address: http://www.sec.gov.


     The Company intends to furnish its shareholders with annual reports, which will include consolidated financial statements audited by its independent certified public accountants, and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                  PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. TUMBLEWEED, LLC, WHICH CURRENTLY OWNS AND CONDUCTS THE TUMBLEWEED BUSINESS, WILL BE MERGED INTO TUMBLEWEED, INC. (THE "REORGANIZATION") AS DESCRIBED UNDER THE CAPTION "HISTORY AND PENDING REORGANIZATION," EFFECTIVE AT THE TIME THAT SUBSCRIPTION PROCEEDS FOR AT LEAST 700,000 SHARES HAVE BEEN RECEIVED IN ESCROW AND AN INITIAL CLOSING ON THE ESCROWED PROCEEDS OCCURS. UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES TO THE COMPANY AT TIMES BEFORE THE TIME THE REORGANIZATION TAKES EFFECT INCLUDE TUMBLEWEED, LLC , AND ALL INFORMATION IN THIS PROSPECTUS ASSUMES CONSUMMATION OF THE REORGANIZATION; THE CONVERSION OF THE OWNERSHIP INTERESTS OF THE MEMBERS OF TUMBLEWEED, LLC INTO A TOTAL 5,145,000 SHARES OF COMMON STOCK AND PAYMENT OF AN ADDITIONAL $747,500 AS OF THE EFFECTIVE TIME OF THE REORGANIZATION BY THE CLASS B MEMBERS OF TUMBLEWEED, LLC TO EXERCISE THEIR RIGHT UNDER THE TUMBLEWEED, LLC OPERATING AGREEMENT TO MAKE ADDITIONAL CAPITAL CONTRIBUTIONS, WHICH ENTITLES THE CLASS B MEMBERS TO RECEIVE 297,235 SHARES OF THE COMMON STOCK OUTSTANDING UPON CONSUMMATION OF THE REORGANIZATION, PRIOR TO THE SALE OF COMMON STOCK IN THIS OFFERING.

                                     THE COMPANY

     Tumbleweed, Inc. (the "Company") owns, franchises or licenses 37 Tumbleweed-Registered Trademark- Southwest Mesquite Grill & Bar ("Tumbleweed") restaurants. The Company owns and operates 22 Tumbleweed restaurants in Kentucky, Indiana and Ohio. The Company also franchises 13 Tumbleweed restaurants in Indiana, Illinois, Tennessee and Wisconsin and licenses two restaurants outside the United States. The Company and its franchisees currently expect to open an additional 5 Company-owned, 3 franchised, and 2
licensed  restaurants by the end of 1998.   The 37 Tumbleweed restaurants are
all open seven days a week for lunch and dinner and generally offer a full service bar. Same store sales of the Company increased 6.4% in 1996 versus 1995, 5.2% in 1997 versus 1996 and 0.4% in the first six months of 1998 versus the same period in 1997. See "Business."

     Tumbleweed restaurants feature sophisticated Tex-Mex and mesquite grilled food served in a casual dining atmosphere evoking the American Southwest. The Tumbleweed menu offers both distinctively seasoned, spicier versions of popular Tex-Mex dishes, as well as an assortment of grilled
steaks, ribs, pork chops, chicken and seafood selections.   The Tumbleweed
concept is designed to appeal to a broad range of customers by offering a wide selection of distinctive items at a broad range of price points while, in management's view, providing a consistent level of food quality and friendly and efficient service comparable or superior to that of other casual dining restaurants. Use of a centralized commissary system enhances Tumbleweed's ability to maintain consistently high food quality, minimizes restaurant kitchen space and equipment, reduces the need for skilled cooking personnel, and simplifies restaurant operations. For 1997 and the first six months of 1998, the average check at a full-service Tumbleweed restaurant, including beverages, was approximately $9.10. See "Business--Concept and Strategy."

       The Company's strategy for growth during the next several years will focus on the further development of new and existing markets by both the Company and franchisees. Since acquiring the Tumbleweed concept in 1995, the Company has added 15 new Company-owned and 8 new franchised and licensed restaurants, while developing the infrastructure necessary to support a more aggressive growth strategy. This approach has given management an opportunity to validate the Tumbleweed concept, refine operating systems, design and develop prototype restaurant buildings of different sizes and build a team of experienced corporate managers needed to support future internal and franchise growth. See "Business--Expansion Strategy."

     The Company targets mid-sized metropolitan markets for development, initially concentrating in the Midwest, Mid-Atlantic and Southeast regions, where income levels and other factors indicate a significant base of potential customers exists. In selecting potential restaurant sites within target markets, management analyzes such factors as local market demographics, site visibility, competition in the vicinity, and accessibility and proximity of major retail centers, hotels, universities, and sports and entertainment facilities. Whenever possible, management considers the feasibility of opening multiple restaurants in a target market to achieve greater operating and
advertising efficiencies.   See "Business--Expansion Strategy."

     When developing a new Tumbleweed restaurant, the Company generally uses one of three prototype designs, which accommodate approximately 130, 225, and 265 guests, and target annual sales of $1,250,000, $2,000,000 and $2,500,000, respectively. The following table sets forth by restaurant size certain sales and other information for the 15 Company-owned Tumbleweed restaurants opened for all of 1997:




                                           Number            Average Sales
       Size             Seating           of Stores            per Store
       ----             -------           ---------          -------------
       Mini             128-194               4               $1,317,000

       Midi             210-244               3               $1,850,000

       Maxi             252-384               8               $2,062,000



The use of multiple prototypes, in management's view, permits the Company to more closely match the investment in a restaurant site with the site's targeted revenue, thereby allowing for more efficient utilization of financial resources by the Company and its franchisees. See "Business--Properties."

     Tumbleweed, Inc. was incorporated by the Company on December 17, 1997 and capitalized in June 1998. Tumbleweed, LLC will merge into Tumbleweed, Inc.(the "Reorganization"), subject to the sale of at least 700,000 shares of Common Stock in this offering. The Reorganization will take effect as of the time the Company has accepted subscriptions for at least 700,000 shares of Common Stock offered hereby and elects to consummate the sale of those shares at an initial closing. Offering proceeds of approximately $6,080,000 will be available for use by the Company if the minimum number of shares are sold in the offering. Such proceeds will be used to repay bank indebtedness which is an obligation of the Class A Members of Tumbleweed, LLC. When the Reorganization takes effect, the interests of the current Class A, Class B, Class C and Common Members of Tumbleweed, LLC will be converted into a total of 5,145,000 shares of Common
Stock.   The interests of the Class B Members, which were issued in connection with the
initial organization of Tumbleweed, LLC in September 1994, are convertible into 297,235 shares of Common Stock to be issued in the Reorganization only if the Class B Members make additional capital contributions totaling
$747,500 no later than the time the Reorganization takes effect. The Class B Members have deposited the capital contributions into escrow, subject to the
effectiveness of the Reorganization.   In connection with the Reorganization,
Tumbleweed, LLC expects to distribute approximately $440,000 to its members, which amount equals the estimated income taxes payable on Tumbleweed, LLC's earnings, plus interest owed by Class A members on bank indebtedness recorded as redeemable members' equity for which the Class A members are liable, through the date the Reorganization takes effect. The Company also expects to establish a deferred tax liability of approximately $444,000 in connection with the Company's conversion from a limited liability company to a C corporation in the Reorganization. See "History and Pending Reorganization," "Capitalization" and "Certain Transactions."

      The Company's executive offices are located at 1900 Mellwood Avenue, Louisville, Kentucky 40206, and its telephone number is (502) 893-0323.

                                     THE OFFERING


Securities Offered              Common Stock of Tumbleweed, Inc.

Offering Price                  $10.00 per share

Number of Shares Offered        Maximum of 1,200,000 shares
                                Minimum of  700,000 shares (1)

Common Stock to be Outstanding
after the Offering              6,345,000 shares if 1,200,000 shares are sold
                                in this offering
                                5,845,000 shares if 700,000 shares are sold in
                                this offering(2)

                                     -6-




 Use of Proceeds                If the minimum number of shares are sold in
                                this offering, the offering proceeds of
                                approximately $6,080,000, together with
                                $747,500 in capital contributions from the
                                Class B members and additional advances from
                                the Company's line of credit and working
                                capital,  will be used to repay approximately
                                $7 million of bank indebtedness which is an
                                obligation of the Class A Members of
                                Tumbleweed, LLC as of the date of this
                                Prospectus, and is accounted for as redeemable
                                members' equity.  The redeemable members'
                                equity was contributed to fund a portion of the
                                initial capitalization of the Company and was
                                used to purchase the Tumbleweed business and
                                assets in January 1995.

                                If the maximum number of shares are sold in this offering, the offering proceeds of approximately $11,000,000, together with
                                $747,500 in capital contributions from the Class B members, will be used first to repay approximately $7 million of bank indebtedness.
                                Approximately $4,668,000 in net proceeds will then be used to repay the outstanding balance of the Company's line of credit, which totaled approximately $3,182,000 at June 30, 1998. The remaining net proceeds, cash from operations and other borrowings, are expected to be used to finance the development of additional restaurants, to fund working capital needs, and for general corporate purposes. The Company may also use offering proceeds to expand its commissary operations to support additional growth and to buy out certain restaurant leases, if cost-effective. See "Use of Proceeds" and "Certain Transactions -- Leases
                                With Affiliates."

                                      -7-


 The Offering Period            The offering will terminate on the earlier of
                                the date that all of the 1,200,000 shares
                                offered hereby are sold or 5:00 p.m. Eastern
                                Time, on December 31, 1998, unless terminated
                                sooner (the "Termination Date").  The
                                Termination Date may be extended at the
                                discretion of the Company for up to an
                                additional 90 days to no later than March 31,
                                1999.  The offering will be terminated, and no
                                Shares will be issued and no subscription
                                proceeds will be released from escrow to the
                                Company, unless on or before the Termination
                                Date the Company has received and accepted
                                subscriptions for an aggregate of at least
                                700,000 Shares ($7,000,000) and good funds
                                therefor have been deposited in escrow. If the
                                Company receives and accepts subscriptions for
                                fewer than 700,000 shares on or before the
                                Termination Date, or the offering is terminated
                                for any other reason other than the sale of at
                                least 700,000 shares, all subscription proceeds
                                will be promptly returned to subscribers, with
                                interest and without deduction.


--------------
(1) The offering is contingent upon the receipt and acceptance of subscriptions for a minimum of 700,000 shares ($7,000,000) before the Termination Date. See "Risk Factors" and "Plan of Distribution."

(2) Assumes 5,145,000 shares will be received by current members of Tumbleweed, LLC in the Reorganization. See "History and Pending Reorganization." Excludes approximately 400,000 shares of Common Stock issuable to employees and nonemployee directors upon the exercise of stock options to be granted under the Company's stock incentive plan concurrently with the closing of the offering. See "Management -- Stock Incentive Plan" and " -- Director Compensation."


                                SUMMARY FINANCIAL DATA
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                        YEARS ENDED                          SIX MONTHS ENDED
                                                                       DECEMBER 31,                              JUNE 30,
                                                          ----------------------------------------         ---------------------
                                                          1995             1996             1997            1997          1998
                                                          ----             ----             ----            ----          ----
 STATEMENT OF OPERATIONS DATA(1):
 Total revenues                                           $19,547          $25,732         $29,826         $14,234       $19,685


                                     -8-


 Income from operations                                       949              705           2,143             967         1,313
 Net income as reported                                       683              501           1,714             750           933

 PRO FORMA DATA
 Net income as reported                                                                    $ 1,714          $  750       $   933
 Pro forma income tax expense(2)                                                              (617)           (270)         (336)
 Pro forma net income                                                                      $ 1,097          $  480       $   597
 Pro forma net income per
    share - basic and diluted                                                              $  0.21          $ 0.09       $  0.12
 Weighted average shares outstanding (3)                                                     5,145           5,145         5,145



                                                              JUNE 30,  1998

                                                                                 PRO FORMA               PRO FORMA
                                                                 PRO            AS ADJUSTED            AS ADJUSTED
                                                ACTUAL        FORMA(4)          (MINIMUM)(5)           (MAXIMUM)(6)
                                                ------        --------          ------------           ------------
 BALANCE SHEET DATA:
 Total assets..........................        $29,374          $29,374         $29,374                $34,042
 Long-term debt and capital lease
    obligations, including current
    maturities.........................         11,356           11,356          11,608                 11,356
 Total liabilities.....................         13,649           14,093          14,345                 14,093
 Redeemable members' equity............         24,669            7,080              --                     --
 Members' equity.......................              7               --              --                     --
 Retained earnings (deficit)...........         (8,951)              --              --                     --

                                      -9-


 Pro forma stockholders' equity........             --            8,201          15,029                 19,949


--------------------
(1)  Historical data of the Company prior to the Reorganization.

(2) Prior to the Reorganization, the Company operated as a limited liability company and was not subject to corporate income taxes. Pro forma adjustment has been made to net income to give effect to federal and state income taxes as though the Company had been subject to corporate income taxes for the periods presented with an effective tax rate of 36%.

(3) Shares outstanding gives effect to the Reorganization as if it had occurred as of January 1, 1997. See "History and Pending Reorganization."

(4) Reflects the establishment of a deferred tax liability of $444,000 assuming the termination of Tumbleweed, LLC's limited liability company status on June 30, 1998, and the conversion of members' interests into 5,145,000 shares of Common Stock. See "History and Pending Reorganization."

(5) Adjusted to reflect the capital contribution of $747,500 by certain Class B Members as of the effective time of the Reorganization, the net proceeds of the sale by the Company of 700,000 shares of Common Stock at an assumed initial public offering price of $10.00 per share, and the use of the net proceeds plus borrowing of $252,000 to repay indebtedness recorded as redeemable members' equity as of the date of this Prospectus. See "Use of Proceeds" and "History and Pending Reorganization."

(6) Adjusted to reflect the capital contribution of $747,500 by certain Class B Members as of the effective time of the Reorganization, the net proceeds of the sale by the Company of 1,200,000 shares of Common Stock at an assumed initial public offering price of $10.00 per share, and the use of the net proceeds to repay indebtedness recorded as redeemable members' equity as of the date of this Prospectus and for other corporate purposes. See "Use of Proceeds" and "History and Pending Reorganization."

                               SUMMARY RESTAURANT DATA



                                           FOR THE YEARS ENDED DECEMBER 31,       SIX MONTHS ENDED
                                           --------------------------------           JUNE 30,
              COMPANY RESTAURANTS          1995       1996          1997                1998
              -------------------          ----       ----          ----          ----------------
 In operation, beginning of period             7           10           15                17

 Newly opened                                  2            5            2                 5

 Purchased from Franchisee                     1            0            0                 0

 In operation, end of period                  10           15           17                22




                FRANCHISED AND
             LICENSED RESTAURANTS
             --------------------
 In operation, beginning of period             7            9            9                12

 Newly opened                                  3            0            3                 3

 Restaurants sold to Company                  (1)           0            0                 0

 In operation, end of period                   9            9           12                15

      SYSTEM TOTAL                            19           24           29                37

                          HISTORY AND PENDING REORGANIZATION

     The first Tumbleweed Southwest Mesquite Grill & Bar ("Tumbleweed") restaurant opened in 1975 in New Albany, Indiana. By January 1995, the Tumbleweed system included 14 full-service restaurants in Kentucky, Indiana, Ohio and Wisconsin, seven of which were franchised.

     In January 1995, Tumbleweed, LLC, a limited liability company owned by an investor group led by the Company's current management, acquired the rights to the Tumbleweed business and the other assets and liabilities of two corporations ("Predecessor") controlled by Tumbleweed's founders. The acquired assets included seven full-service Tumbleweed restaurants, two limited service, "food court" units and an interest in a third food court unit. In 1996 management elected to focus on the development of full-service restaurants, and Tumbleweed, LLC sold its interests in food court units to a new venture controlled by certain directors of the Company, in which the Company also holds an interest. See "Certain Transactions."

     Since January 1995, the Tumbleweed system has grown to 37 full-service restaurants consisting of 22 Company-owned and 13 franchised restaurants in five states, and one restaurant each in Saudi Arabia and Germany under a licensing agreement with a restaurant operator based in Brussels, Belgium. See "Business -- International Licensing Agreement" and "Certain Transactions."

     Tumbleweed, Inc. was incorporated on December 17, 1997 and capitalized in June 1998. In the Reorganization, which is subject to the sale of at least 700,000 shares of Common Stock in this offering, Tumbleweed, LLC will merge into Tumbleweed, Inc. The Reorganization will take effect as of the time the Company has accepted subscriptions for at least 700,000 shares of Common Stock offered hereby and elects to consummate the sale of those shares at an initial closing. The initial equity contribution by the Class A Members was $7,034,375, the Class B Members $2,500, the Class C Member $500, and the Common Members $6,000. The Class C Member received his interest in Tumbleweed, LLC as part of the consideration paid in the January 1995 transaction in which Tumbleweed, LLC acquired the rights to the Tumbleweed business from Predecessor. When the Reorganization takes effect, the interests of the current Class A, Class B, Class C and Common Members of Tumbleweed, LLC will be converted into a total of 5,145,000 shares of Common Stock, of which 1,503,009 shares will be distributed to Class A Members, 297,235 shares to Class B Members, 514,500 shares to the Class C Member and 2,830,256 shares to Common Members. The interests of the Class B Members, which were issued in connection with the initial organization of Tumbleweed, LLC in September 1994, are convertible into 297,235 shares of Common Stock to be issued in the Reorganization only if the Class B Members make additional capital contributions totaling $747,500 no later than the time the Reorganization takes effect. The Class B Members have indicated that they intend to deposit the capital contributions into escrow, subject to the effectiveness of the Reorganization. Class B interests are owned by nine record members, and beneficial owners of those interests include Minx M. Auerbach and David M. Roth, who are directors of the Company. In connection with the Reorganization, Tumbleweed, LLC expects to distribute approximately $440,000 to its members, which amount equals the estimated income taxes payable on Tumbleweed, LLC's earnings, plus interest owed by Class A members on bank indebtedness constituting redeemable members' equity, through the date the Reorganization takes effect. The Company also expects to establish a deferred tax liability of approximately $444,000 in connection with the Company's conversion from a limited liability company to a C corporation in the Reorganization.

                                     RISK FACTORS

     IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY. THIS DISCUSSION ALSO IDENTIFIES IMPORTANT CAUTIONARY FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN FORWARD-LOOKING STATEMENTS OF THE COMPANY MADE BY, OR ON BEHALF OF, THE COMPANY. IN PARTICULAR, THE COMPANY'S FORWARD-LOOKING STATEMENTS, INCLUDING THOSE REGARDING THE OPENING OF ADDITIONAL RESTAURANTS, THE ADEQUACY OF THE COMPANY'S CAPITAL RESOURCES, THE SUPPLY AND COST OF PRODUCE AND BEEF AND OTHER STATEMENTS REGARDING TRENDS RELATING TO VARIOUS REVENUE AND EXPENSE ITEMS, COULD BE AFFECTED BY A NUMBER OF RISKS AND UNCERTAINTIES INCLUDING THOSE DESCRIBED BELOW. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - PRELIMINARY NOTE REGARDING FORWARD-LOOKING STATEMENTS."

     EXPANSION RISKS; NEED FOR ADDITIONAL FINANCING. Since 1995, the Company has grown while developing the operational systems, internal controls, and management personnel that management believed was necessary to support its plans for continued expansion. The Company and its franchisees currently expect to open an additional five Company-owned and five franchised and licensed restaurants by the end of 1998, including two restaurants outside the United States. In the course of expanding its business, the Company will enter new geographic regions in which it has had no previous operating experience. There can be no assurance that the Tumbleweed concept will be viable in new geographic regions or particular local markets. In addition, when feasible, the Company intends to open multiple restaurants in a target market to achieve operating and advertising efficiencies. Although such "clustering" of restaurants in a market may adversely affect same store sales in the short term, management believes clustering can enhance long-term performance.

     The continued growth of the Company's business will depend upon its ability to open and operate additional restaurants profitably, which in turn will depend upon several factors, many of which are beyond the control of the Company.
These factors include, among other things, the selection and availability of suitable locations, negotiation of acceptable lease, purchase and/or financing terms, the timely construction of restaurants, the securing of required governmental permits and approvals, the employment and training of qualified personnel, and general economic and business conditions. The Company's ability to expand into new geographic regions is also dependent upon the Company's ability to expand its existing commissary facilities or open and successfully operate additional commissaries, as may be necessary to support additional restaurants. Although the Company has been developing its organizational capabilities and management team to support increased growth, its expansion strategy could require further enhancement of operational and financial systems and additional managerial and financial resources. Failure to enhance these systems and add these resources in a logical and timely fashion could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the Company will be successful in achieving its growth plans or managing its expanding operations effectively, nor can there by any assurance that new restaurants opened by the Company will be operated profitably.

     USE OF PROCEEDS. The Company plans to use the net proceeds of the offering first to repay approximately $7 million of bank indebtedness, which is an obligation of its Class A Members as of the date of this Prospectus and is accounted for as redeemable members' equity. The redeemable members' equity was contributed to fund a portion of the initial capitalization of the Company and was used to purchase the Tumbleweed business and assets and fund initial working capital needs. The Company expects to use any remaining net proceeds, which would total approximately $4,668,000 if all 1,200,000 shares of Common Stock are sold in this offering, first to repay the outstanding balance of the Company's line of credit, which totaled approximately $3,182,000 at June 30, 1998. Any remaining proceeds, together with cash from operations and borrowings, are expected to be used to finance the development of additional restaurants and for general corporate purposes. The Company may also use a portion of the net proceeds to expand its commissary operations to support additional growth and to buy out certain restaurant leases, should management conclude that such a buy-out would be an appropriate use of the Company's financial resources. To the extent the Company sells fewer than 1,200,000 shares in the offering, fewer net proceeds will be available to fund these intended uses.
The Company's management will have broad discretion to determine how the offering proceeds will be used. See "Use of Proceeds," "The Company--Properties" and "Certain Transactions."


     BEST EFFORTS OFFERING; MINIMUM NUMBER OF SHARES TO BE SOLD. The Company is offering its Common Stock on a "best efforts" basis. There can be no assurance that all of the 1,200,000 shares of Common Stock offered hereby will be sold and that the estimated net proceeds generated from such a sale of all such Common Stock will actually be received by the Company. If the Company is unable to sell at least 700,000 shares of the Common Stock offered hereby, the Company will cancel this offering and return all monies collected from subscribers and held in escrow. Furthermore, if all of the 1,200,000 shares of Common Stock offered hereby are not sold, then the Company will be unable to fund all the intended uses described herein for the net proceeds anticipated from this offering without obtaining funds from alternative sources or using working capital generated by the Company. Alternative sources of funds may not be available to the Company at a reasonable cost, and the working capital generated by the Company may not be sufficient to fund any uses not financed by offering proceeds. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Plan of Distribution."

     LIMITED RESTAURANT BASE. The Company currently operates 22 Tumbleweed restaurants, seven of which have been open for less than one year.
Consequently, the sales and earnings achieved to date by these Tumbleweed restaurants may not be indicative of future operating results. Same store sales of the Company increased 6.4% in 1996 versus 1995, 5.2% in 1997 versus 1996 and 0.4% in the first six months of 1998 versus the same period in 1997. Moreover, because of the small number of restaurants currently operated by the Company, poor operating results at a small number of restaurants could negatively affect the profitability of the entire Company. An unsuccessful new restaurant or unexpected difficulties encountered during expansion could have a greater adverse effect on the Company's results of operations than would be the case in a restaurant company with more restaurants. In addition, the Company leases 12 of its restaurants. Each lease agreement provides that the lessor may terminate the lease for a number of reasons, including if the Company defaults in payment of any rent or taxes or breaches any covenants or agreements contained in the lease. Termination of any of the Company's leases pursuant to such terms could adversely affect the Company's results of operations.

     WORKING CAPITAL. The Company, on a pro forma basis as of June 30, 1998, has a working capital deficit of $161,437. The Company intends, if needed, to cover this deficit with its excess borrowing capacity under its existing lines of credit and cash flow from Company operations. There can be no assurance that borrowing capacity will be available or that cash flows from the Company operations will be adequate to fund the deficit.

     CHANGES IN FOOD AND OTHER COSTS; SUPPLY RISKS. The profitability of the Company is significantly dependent on its ability to anticipate and react to changes in food, labor, employee benefits and similar costs over which the Company has no control. Specifically, the Company is dependent on frequent deliveries of produce and fresh beef, pork, chicken and seafood. As a result, the Company is subject to the risk of possible shortages or interruptions in supply caused by adverse weather or other conditions which could adversely affect the availability, quality and cost of such items. While in the past management has been able to anticipate and react to changing costs through its purchasing practices or menu price adjustments without a material adverse effect on profitability, there can be no assurance that it will be able to do so in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     INDUSTRY RISKS. The restaurant business is affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns and the type, number and location of competing restaurants. In addition, factors such as inflation, increased food, labor, energy and employee benefit costs, fluctuating insurance rates, national, regional and local regulations, regional weather conditions, and the availability of experienced management and hourly employees also may adversely affect the restaurant industry in general and the Company's restaurants in particular.

     COMPETITION. The restaurant industry is intensely competitive with respect to price, service, location and food quality. The Company will compete with a variety of other casual full-service dine-in restaurants, fast food restaurants, take-out food service companies, delicatessens, cafeteria-style buffets, and other food service establishments. The number of value-oriented, casual dining restaurants has increased in the past few years, and competitors include national and regional chains, franchisees of other restaurant chains, and local owner-operated restaurants. Many competitors have been in existence longer, have a more established market presence, and substantially greater financial, marketing, and other resources than the Company. A significant change in pricing or other business strategies by one or more of the Company's competitors, including an increase in the number of restaurants in the Company's territories, could have a materially adverse impact on the Company's sales, earnings and growth.

     DEPENDENCE ON KEY PERSONNEL. The Company's success is dependent to a significant degree upon the service of John A. Butorac, Jr., President and Chief Executive Officer of the Company, and James M. Mulrooney, Executive Vice President and Chief Financial Officer of the Company. The Company has entered into employment agreements with both Mr. Butorac and Mr. Mulrooney for an initial term of five years. See "Management -- Employment Agreements." The Company maintains key man life insurance on the life of both Mr. Butorac and Mr. Mulrooney, each in the principal amount of $2 million. The loss of the service of either of these persons could have a materially adverse effect upon the Company's business, operating results and financial condition. See "Management
- Directors and Executive Officers."


     GOVERNMENT REGULATION. The restaurant business is subject to extensive national, state, and local laws and regulations relating to the development and operation of restaurants, including those regarding the sale of alcoholic beverages, building and zoning requirements, the preparation and sale of food and employer-employee relationships, such as minimum wage requirements, overtime, working and safety requirements, and citizenship requirements. In addition, the Company is subject to regulation by the Federal Trade Commission and must comply with certain state laws that govern the offer, sale, and termination of franchises, the refusal to renew franchises, and the scope of noncompetition provisions. The failure to obtain or retain food or beverage licenses or approvals to sell franchises, or an increase in the minimum wage rate, employee benefits costs (including costs associated with mandated health insurance coverage), or other costs associated with employees, could adversely affect the Company.

     CONTROL BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS. Assuming the sale of 700,000 and 1,200,000 shares of Common Stock in the offering, the shares of Common Stock owned beneficially by Messrs. Butorac and Mulrooney would represent approximately 38.1% and 35.1%, respectively, of the shares of Common Stock outstanding upon completion of this offering. The shares of Common Stock owned beneficially by directors and executive officers of the Company would represent approximately 57.5% and 52.8%, respectively, of the outstanding Common Stock, based on the same assumptions. See "Principal Stockholders." Accordingly, these persons will have substantial influence over the affairs of the Company, including the ability collectively to elect directors and approve other matters requiring stockholder approval.

     RELATED PARTY TRANSACTIONS. The Company has entered into transactions with entities in which members of its board of directors have significant interests, and may enter into similar transactions with such related parties in the future. Although all of the past transactions with related parties necessarily involve conflicts of interest, management of the Company believes that all of the transactions were entered into on terms comparable to those obtainable from unrelated third parties, based on a comparison of terms and conditions available from third parties. The Company's Board of Directors has adopted a policy that all future transactions between the Company and parties related to its officers, directors, principal shareholders and affiliates will be approved by the audit committee of the Board of Directors and generally must be on terms no less favorable to the Company than those obtainable from unrelated third parties. See "Certain Transactions."

     DILUTION. The purchasers of the Common Stock will experience immediate and dilution of between $7.31 and $7.92 in the net tangible book value of their shares. See "Dilution."

     RELATIONSHIP OF OFFERING PRICE TO MARKET PRICE. The initial public offering price of the Common Stock has been arbitrarily determined by the Company and may not be indicative of the market price for shares of Common Stock after this offering. In determining the offering price, the Board of Directors considered, among other things, the Company's earnings, their view of the Company's prospects, the earnings of comparable publicly traded casual dining restaurant companies, and the trading price of the stock of those companies. SEE "Plan of Distribution - Determination of Offering Price." Since the Company has not retained an underwriter for purposes of this offering, the offering price has not been subject to evaluation by any third party as would be the case in an
underwritten offering.   Prices for the shares of Common Stock after this
offering will be determined in the market and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perception of the Company, the restaurant industry as a whole, and general economic and market conditions. There can be no assurance that an active trading market for the Common Stock will develop or be sustained after this Offering.

     POSSIBLE VOLATILITY OF STOCK PRICE. The trading price of the Common Stock could be subject to significant fluctuations in response to factors such as, among others, variations in the Company's anticipated or actual results of operations, and announcements of new products by the Company or its competitors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general, and small capitalization and emerging growth companies in particular, which are often unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of the Common Stock.

     NO PRIOR MARKET; VOLATILITY OF STOCK MARKET PRICING. Before this offering, there has been no public market for the Company's Common Stock. The price to the public has been arbitrarily determined by the Company and may not be indicative of the market price for the Common Stock after this offering. In determining the offering price, the Board of Directors considered, among other things, the Company's earnings, their view of the Company's prospects, the earnings of comparable publicly traded casual dining restaurant companies, and the trading price of the stock of those companies. See "Plan of Distribution--

Determination of Offering Price." The Company makes no representations as to any objectively determinable value of the Common Stock. There can be no assurance that an active trading market for the Common Stock will develop or be sustained after this offering. The market price of the Common Stock could be subject to significant fluctuations in response to variations in anticipated or actual operating results and other events or factors such as food and labor costs and weather conditions. In addition, the market prices of the stock of small capitalization companies have experienced significant price fluctuations in recent years. These fluctuations often have been unrelated to the operating performance of the specific companies whose stocks are traded. Broad market fluctuations, as well as general economic conditions, in the United States or internationally, may adversely affect the market price of the Company's Common Stock. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. See "Plan of Distribution" and "Management's Discussion and Analysis of Results of Operations and Financial Condition."

     EFFECTS OF FAILURE TO OBTAIN OR MAINTAIN LISTING ON THE NASDAQ NATIONAL MARKET. As of the date of this Prospectus, the Company's Common Stock does not qualify for listing on either the Nasdaq National Market or the Nasdaq SmallCap Market. The Company earned pre-tax income of more than $1 million in 1997, and its ability to meet the remaining requirements necessary to qualify the Common Stock for listing on the Nasdaq National Market will depend on the outcome of this offering. The requirements for listing on the Nasdaq National Market include, among other things, that (i) generally, the Company must have pre-tax income of at least $1 million, (ii) at least 1.1 million shares of Common Stock must be in the public market float and must have a value of at least $8 million,
(iii) the bid price must be at least $5 per share, (iv) the Company must have tangible net assets of at least $6 million, (v) generally, Common Stock must be held by at least 400 shareholders who hold 100 shares or more, and (vi) there must be at least three authorized Nasdaq market makers for the Common Stock. Continued inclusion on the Nasdaq National Market requires, among other things, that (i) at least 750,000 shares of Common Stock must be in the public market float and must have a value of at least $5 million, (ii) the Company must maintain tangible net assets of at least $4 million, (iii) generally, the Common Stock must be held by at least 400 shareholders who hold 100 or more shares,
(iv) the minimum bid price of the Common Stock must be $1 per share, and (v) there must be at least two authorized Nasdaq market makers for the Common Stock.

     The requirements for listing on the Nasdaq SmallCap Market are less stringent than the requirements for listing on the Nasdaq National Market. The Nasdaq SmallCap Market listing requirements include, among other things, that
(i) the Company have net tangible assets of at least $4 million or net income of $750,000, (ii) at least 1 million shares of Common Stock must be in the public market float and must have a value of at least $5 million, (iii) the bid price must be at least $4 per share, (iv) the Common Stock must be held by at least 300 shareholders holding 100 shares or more, and (v) there must be at least three authorized Nasdaq market makers for the Common Stock. Continued inclusion on the Nasdaq SmallCap Market requires, among other things, that (i) the Company must maintain net tangible assets of at least $2 million or net income of $500,000, (ii) at least 500,000 shares of the Company's Common Stock must be in the public float and must have a value of at least $1 million, (iii) generally, the bid price must be at least $1 per share, (iv) the Common Stock must be held by at least 300 shareholders holding 100 shares or more, and (v) there must be at least two authorized Nasdaq market makers for the Common Stock.

     There can be no assurance that the Company will be able to satisfy all of the requirements to obtain a listing of the Common Stock on the Nasdaq National Market or the Nasdaq SmallCap Market, or once the Common Stock is listed on the Nasdaq National Market or the Nasdaq SmallCap Market that the Company will be able to maintain such a listing. If the Company is unable to maintain the listing of the Common Stock on the Nasdaq National Market or the Nasdaq SmallCap Market, the Common Stock may not trade on any exchange and trading, if any, may be conducted in the over-the-counter markets on the National Association of Securities Dealers, Inc.'s electronic bulletin board or on the "pink sheets." In such an event, the liquidity of the Common Stock could be impaired, not only in the number of shares of Common Stock which could be bought and sold, but also through possible delays in the timing of the transactions, inability to sell shares of Common Stock in some states, reductions in security analysts' and the news media's coverage, if any, of the Company, and lower prices for the Common Stock than might otherwise prevail. See "Plan of Distribution."

     SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of this offering, there is expected to be a minimum of 5,845,000 shares and a maximum of 6,345,000 shares of Common Stock outstanding, depending upon the number of shares of Common Stock sold in this offering. The Company also intends to grant options to purchase approximately 400,000 shares of Common Stock to employees and nonemployee directors, effective upon the completion of this offering. All of the outstanding shares will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144"), may generally be sold only in compliance with the limitations of Rule 144. The current members of Tumbleweed, LLC, who will receive a total of 5,145,000 shares of Common Stock upon consummation of the Reorganization simultaneously with the Initial Closing, have agreed to contractual restrictions on the resale of 4,373,250 or 85% of their shares during the nine-month period following the initial closing of the offering. The possibility that substantial amounts of Common Stock may be sold in the public market would likely have a material adverse effect on the prevailing market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Shares Eligible for Future Sale" and "Selling Stockholders."

     PREFERRED STOCK. The Board of Directors has the authority to issue the authorized shares of Preferred Stock in one or more series and to fix the designations, powers, privileges and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations and restrictions, including, without limitation, the number of shares constituting each such series, dividend rates, redemption and sinking fund provisions, liquidation and preferences, conversion rights, and voting rights, without any further vote or action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of Preferred Stock also could have the effect of delaying, deterring or preventing a change in control of the Company without further action by the stockholders. See "Description of Securities."

                                   USE OF PROCEEDS

     The net proceeds to the Company from the sale of 1,200,000 and 700,000 shares of Common Stock offered by the Company at an initial public offering price of $10.00 per share are estimated to be $11,747,500 and $6,827,500, respectively, after deducting the estimated offering expenses payable by the Company and payment of estimated commissions to Agents and including the additional capital contribution of $747,500 by the Class B Members.

     The Company plans to use the offering proceeds first to repay approximately $7 million of bank indebtedness, which is an obligation of its Class A Members as of the date of this Prospectus and is accounted for as redeemable members' equity. The redeemable members' equity was contributed to fund a portion of the initial capitalization of the Company and was used to purchase the Tumbleweed business and assets in January 1995. The indebtedness bears interest at an annual rate equal to 0.25% above the lender's "index rate." The current interest rate is 8.75% per year, and the indebtedness matures on December 31, 1998, which the Company expects will be extended by several months. The Company expects to use the remaining net proceeds, estimated to be approximately $4,668,000 if 1,200,000 shares are sold to repay the outstanding balance of the Company's revolving credit balance, which totaled approximately $3,182,000 at June 30, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The remaining net proceeds are expected to be used, together with cash from operations and borrowings, to finance the development of additional restaurants and for working capital and general corporate purposes. The Company may also use a portion of the net proceeds to expand its commissary operations to support additional growth and to buy out certain restaurant leases, should management conclude that such a buy-out would be a cost-effective use of the Company's financial resources. See "Certain Transactions -- Leases With Affiliates." Pending such uses, the proceeds will be invested in short-term, investment-grade, interest-bearing securities.

     The Common Stock offered hereby is being sold on a "best efforts" basis. Therefore, there can be no assurance that the Company will receive the estimated $11,747,500 in net proceeds anticipated from this offering. If more than 700,000 but fewer than 1,200,000 shares of Common Stock offered hereby are sold, the Company will be unable to fund all the intended uses described herein from the net proceeds anticipated from this offering without obtaining funds from alternative sources or by using working capital generated by the Company. Alternative sources of funds may not be available to the Company at a cost management believes is reasonable, and the amount of working capital generated internally by the Company may not be sufficient to finance any intended uses not funded by offering proceeds. To the extent that the Company receives less than the $11,747,500 in net proceeds after the payment of all expenses related to the offering hereby, the Company will first use any net proceeds to repay the bank indebtedness currently recorded as redeemable members' equity of its Class A Members. The remaining portion of the net offering proceeds, if any, will be used for such of the other purposes described above as the Company's management, in its discretion, deems appropriate.

     The following table sets forth the Company's anticipated use of the net offering proceeds, assuming the sale of 700,000 and 1,200,000 shares of Common Stock, respectively.


                                           Minimum            Maximum
                                           700,000            1,200,000
                                           Shares Sold        Shares Sold
                                           -----------        -----------
 Sources of Funds:

   Offering proceeds                         $7,000,000       $12,000,000
   Offering expenses                           (800,000)         (800,000)

   Commissions (1)                             (120,000)         (200,000)
                                             ----------       -----------

        Net offering proceeds                 6,080,000        11,000,000

   Class B capital contribution                 747,500           747,500
   Revolving credit facility                    252,000           -----
                                             ----------       -----------

 TOTAL FUNDS                                 $7,079,500       $11,747,500



 Uses of Funds:
   Redemption of redeemable members'
    equity                                   $7,079,500       $ 7,079,500

   Repay revolving credit facility               ---            3,182,000

   Working capital                               ---            1,486,000
                                             ----------       -----------

   TOTAL USES                                $7,079,500       $11,747,500


--------------------

(1) Assumes 8% commission is paid on the sale of 20% of the Shares sold in the offering.

                                   DIVIDEND POLICY

     The Company does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain any future earnings to finance the development of additional restaurants and the growth of its business generally. The Company is also prohibited from paying dividends under the terms of its credit facility with National City Bank. The ability of the Company to pay dividends in the future will depend upon earnings levels, capital needs, applicable covenants in the Company's loan agreements, general business conditions, and other factors deemed relevant from time to time by the Company's Board of Directors.

     Before this offering, Tumbleweed, LLC has made periodic distributions to its members in accordance with their respective ownership interests in Tumbleweed, LLC under its operating agreement in amounts sufficient to pay income taxes payable on earnings of Tumbleweed, LLC and interest payable by Class A members on bank debt constituting redeemable members' equity. In 1997, Tumbleweed, LLC distributed approximately $576,000 to its members. During the first six months of 1998, Tumbleweed, LLC distributed approximately $606,500 to its members.
Tumbleweed, LLC expects to distribute approximately $440,000 to its members for taxes and interest payable through the date the Reorganization takes effect. All distributions to members have been and will be funded by cash provided from operations.

                                       DILUTION

     The net tangible book value of the Company at June 30, 1998, was $6,060,000 or $1.18 per share of Common Stock, on a pro forma basis as if the Reorganization had occurred on that date, including payment of capital contributions totaling $747,500 by certain Class B Members as of the time the Reorganization becomes effective. Net tangible book value per share is equal to the Company's total tangible assets (total assets less intangible assets) less total liabilities and redeemable members' equity, divided by the number of shares of Common Stock outstanding.

     After giving effect to the sale by the Company of the minimum of 700,000 shares offered hereby at an assumed initial offering price of $10.00 per share, and after deducting the estimated offering expenses payable by the Company, the net tangible book value of the Company at June 30, 1998 would have been $12,140,000, or $2.08 per share of Common Stock. This represents an immediate increase in net tangible book value of $0.90 per share to the existing stockholders, and an immediate dilution of $7.92 per share to new investors. The following table illustrates this dilution:


MINIMUM OF 700,000 SHARES SOLD:




 Public offering price per share...............................          $10.00

      Net tangible book value per share before the offering....  $1.18
      Increase per share attributable to new investors.........   0.90
                                                                 -----
 Net tangible book value per share after the offering..........            2.08
                                                                          -----
 Dilution per share............................................           $7.92
                                                                          -----
                                                                          -----

     After giving effect to the sale by the Company of all of the 1,200,000 shares offered hereby at an assumed initial offering price of $10.00 per share, and after deducting the estimated offering expenses payable by the Company, the net tangible book value of the Company at June 30, 1998 would have been $17,060,000, or $2.69 per share of Common Stock. This represents an immediate increase in net tangible book value of $1.51 per share to the existing stockholders, and an immediate dilution of $7.31 per share to new investors. The following table illustrates this dilution:

MAXIMUM OF 1,200,000 SHARES SOLD:



 Public offering price per share..............................            $10.00
      Net tangible book value per share before the offering...  $1.18
      Increase per share attributable to new investors........   1.51
                                                                -----
 Net tangible book value per share after the offering.........              2.69
                                                                          ------

                                     -21-


 Dilution per share...........................................             $7.31
                                                                          ------

     The following table summarizes, on a pro forma basis as of June 30, 1998, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price per share paid by existing stockholders and to be paid by investors in this offering based on an assumed initial offering price of $10.00 per share and before offering expenses payable by the Company. The first table reflects the sale by the Company of the minimum of 700,000 shares of the 1,200,000 shares of Common Stock offered hereby and the second table reflects the sale by the Company of all of the 1,200,000 shares of Common Stock offered hereby.


MINIMUM OF 700,000 SHARES SOLD:

                                                 Shares Owned                         Total Consideration
                                           -------------------------             ----------------------------          Average
                                                                                                                        Price
                                           Number         Percentage             Amount            Percentage         Per Share
                                           ------         ----------             ------            ----------         ----------
 Current stockholders....................  5,145,000        88%                $7,790,000(1)          53%              $  1.51

 New investors...........................    700,000        12                  7,000,000             47               $ 10.00
                                           ---------       ---                -----------            ---               -------
      Total..............................  5,845,000       100%               $14,790,000            100%              $  2.53
                                           ---------       ---                -----------            ---               -------
                                           ---------       ---                -----------            ---               -------


MAXIMUM OF 1,200,000 SHARES SOLD:

                                                 Shares Owned                         Total Consideration
                                           -------------------------             ----------------------------          Average
                                                                                                                        Price
                                           Number         Percentage             Amount            Percentage         Per Share
                                           ------         ----------             ------            ----------         ----------
 Current stockholders...................   5,145,000        81%               $ 7,790,000(1)          39%              $  1.51

 New investors..........................   1,200,000        19                 12,000,000             61               $ 10.00
                                           ---------       ---                -----------            ---               -------
      Total.............................   6,345,000       100%               $19,790,000            100%              $  3.12
                                           ---------       ---                -----------            ---               -------
                                           ---------       ---                -----------            ---               -------

----------------------
(1) Represents the initial capital contributions by Class A, Class B, Class C and Common Members, plus the capital contribution of $747,500 by the Class B Members as of the time the Reorganization becomes effective.

                                    CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1998 (i) on a pro forma basis as if the Reorganization had occurred on that date, (ii) as adjusted to reflect the sale by the Company of a minimum of 700,000 and a maximum of 1,200,000 shares at an assumed initial offering price of $10.00 per share, and the application of the estimated net proceeds therefrom after deducting estimated commissions payable to agents of $120,000 and $200,000, respectively, and estimated offering expenses payable by the Company, and the capital contribution of $747,500 by certain Class B Members as of the time the Reorganization takes effect. See "History and Pending Reorganization," and "Use of Proceeds."

                                                                                               MARCH 31, 1998
                                                                                               --------------
                                                                                                      AS                 AS
                                                                                  PRO              ADJUSTED           ADJUSTED
                                                                   ACTUAL       FORMA(1)         (MINIMUM) (2)      (MAXIMUM)(3)
                                                                   ------       --------         -------------      ------------
                                                                                             (IN THOUSANDS)

 Long-term debt and capital lease obligations (including
     current maturities).........................................     $11,356      $11,356            $11,608            $11,356
 Redeemable members' equity......................................      24,669        7,080                  -                  -
 Members' equity.................................................           7            -                  -                  -
 Retained earnings (deficit).....................................      (8,951)           -                  -                  -
 Stockholders' equity:
   Preferred Stock, $0.01 par value, 5,000,000 shares
     authorized, no shares issued and outstanding................           -            -                  -                  -
   Common Stock, $0.01 par value, 30,000,000 shares
     authorized; 5,145,000 shares outstanding, pro forma;
     5,845,000 shares outstanding, as adjusted (minimum);and
     6,345,000 shares outstanding, as adjusted (maximum)(4)......           -           51                 58                 63
   Paid-in capital...............................................           -        8,150             14,971             19,886
                                                                      -------     --------           --------            -------
      Total stockholders' equity.................................           -        8,201             15,029             19,949
                                                                      -------     --------           --------            -------
 Total capitalization............................................     $27,081      $26,637            $26,637            $31,305
                                                                      -------     --------           --------            -------
                                                                      -------     --------           --------            -------

----------------------

(1) Gives effect to (i) the conversion of redeemable members' equity and members' equity to stockholders' equity, including the elimination of $12,743,000 of accretion in redeemable members' equity related to Class A Member put options, upon the conversion of the Company's members' interests into 5,145,000 shares of Common Stock, and (ii) establishment of a deferred tax liability of $444,000 in connection with the termination of Tumbleweed, LLC's limited liability company status.

(2) Reflects the net proceeds of the sale of 700,000 shares of Common Stock ($6,080,000), the capital contribution of $747,500 by certain Class B Members and borrowings of $252,000, all used to repay indebtedness currently recorded as redeemable members' equity. See "Use of Proceeds."


(3) Reflects the net proceeds of the sale of 1,200,000 shares of Common Stock ($11,000,000) and the capital contribution of $747,500 by certain Class B Members, used principally to repay indebtedness currently recorded as redeemable members' equity. See "Use of Proceeds."

(4) Excludes approximately 400,000 shares of Common Stock issuable to employees and nonemployee directors upon the exercise of stock options to be granted under the Company's stock incentive plan effective upon completion of this offering. See "Management -- Stock Incentive Plan" and " -- Directors Compensation."

                               SELECTED FINANCIAL DATA

     In the following table, the income statement and balance sheet data of: (i) the Predecessor for the years ended December 31, 1993 and 1994 have been derived from the financial statements of the Predecessor which were audited by Predecessor's independent auditors; (ii) Tumbleweed, LLC for the years ended December 31, 1995, 1996 and 1997 have been derived from the financial statements of Tumbleweed, LLC which have been audited by Ernst & Young LLP, independent auditors, whose report thereon is included elsewhere in this Prospectus; and
(iii) Tumbleweed, LLC for the six months ended June 30, 1997 and 1998, which are unaudited but in the opinion of management were prepared on the same basis as the audited financial statements included herein and reflect all adjustments (consisting of normal and recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the financial information set forth therein. The information set forth below should be read in conjunction with, and are qualified in their entirety by, the financial statements (and the notes thereto), and other financial information appearing elsewhere in this Prospectus and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations." The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.




                                                                           Years Ended December 31,
                                                  ------------------------------------------------------------------------
                                                      Predecessor                            Tumbleweed, LLC
                                                  --------------------           -----------------------------------------
                                                  1993            1994           1995            1996            1997
                                                  ----            ----           ----            ----            ----
STATEMENT OF INCOME DATA: (1)

  Revenues:

           Restaurant sales                  $ 12,381,146    $ 14,147,124    $ 17,254,058    $ 23,284,007    $ 27,891,128
           Commissary sales                     1,195,829       1,500,732       1,574,847       1,795,529       1,007,011
           Franchise fees and royalties           373,088         442,122         540,157         474,870         563,056
           Other revenues                          81,422         108,000         177,960         177,317         365,054
                                             ------------    ------------    ------------    ------------    ------------
                  Total revenues               14,031,485      16,197,978      19,547,022      25,731,723      29,826,249
  Operating expenses:
           Restaurant cost of sales             3,927,955       4,280,691       5,132,549       7,103,357       8,191,928
           Commissary cost of sales               939,950       1,297,045       1,424,077       1,649,502         887,793
           Operating expenses                   6,095,002       7,133,174       8,896,704      12,386,119      14,035,693


                                                  Six Months Ended June 30,
                                                  -------------------------
                                                   1997             1998
                                                   ----             ----
STATEMENT OF INCOME DATA: (1)

  Revenues:

           Restaurant sales                     $ 13,221,654    $ 18,547,631
           Commissary sales                          595,991         503,340
           Franchise fees and royalties              231,718         384,614
           Other revenues                            184,910         249,627
                                                ------------    ------------
                  Total revenues                  14,234,273      19,685,212
  Operating expenses:
           Restaurant cost of sales                3,900,847       5,385,530
           Commissary cost of sales                  531,989         430,119
           Operating expenses                      6,718,212       9,600,749

                                     -25-


           Selling, general and
            administrative                      1,391,500       1,682,395       1,962,036       2,250,827       3,051,740
           Depreciation and amortization          450,943         563,195       1,033,349       1,231,290         971,863
           Preopening amortization                225,569         175,405         149,138         405,502         544,723
                                             ------------    ------------    ------------    ------------    ------------
                  Total operating expenses     13,030,919      15,131,905      18,597,853      25,026,597      27,683,740
                                             ------------    ------------    ------------    ------------    ------------
                  Income from operations        1,000,566       1,066,073         949,169         705,126       2,142,509
  Interest expense, net                          (177,237)       (270,258)       (266,530)       (203,810)       (428,598)
                                             ------------    ------------    ------------    ------------    ------------
                  Net income                 $    823,329    $    795,815    $    682,639    $    501,316    $  1,713,911
                                             ------------    ------------    ------------    ------------    ------------
                                             ------------    ------------    ------------    ------------    ------------


           Selling, general and
            administrative                         1,354,081       1,993,873
           Depreciation and amortization             453,095         655,364
           Preopening amortization                   309,258         306,908
                                                ------------    ------------
                  Total operating expenses        13,267,482      18,372,543
                                                ------------    ------------
                  Income from operations             966,791       1,312,669
  Interest expense, net                             (217,272)       (379,229)
                                                ------------    ------------
                  Net income                    $    749,519    $    933,400
                                                ------------    ------------
                                                ------------    ------------

                                     -26-


  Historical net income                                                                                      $  1,713,911
  Pro forma income taxes(2)                                                                                      (617,008)
                                                                                                             ------------
  Pro forma net income                                                                                       $  1,096,903
                                                                                                             ------------
                                                                                                             ------------
  Pro forma net income per
     share - basic and diluted                                                                               $       0.21
 Weighted average shares
    outstanding(3)                                                                                              5,145,000

  Historical net income                         $    749,519    $    933,440
  Pro forma income taxes(2)                         (269,827)       (336,038)
                                                ------------    ------------
  Pro forma net income                          $    479,692    $    597,402
                                                ------------    ------------
                                                ------------    ------------
  Pro forma net income per
     share - basic and diluted                  $       0.09    $       0.12
 Weighted average shares
    outstanding(3)                                 5,145,000       5,145,000





                                                                      JUNE 30, 1998
                                                               -----------------------------
                                                                                 PRO FORMA               PRO FORMA
                                                                                AS ADJUSTED            AS ADJUSTED
                                                ACTUAL       PRO FORMA(4)       (MINIMUM)(5)           (MAXIMUM)(6)
                                                ------       ------------       ------------           ------------
                                                                                 (IN THOUSANDS)
 BALANCE SHEET DATA:

 Total assets...............................   $29,374          $29,374               $29,374              $34,042
                                               -------          -------               -------              -------
                                               -------          -------               -------              -------
 Long-term debt and capital lease
    obligations, including current
    maturities..............................    11,356           11,356                11,608               11,356
                                               -------          -------               -------              -------
                                               -------          -------               -------              -------
 Total liabilities..........................    13,649           14,093                14,345               14,093
                                               -------          -------               -------              -------
                                               -------          -------               -------              -------
 Redeemable members' equity.................    24,669            7,080                    --                   --

 Members' equity............................         7               --                    --                   --

 Retained earnings (deficit)................    (8,951)              --                    --                   --

 Pro forma stockholders' equity.............        --            8,201                15,029               19,949



--------------------

(1)  Historical data of the Company prior to the Reorganization.

(2) Prior to the Reorganization, the Company operated as a limited liability company and was not subject to corporate income taxes. Pro forma adjustment has been made to net income to give effect to federal and state income taxes as though the Company had been subject to corporate income taxes for the periods presented with an effective tax rate of 36%.

(3) Shares outstanding gives effect to the Reorganization as if it had occurred as of January 1, 1997. See "History and Pending Reorganization."

(4) Reflects the establishment of a deferred tax liability of $444,000 assuming the termination of Tumbleweed, LLC's limited liability company status on June 30, 1998 and the conversion of Tumbleweed, LLC's members' interests
     into 5,145,000 shares of Company Common Stock.   See "History and Pending
     Reorganization."

(5) Adjusted to reflect the capital contribution of $747,500 by certain Class B Members as of the effective time of the Reorganization, the net proceeds of the sale by the Company of 700,000 shares of Common Stock at an assumed initial public offering price of $10.00 per share, and the use of the net proceeds and the borrowing of $252,000 to repay indebtedness currently recorded as redeemable members' equity. See "Use of Proceeds" and "History and Pending Reorganization."

(6) Adjusted to reflect the capital contribution of $747,500 by certain Class B Members and the net proceeds of the sale by the Company of 1,200,000 shares of Common Stock at an assumed initial public offering price of $10.00 per share, and the use of the net proceeds to repay indebtedness currently recorded as redeemable members' equity and for other corporate purposes. See "Use of Proceeds" and "History and Pending Reorganization."

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PRELIMINARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations" below and in "Risk Factors," "Use of Proceeds" and "Business" includes forward-looking statements about the Company and its business. Factors that realistically could cause results to differ materially from those projected in the forward-looking statements are set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations" below and in "Risk Factors."

GENERAL

     Of the 37 Tumbleweed restaurants as of June 30, 1998, the Company currently owns and operates 22 restaurants in Kentucky, Indiana and Ohio, franchises 13 restaurants in Indiana, Illinois, Tennessee and Wisconsin, and licenses one restaurant in each of Germany and Saudi Arabia. The Company anticipates opening five additional Company-owned restaurants and three additional franchised restaurants in the United States, and two additional licensed restaurants outside of the United States by the end of 1998. The Company acquired the Tumbleweed business and other assets effective on January 1, 1995. See "History and Pending Reorganization."

     Immediately before the offering, Tumbleweed, LLC will convert from a limited liability company into a C corporation by merging with Tumbleweed, Inc., a Delaware corporation formed on December 17, 1997. See "History and Pending
Reorganization."   As a limited liability company, the Company has been treated as a partnership for income tax purposes and, accordingly, has incurred no federal or state income tax liability. The discussion of financial condition and results of operations included in the paragraphs that follow reflect a pro forma adjustment for federal and state income taxes that would have been recorded during these periods if the Company had been subject to corporate income taxes for the periods presented.

     The following section should be read in conjunction with "Summary Financial Data," "Summary Restaurant Data" and "Selected Financial Data" included elsewhere herein and the Company's financial statements and the related notes thereto included elsewhere in this Prospectus. See "Index to Financial Statements."

RESULTS OF OPERATIONS

     The following table sets forth the percentage relationship to total revenues of certain income statement data, except where noted, for the periods indicated.



                                                                                                    Six Months Ended
                                                           Year Ended December 31,                       June 30,
                                                     1995           1996           1997           1997           1998
                                                     ----           ----           ----           ----           ----
Revenues:
         Restaurant sales                           88.2%          90.5%          93.5%          92.9%          94.1%
         Commissary sales                            8.1            7.0            3.4            4.2            2.6
         Franchise fees and royalties                2.8            1.8            1.9            1.6            2.0
         Other revenues                              0.9            0.7            1.2            1.3            1.3
                                                   -----          -----          -----          -----          -----
                  Total revenues                   100.0          100.0          100.0          100.0          100.0

Operating expenses:
         Restaurant cost of sales(1)                29.7           30.5           29.4           29.5           29.0
         Commissary cost of sales(2)                90.4           91.9           88.2           89.3           85.5
         Operating expenses(1)                      51.6           53.2           50.3           50.8           51.8
         Selling, general and
                  administrative                    10.0            8.7           10.2            9.5           10.1
         Depreciation and amortization               5.3            4.8            3.3            3.2            3.3
         Preopening amortization                     0.8            1.6            1.8            2.2            1.6
                                                   -----          -----          -----          -----          -----
                  Total operating expenses          95.1           97.3           92.8           93.2           93.4
                                                   -----          -----          -----          -----          -----
                  Income from operations             4.9            2.7            7.2            6.8            6.6
Interest expense, net                               (1.4)          (0.8)          (1.4)          (1.5)          (1.9)
                                                   -----          -----          -----          -----          -----
                  Net income                         3.5%           1.9%           5.8%           5.3%           4.7%
                                                   -----          -----          -----          -----          -----
                                                   -----          -----          -----          -----          -----
Historical net income                                                              5.8%           5.3%           4.7%
Unaudited pro forma income taxes(3)                                               (2.1)          (1.9)          (1.7)
                                                   -----          -----          -----          -----          -----
         Unaudited pro forma net income                                            3.7%           3.4%           3.0%
                                                   -----          -----          -----          -----          -----
                                                   -----          -----          -----          -----          -----


-----------------
(1)  As percentage of restaurant sales.
(2)  As percentage of commissary sales.
(3) The unaudited pro forma income taxes reflect the effect of Reorganization on the historical net income assuming the Company was taxed as a C corporation for income tax purposes with an assumed combined federal and state effective tax rate of 36%.

COMPARISON OF THE SIX MONTH PERIODS ENDED JUNE 30, 1998 AND 1997

     Total revenues increased by $5,450,939 to $19,685,212 or 38.3% for the six months ended June 30, 1998 compared to $14,234,273 in the six months ended June 30, 1997. The increase in total revenues reflects the opening of seven additional Company-owned restaurants since June 30, 1997. Restaurant sales at Company-owned restaurants increased $5,325,977 to $18,547,631 or 40.3% for the six months ended June 30, 1998 compared to $13,221,654 for the same period in 1997. Company-owned same store sales increased by 0.4% for the six months ended June 30, 1998 compared to the same period in 1997.

     Commissary sales to franchised restaurants decreased by $92,651 to $503,340 or 15.5% for the six months ended June 30, 1998, compared to $595,991 for the six months ended June 30, 1997. This was primarily due to the decision to discontinue commissary sales of products not manufactured by the commissary.

     Franchise fees and royalties increased by $152,896 to $384,614 or 66.0% for the six months ended June 30, 1998, compared to $231,715 for the six months ended June 30, 1997. The increase was due primarily to $75,250 in franchise fees received upon the opening of two new franchised restaurants and additional royalties from five franchised restaurants opened since June 30, 1997.

     Other revenue increased by $64,717 to $249,627 or 35.0% for the six months ended June 30, 1998 compared to $184,910 for the six months ended June 30, 1997, primarily due to an increase in vendor rebates during the first six months of $116,275. The increase in vendor rebates was offset in part by $70,917 in losses on the Company's equity investment in TW-Tennessee, LLC.

     Cost of restaurant sales at Company-owned restaurants increased by $1,484,683 to $5,385,530 or 38.1% for the six months ended June 30, 1998, compared to $3,900,847 for the six months ended June 30, 1997. The increase was principally due to the opening of seven additional Company-owned restaurants and the increase in Company-owned same store sales. Cost of restaurant sales decreased as a percentage of restaurant sales by 0.5% to 29.0% for Company-owned restaurants for the six months ended June 30, 1998 compared to 29.5% for the same period in 1997. This decrease primarily resulted from improved operating efficiencies in the commissary and increased rebates, which effectively lowered costs at store level.

     Commissary cost of sales decreased $101,870 to $430,119 or 19.1% for the six months ended June 30, 1998 compared to $531,989 for the six months ended June 30, 1997. The decrease was primarily due to the decision to discontinue commissary sales of products not manufactured by the commissary.

     Operating expenses at Company-owned restaurants increased by $2,882,537 to $9,600,749 or 42.9% in the six months ended June 30, 1998 compared to $6,718,212 for the same period in 1997. The increase reflects the addition of seven Company-owned restaurants and the increase in Company-owned same store sales. Operating expenses increased as a percentage of restaurant sales to 51.8% for the six months ended June 30, 1998 compared to 50.8% for same period in 1997 primarily due to a 1.3% increase in freight and a 0.5% increase in store-level promotional costs. These costs were offset in part by a 0.8% decrease in labor costs.

     Selling, general and administrative expenses increased by $639,792 to $1,993,873 or 47.2% for the six months ended June 30, 1998 compared to $1,354,081 for the six months ended June 30, 1997. The increase was due in part to the addition of management and staff personnel in accounting, training, information systems and operations during the first quarter of 1998 to support the growing restaurant base. Because of the Company's expansion plans and the increase in restaurant sales expected to result therefrom, management expects selling, general and administrative expenses to continue to increase during 1998 in absolute dollars. For a discussion of factors affecting the Company's plans to open additional restaurants, see "Liquidity and Capital Resources."

     Preopening amortization decreased $2,350 to $306,908 or 0.8% for the six months ended June 30, 1998 compared to $309,258 for the six months ended June 30, 1997.

     Depreciation and amortization expense increased $202,269 to $655,364 or 44.6% in the six months ended June 30, 1998 compared to $453,095 for the six months ended June 30, 1997 due primarily to the addition of seven restaurants.

     Net interest expense increased $161,957 to $379,229 or 74.5% for the six months ended June 30, 1998 compared to $217,272 for the six months ended June 30, 1997. The increase primarily resulted from increased borrowing to fund growth in the number of restaurants in operation and the incremental costs associated with such growth.

     The pro forma adjustment provides for statutory federal and state tax rates then in effect as though the Company had been subject to corporate income taxes for the periods presented. The combined effective tax rate is 36% for the six months ended June 30, 1998 and 1997.

     As a result of the factors discussed above, pro forma net income in the six months ended June 30, 1998 increased $117,710 or 24.5% to $597,402 or 3.0% of revenues from $497,692 or 3.4% of revenues in the six months ended June 30, 1997. Pro forma net income per share increased $.03 or 33.3% in the first six months of 1998 to $.12 from $.09 in the first six months of 1997.


COMPARISON OF THE YEARS ENDED DECEMBER 31, 1997 AND 1996


     Total revenues increased by $4,094,526 to $29,826,249 or 15.9% in 1997 compared to $25,731,723 in 1996, primarily due to an increase in the number of Company-owned restaurants. Restaurant sales at Company-owned restaurants increased $4,607,121 to $27,891,128 or 19.8% in 1997 compared to $23,284,007 in
1996. This increase was largely the result of the opening of two Company-owned restaurants in 1997 and three Company-owned restaurants late in 1996. Company-owned same store sales increased 5.2% in 1997 compared to 1996.

     Commissary sales to franchised restaurants decreased by $788,518 to $1,007,011 or 43.9% in 1997 compared to $1,795,529 in 1996. The decrease was primarily due to the decision to discontinue selling products not manufactured by the commissary.

     Franchise fees and royalties increased $88,186 to $563,056 or 18.6% in 1997 compared to $474,870 in 1996. The increase was due to an approximate $70,000 increase in franchise fees for two additional franchised restaurants opened in 1997 and an additional $18,000 in royalties.

     Other revenues increased $187,737 to $365,054 or 105.9% in 1997 compared to $177,317 in 1996. In 1997, the Company received proceeds of $175,500 from business interruption insurance as a result of flooding at a Company-owned restaurant and an increase in rebate income from suppliers of approximately $80,000 in 1997. These increases were offset in part by the gain on the sale of the Company's food court operations of $71,300 in 1996.

     Cost of restaurant sales at Company-owned restaurants increased by $1,088,571 to $8,191,928 or 15.3% in 1997 compared to $7,103,357 in 1996. The increase reflects the opening of two additional Company-owned restaurants in 1997 and three Company-owned restaurants late in 1996 and an increase in Company-owned same store sales. Cost of restaurant sales decreased as a percentage of restaurant sales by 1.1% to 29.4% in 1997 compared to 30.5% in 1996. This decrease was due primarily to lower cheese, beef and produce prices.

     Commissary cost of sales decreased $761,709 to $887,793 or 46.2% in 1997 compared to $1,649,502 in 1996. The decrease reflects the decision to discontinue commissary sales of products not manufactured by the commissary.

     Operating expenses at Company-owned restaurants increased $1,649,574 to $14,035,693 or 13.3% in 1997 compared to $12,386,119 in 1996, principally due to the addition of Company-owned restaurants and an increase in Company-owned same store sales. Operating expenses decreased as a percentage of restaurant sales to 50.3% in 1997 compared to 53.2% in 1996, primarily the result of a 1.2% decrease in restaurant labor costs and a 1.5% decrease in restaurant-level promotional expenses.

     Selling, general and administrative expenses increased by $800,913 to $3,051,740 or 35.6% in 1997 compared to $2,250,827 in 1996. The increase reflects growth in the Company's management and staff personnel in accounting, operations, training and purchasing during 1997 to support the growing restaurant base. The percentage to revenue was 1.5% higher at 10.2% in 1997 compared to 8.7% in 1996. The increase was due to additional staffing required for new restaurant openings planned for the first quarter of 1998.

     Depreciation and amortization expense decreased $259,427 to $971,863 or 21.1% in 1997 compared to $1,231,290 in 1996. Amortization expense related to noncompetition agreements decreased by $500,000 in 1997, but was offset in part by increased depreciation resulting from additional Company-owned restaurants.

     Preopening amortization increased $139,221 to $544,723 or 34.3% in 1997 compared to $405,502 in 1996. Preopening expenses for more Company-owned restaurants were amortized in 1997 than in 1996.

     Net interest expense increased $224,788 to $428,598 or 110.3% in 1997 compared to $203,810 in 1996, primarily the result of growth in the number of restaurants in operation and the incremental costs associated with such growth.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1996 AND 1995

     Total revenues increased by $6,184,701 to $25,731,723 or 31.6% in 1996 compared to $19,547,022 in 1995, primarily due to the increased number of Company-owned restaurants. Restaurant sales at Company-owned restaurants increased $6,029,949 to $23,284,007 or 34.9% in 1996 compared to $17,254,058 in
1995. This increase was largely the result of the opening of five additional Company-owned restaurants. Company-owned same store sales increased 6.4% in 1996 compared to 1995.

     Commissary sales to franchised restaurants increased by $220,682 to $1,795,529 or 14.0% in 1996 compared to $1,574,847 in 1995, primarily due to the addition of two franchised restaurants for the full year of 1996.

     Franchise fees and royalties decreased $65,287 to $474,870 or 12.1% in 1996 compared to $540,157 in 1995. Franchise fees decreased by $105,000 in 1996, the result of opening three franchise restaurants in 1995 compared to none in 1996, offset in part by a $48,000 increase in royalties for 1996.

     Other revenues decreased $643 to $177,317 or 0.4% in 1996 compared to $177,960 in 1995. The gain on the sale of the food court operations in 1996 totaled $71,300, which offset the higher vendor rebates received in 1995.

     Cost of restaurant sales at Company-owned restaurants increased by $1,970,808 to $7,103,357 or 38.4% in 1996 compared to $5,132,549 in 1995. The increase reflects the opening of five additional Company-owned restaurants and an increase in Company-owned same store sales of 4.0%. Cost of restaurant sales increased as a percentage of restaurant sales by 0.8% to 30.5% in 1996 compared to 29.7% in 1995. A change in the American food sales mix (29.2% of food sales in 1996 versus 20.8% in 1995) resulted in an 0.8% increase in food cost. This increase in American food sales, with a higher food cost than Mexican food sales, occurred primarily in the Company's newer markets.

     Commissary cost of sales increased $225,425 to $1,649,502 or 15.8% in 1996 compared to $1,424,077 in 1995, reflecting the two additional franchised restaurants open for the full year in 1996.

     Operating expenses at Company-owned restaurants increased $3,489,415 to $12,386,119 or 39.2% in 1996 compared to $8,896,704 in 1995. The increase reflects the opening of five additional Company-owned restaurants in 1996 and an increase in Company-owned same store sales. Operating expenses increased as a percentage of restaurant sales to 53.2% in 1996 compared to 51.6% in 1995, primarily the result of 1.1% higher occupancy costs (land and building leases 1.0%; real estate 0.1%) and 0.4% higher freight costs. Land and building leases and real estate taxes are generally fixed and do not vary proportionately with sales. With the addition of three lower-volume restaurants in late 1995 and early 1996, the percentage of operating expenses to restaurant sales increased.

     Selling, general and administrative expenses increased by $288,791 to $2,250,827 or 14.7% in 1996 compared to $1,962,036 in 1995. The increase reflects the addition of management and staff personnel in operations, training and purchasing during 1996 to support the Company's growing restaurant base. Although these expenses increased significantly in absolute dollars over 1995, the percentage to revenue was 1.3% lower at 8.7% in 1996 compared to 10.0% in 1995.

     Depreciation and amortization expense increased $197,941 to $1,231,290 or 19.2% in 1996 compared to $1,033,349 in 1995, due to the addition of five restaurants in 1996.

     Preopening amortization increased $256,364 to $405,502 or 171.9% in 1996 compared to $149,138 in 1995. The preopening costs of five additional Company-owned restaurants were amortized in 1996.

     Net interest expense decreased $62,720 to $203,810 or 23.5% in 1996 compared to $266,530 in 1995. This was due in part to higher capitalized interest allocated to construction projects offset in part by additional expense incurred due to increased borrowings resulting from more restaurants in operation and the incremental cost associated with the increase.

IMPACT OF INFLATION

     The impact of inflation on the cost of food, labor, equipment, land and construction costs could affect the Company's operations. A majority of the Company's employees are paid hourly rates related to federal and state minimum wage laws. In addition, most of the Company's leases require the Company to pay taxes, insurance, maintenance, repairs and utility costs, and these costs are subject to inflationary pressures. Most of the leases also provide for increases in rent based on increases in the consumer price index when the leases are renewed. The Company may attempt to offset the effect of inflation through periodic menu price increases, economies of scale in purchasing and cost controls and efficiencies at existing restaurants. Management believes that inflation has had no significant impact on costs during the last two years, primarily because the largest single item of expense, food costs, has remained relatively stable during this period.

QUARTERLY FINANCIAL AND RESTAURANT OPERATING DATA

     The following is a summary of certain unaudited quarterly results of operations for each of the last two fiscal years and as of and for the six months ended June 30, 1998:



                                                 FIRST QUARTER      SECOND QUARTER    THIRD QUARTER    FOURTH QUARTER         TOTAL
                                                 -------------      --------------    -------------    --------------         -----
CALENDAR YEAR 1996

Restaurant sales                                    $5,157,484       $ 5,676,354       $6,206,517       $6,243,652       $23,284,007
Total revenues                                       5,674,062         6,243,360        6,905,255        6,909,046        25,731,723
Net income                                              62,312            35,564          106,970          296,470           501,316

Company-owned restaurants in
  operation at end of quarter                               12                12               13               15                15

CALENDAR YEAR 1997

Restaurant sales                                    $6,538,745       $ 6,682,908       $7,300,641       $7,368,834       $27,891,128
Total revenues                                       7,109,943         7,126,990        7,721,716        7,867,600        29,826,249
Income before taxes                                    229,522           519,997          532,005          432,387         1,713,911
Pro forma net income                                   146,894           332,798          340,483          276,728         1,096,903


                                     -35-


Company-owned restaurants in
  operation at end of quarter                               15                15               16               17                17

CALENDAR YEAR 1998

Restaurant sales                                    $8,409,122       $10,138,509                                         $18,547,631
Total revenues                                       8,907,877        10,777,335                                          19,685,212
Income before taxes                                    342,147           591,293                                             933,440
Pro forma net income                                   218,974           378,428                                             597,402

Company-owned restaurants in
  operation at end of six months                            21                22

IMPACT OF YEAR 2000

     The Company has scheduled the replacement of certain of its older computer systems with hardware and software that has been certified to be Year 2000 compliant. The Company has also completed an assessment of its other computer systems and will modify or replace portions of its software so that its computer systems will function properly with respect to dates in or after the year 2000. The total Year 2000 project cost is estimated at approximately $270,000, which includes $255,000 for the purchase of new hardware and software that will be capitalized and $30,000 that will be expensed as incurred. To date, the Company has not incurred any expense relating to the Year 2000 project.

     The project is estimated to be completed not later than June 1999, which is prior to any anticipated impact on its operating systems. The Company believes that as a result of the installation of new hardware, the modifications to existing software and conversions to new software, the Year 2000 issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, inability of its computer systems to function accurately could have a material impact on the operations of the Company.

     The costs of the project and the date on which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were based on numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

CHANGE IN ACCOUNTING PRINCIPLE

     In 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position, "REPORTING ON THE COSTS OF START-UP ACTIVITIES" (the "SOP"), which requires adoption no later than the beginning of 1999. The Company's initial application of the SOP will require the write-off of deferred preopening costs ($267,100 at January 1, 1998) as of the date of adoption, which will be reported, on a net of tax basis, as the cumulative effect of a change in accounting principle. The Company is evaluating whether it will adopt this new standard in 1998 or 1999. After adoption, the Company will be required to expense preopening costs as incurred.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's ability to expand the number of its restaurants will depend on a number of factors, including the selection and availability of quality restaurant sites, the negotiation of acceptable lease or purchase terms, the securing of required governmental permits and approvals, the adequate supervision of construction, the hiring, training and retaining of skilled management and other personnel, the availability of adequate financing and other factors, many of which are beyond the control of the Company. The hiring and retention of management and other personnel may be difficult given the low unemployment rates in the areas in which the Company intends to operate. There can be no assurance that the Company will be successful in opening the number of restaurants anticipated in a timely manner. Furthermore, there can be no assurance that the Company's new restaurants will generate sales revenue or profit margins consistent with those of the Company's existing restaurants, or that these new restaurants will be operated profitably.

     The Company's principal capital needs arise from the development of new restaurants, and to a lesser extent, maintenance and improvement of its existing facilities. Prior to this offering, the principal sources of capital to fund these expenditures were members' contributions, internally generated cash flow, bank borrowings and lease financing. The following table provides certain information regarding the Company's sources and uses of capital for the periods presented:



                                                               Years                                       Six Months
                                                         Ended December 31,                              Ended June 30,
                                            ---------------------------------------------          -----------------------------
                                              1995               1996             1997               1997               1998
                                              ----               ----             ----               ----               ----
 Net cash provided by operations            $1,408,259        $1,069,979       $3,034,342          $1,248,930         $1,329,243
 Purchase of business, net of cash
    acquired                                 9,963,544                 -                -                   -                  -

 Purchases of property and equipment         2,915,957         4,712,962        4,098,595           1,558,942          2,505,742

 Proceeds from sale of property and
    equipment                                1,526,000         1,635,815                -                   -                  -

 Net proceeds (distributions) of
    members' equity                         12,896,188           (45,715)        (525,002)           (275,000)          (551,445)
 Net borrowings (repayments) on long-
   term debt and capital lease                (869,829)          905,201        1,797,898             453,229          1,529,657
    obligations


     Since the acquisition of the Tumbleweed business, the Company's single largest use of funds has been for capital expenditures consisting of land, building and equipment associated with its restaurant expansion program. The substantial growth of the Company over the period has not required significant additional working capital. Sales are predominantly cash and the business does not require the maintenance of significant receivables or inventories. In addition, it is common within the restaurant industry to receive trade credit on the purchase of food, beverage and supplies, thereby reducing the need for incremental working capital to support sales increases.

     The Company both owns and leases its restaurant facilities. Management determines whether to acquire or lease a restaurant facility based on its evaluation of the financing alternatives available for a particular site. The following table summarizes the estimated development costs for each prototype Tumbleweed restaurant:


                         MAXI                 MIDI                 MINI
                         ----                 ----                 ----
Land acquisition     $  650,000           $  500,000           $  250,000
Construction            900,000              750,000              450,000
Equipment               300,000              275,000              200,000
Other                    50,000               40,000               25,000
                     ----------           ----------           ----------
         Subtotal     1,900,000            1,565,000              925,000
Preopening              140,000              140,000               84,000
                     ----------           ----------           ----------
         Total       $2,040,000           $1,705,000           $1,009,000
                     ----------           ----------           ----------
                     ----------           ----------           ----------

     Land acquisition costs, excluding site preparation, are the most variable development costs and average approximately $500,000. The cost of development for a new restaurant will not include land acquisition costs if the property is leased rather than purchased. The Company plans to open five Company-owned Tumbleweed restaurants during the remainder of 1998, depending on the availability of quality sites, the hiring and training of sufficiently skilled management and other personnel, and other factors.

     Capital expenditures and preopening costs for the remainder of 1998 are estimated to range from $7 million to $8 million for the development of five new restaurants. In addition, the Company plans to spend approximately $200,000 during the remainder of 1998 to renovate and replace equipment in existing restaurants.

     The Company will utilize mortgage, sale/leaseback and landlord financing, as well as equipment leasing and financing, for a portion of the development costs of restaurants opened during the remainder of 1998. The remaining costs will be financed though the net proceeds of this offering together with available cash reserves, cash provided from operations and borrowing capacity. Management believes such sources will be sufficient to fund the Company's expansion plans through 1998 even if only the minimum number of shares are sold. Should the Company's actual results of operations fall short of, or its rate of expansion significantly exceed its plans, or should its costs or capital expenditures exceed expectations, the Company may need to seek additional financing in the future. In negotiating such financing, there can be no assurance that the Company will be able to raise additional capital on terms satisfactory to the Company.


     The Company has a $5.0 million revolving credit facility with National City Bank (the "Credit Facility"). As of June 30, 1998, the Company had outstanding borrowings under the Credit Facility of approximately $3,182,000. The Credit Facility imposes restrictions on the Company with respect to the maintenance of certain financial ratios, the incurrence of indebtedness, the sale of assets, mergers, capital expenditures and the payment of dividends.

     In order to provide any additional funds necessary to pursue the Company's growth strategy, the Company may incur, from time to time, additional short and long-term bank indebtedness and may issue, in public or private transactions, its equity and debt securities, the availability and terms of which will depend upon market and other conditions. There can be no assurance that such additional financing will be available on terms acceptable to the Company.

                                        BUSINESS

GENERAL

     Tumbleweed-Registered Trademark- Southwest Mesquite Grill & Bar restaurants feature sophisticated Tex-Mex and mesquite grilled food served in a casual dining atmosphere evoking the American Southwest. Tumbleweed restaurants are open seven days a week for lunch and dinner and generally offer a full service bar.

     The Tumbleweed system currently consists of 37 full-service restaurants. The Company owns and operates 22 of the restaurants in Kentucky, Indiana and Ohio, and franchises an additional 13 restaurants in Indiana, Illinois, Tennessee and Wisconsin. The Company also licenses one restaurant in each of Germany and Saudi Arabia. The Company and its franchisees and licensee currently expect to open an additional five Company-owned, three franchised, and two licensed restaurants by the end of 1998. The Company-owned and franchised restaurants are planned for the United States, and the licensed restaurants are planned for two locations in Germany.

     The Company uses three different sized restaurant designs to better match the investment by the Company or a franchisee in a restaurant site to the site's revenue potential. The following table sets forth by restaurant size certain sales and other information for the 15 Company-owned Tumbleweed restaurants opened for all of 1997:

                                           Number            Average Sales
       Size             Seating           of Stores            per Store
       ----             -------           ---------          -------------
       Mini             128-194               4               $1,317,000

       Midi             210-244               3               $1,850,000

       Maxi             252-384               8               $2,062,000


     Same store sales of the Company increased 6.4% in 1996 versus 1995, 5.2% in 1997 versus 1996 and 0.4% in the first six months of 1998 versus the same period in 1997.


CONCEPT AND STRATEGY

     The Tumbleweed concept is designed to appeal to a broad range of customers by offering a variety of sophisticated Tex-Mex and mesquite grilled selections, emphasizing consistent, high quality food and drinks at moderate prices, and
providing efficient and friendly service in a casual dining setting.   The key
elements of the Tumbleweed concept include the following:

     ONE CONCEPT OFFERING TWO DISTINCTIVE MENUS. The Tumbleweed menu is intended to distinguish Tumbleweed from competing Mexican and casual dining concepts by offering both distinctively seasoned, spicier versions of burritos, enchiladas, tacos, salads, and other popular Tex-Mex dishes, as well as an assortment of grilled steaks, ribs, pork chops, chicken and seafood selections. Management believes this approach appeals to a broader segment of the population and encourages customers to visit the restaurants more often.

     MAINTAINING A FAVORABLE PRICE-TO-VALUE RELATIONSHIP. Tumbleweed's pricing strategy is intended to appeal to value-driven customers as well as traditional casual dining customers. Tumbleweed offers a wide selection of distinctive items at a broad range of price points while, in management's view, providing a level of food quality and service comparable or superior to that of other casual dining restaurants. For 1997 and the first six months of 1998, the average check at a full-service Tumbleweed restaurant, including beverages, was approximately $9.10. Management believes that this pricing approach, together with Tumbleweed's emphasis on variety and quality, creates a favorable price-to-value perception that can increase customer volume and generate more frequent repeat visits.

     CUSTOMER SATISFACTION. The Company is committed to providing prompt, friendly and attentive service and consistent food quality to its customers. Tumbleweed employs a quality control supervisor independent of its Operations division who evaluates the operations of the Company-owned and franchised restaurants on a regular basis to ensure that each restaurant is following the specified operations procedures. The Company also uses a "mystery shopper" program to compare actual performance of restaurants to Tumbleweed standards and solicits comment cards from customers to monitor and modify restaurant operations.

     MATCHING INVESTMENT TO SALES POTENTIAL. When developing a new Tumbleweed restaurant, the Company generally uses one of three prototype designs management believes is best suited to a particular site. The Company's Mini, Midi and Maxi prototype restaurants accommodate approximately 130, 225, and 265 guests, respectively. Each size restaurant offers full service casual dining and the same menu containing a wide assortment of Mexican and mesquite grilled selections. Management believes that the Tumbleweed prototype restaurants generally have a lower building cost per square foot than the prototype designs of other casual dining restaurant companies, and that the use of multiple prototypes permits the Company to more closely match the investment in a restaurant site with the site's estimated sales potential. These factors allow for more efficient utilization of financial resources by the Company and its franchisees.

     COMMITMENT TO ATTRACTING AND RETAINING QUALITY EMPLOYEES. By providing extensive training and attractive compensation, and by emphasizing clearly defined organizational values, the Company fosters a strong corporate culture and encourages a sense of personal commitment from its employees. The Company has a monthly cash bonus program based on attaining sales growth and related performance goals on a restaurant-by-restaurant basis for each restaurant's management team. Management believes Tumbleweed restaurant managers typically earn bonuses ranging from 20% to 30% of their base cash compensation.

     CENTRALIZED COMMISSARY. Use of a centralized commissary system enhances Tumbleweed's ability to maintain consistently high food quality, minimizes the kitchen space and equipment needed at each restaurant, reduces the need for highly skilled cooking personnel, and simplifies restaurant operations. Managers and kitchen staff at each restaurant focus on the final preparation of menu items to Tumbleweed standards. The Company operates its commissary principally to enhance food quality and operational efficiency of Company-owned and franchised restaurants and not as a separate material source of profits for the Company. Management believes this approach increases Tumbleweed's ability to offer its customers a consistently high level of food quality at a moderate price.

     ATMOSPHERE. Tumbleweed restaurants offer relaxed and comfortable surroundings where guests can enjoy a quality dining experience. Decorative features such as American Indian artifacts, cowboy memorabilia, wildlife replicas, rough-hewn timber and a creek stone fireplace evoke the feeling of the Great Southwest.

EXPANSION STRATEGY

     Since acquiring the Tumbleweed concept in 1995, the Company has added new Company-owned and franchised restaurants, while developing the infrastructure necessary to support a more aggressive growth strategy. This approach has given management an opportunity to validate the Tumbleweed concept, refine operating systems, design and develop prototype restaurant buildings of different sizes and build a team of experienced corporate managers needed to support future internal and franchise growth. The Company plans to add five Company-owned and five franchised and licensed restaurants by the end of 1998 and expects to use a portion of the proceeds of the offering as a source of funding for those new restaurants. Management also anticipates that a portion of the offering proceeds could be used to expand the Company's commissary operations to support the growth of the restaurant base.

     The following are key elements of the Company's expansion strategy:

   OPENING RESTAURANTS IN TARGET MARKETS. The Company targets mid-sized metropolitan markets, initially concentrating in the Midwest, Mid-Atlantic and Southeast regions, where income levels and the presence of shopping and entertainment centers, offices and/or colleges and universities indicate that a significant base of potential customers exists. Management considers the feasibility of opening multiple restaurants in a target market, which offers greater operating and advertising efficiency. As the Company adds additional restaurants in a target market, there may be short-term decreases in same store sales. However, management believes this clustering strategy can enhance long-term performance through economies of scale and shared advertising expenses. Management also views smaller markets with fewer competing casual dining restaurants as presenting growth opportunities for the Company. Management believes that its target markets are less competitive than major metropolitan markets in terms of both site acquisition costs and number of casual dining restaurant options.

     SELECTING AND DEVELOPING HIGH QUALITY RESTAURANT SITES. In selecting potential restaurant sites, management analyzes a variety of factors, including, but not limited to, local market demographics, site visibility, competition in the vicinity, and accessibility and proximity of significant generators of potential customers such as major retail centers, hotels, universities, and sports and entertainment facilities. The acquisition of sites may involve leases, purchases, and joint venture arrangements, and will require either the construction of new buildings or the conversion of existing buildings. The site selection process is conducted by Company management and other employees, as well as with the assistance of consultants when deemed advisable. The Company believes that its site selection strategy and procedures, together with its menu and pricing strategies, its commitment to quality food products and excellent service, and its advertising, marketing and promotional efforts, will enhance its ability to generate its anticipated customer volumes.

     USING PROTOTYPE RESTAURANT DESIGNS. Tumbleweed full service restaurants have historically proven successful in several different formats and sizes. It is anticipated that new units will be full service restaurants employing one of three basic prototype designs. Management believes using multiple prototype designs allows greater flexibility to match the investment by the Company or its franchisees with the revenue potential of a particular restaurant site. Each prototype generally contains a full-service bar and utilizes the distinctive "Old West" logo and motif that has characterized Tumbleweed restaurants for several years.

     The Company's prototype Maxi restaurant is intended for use primarily on sites that management believes have a customer base capable of generating annual sales of $2,500,000. The Maxi contains approximately 7,000 square feet and seats approximately 265. The prototype Midi restaurant contains approximately 5,400 square feet, seats approximately 225, and is intended for sites with a customer base capable of generating annual sales of $2,000,000.
The prototype Mini restaurant is suited for sites with a smaller customer base, such as in smaller markets or in "filler" locations that enhance market penetration in metropolitan areas. The Mini contains approximately 3,500 square feet, seats approximately 130, and is capable of generating annual sales of $1,250,000. Management anticipates that the Company's expansion strategy will continue to focus on developing sites best suited to use of the "Midi" and "Mini" prototypes.

     Management believes the Company's prototype designs can be adapted for developing Tumbleweed restaurants in existing structures. This capability may give the Company access to quality sites not otherwise available and may reduce the time or expense of development in certain circumstances.


     FRANCHISING. The Company expects that growth during the next several years will come from the further development of new and existing markets by both the Company and franchisees. In addition, the Company may acquire restaurants from its franchisees from time to time. The Company has been able to attract franchisees with significant experience in the restaurant industry due, in management's view, to the attractiveness of the Tumbleweed concept and the favorable potential return on investment resulting from a relatively low investment compared to some other casual dining concepts.
With the development of prototype restaurant designs and additions to the Company's management team since 1995, the Company has increased its efforts to identify and attract qualified individuals and organizations as Tumbleweed franchisees. See "Business--Franchising Program."


MENU

     After the proliferation of restaurant chains featuring fast food tacos and "Americanized" Mexican food, the Company believes that consumer tastes have evolved and that a growing market for a more sophisticated Mexican cuisine has developed. The Tumbleweed restaurant menu is designed to satisfy this growing consumer preference.


     The Tumbleweed menu features distinctively seasoned versions of popular Tex-Mex dishes and mesquite grilled selections. Customers receive complementary chips and salsa, and can choose from a selection of appetizers including such Tumbleweed specialties as chile con queso and white chili, as well as guacamole, nachos, quesadillas, buffalo chicken strips and stuffed potato skins. The Tex-Mex menu offers burritos, enchiladas, tacos, tamales, chimichangas and other items served both individually and in various combination dinners accompanied by Mexican rice and refried, baked or black beans. Customers may also choose from an assortment of fajitas, ribs, chicken, steak, pork chops, and seafood prepared over an open gas-fired mesquite grill and served with Texas Toast, salad, and a choice of baked potato, southwest or ranch fries, Mexican rice, and refried, baked or black
beans.   Mesquite grilled items are available as sandwiches as well as entrees. A variety of specialty stuffed potatoes and salads featuring refried beans, seasoned beef, shredded or fried strips of chicken, mesquite grilled chicken or seafood, and other traditional ingredients rounds out the menu. The Company periodically introduces new items that complement its present menu selections.


     Tumbleweed restaurants typically contain full-service bars offering a wide assortment of mixed drinks, wines, domestic and imported beers and featuring the Tumbleweed margarita. Margaritas are served in a variety of sizes from a Shot'arita, served in a shot glass for $.25 to a Tex'arita, a 45-ounce margarita sold for $7.95 and designed to be shared. Alcoholic beverages accounted for approximately 13.1% of net restaurant sales during 1997 and for approximately 12.5% of net restaurant sales during the three months ended March 31, 1998.



     Tumbleweed's menu pricing is designed to create a strong perception of value by consumers. Prices for Tex-Mex dishes range from $1.55 for a single corn-shell taco to $10.95 for the Tumbleweed sampler dinner. Mesquite grilled items range from $5.50 for a hamburger to $15.95 for an 18 oz. USDA-choice porterhouse steak dinner. Tumbleweed also offers several daily lunch specials for less than $5.00. Seasonal promotions are also used to increase business during otherwise traditionally slow periods. During 1997 and the first six months of 1998, the average check for full service restaurants, including beverages, was approximately $9.10. The average lunch check was approximately $7.75 and the average dinner check was approximately $9.90 during this period.


RESTAURANT OPERATIONS

     MANAGEMENT AND EMPLOYEES. Tumbleweed's organizational philosophy is based on seven core values and a commitment to Total Guest Satisfaction ("TGS"). The Company's training procedures are intended to instill in all managers and employees an appreciation of the core values and encourage a shared commitment to TGS.


     The Company employs area directors who are responsible for supervising the operations of Tumbleweed restaurants within their geographic region and the continuing development of each restaurant's managers and employees. Through regular visits to the restaurants, the area directors ensure that the Tumbleweed concept, strategies, core values and standards of quality are being observed in all aspects of restaurant operations. Area directors are chiefly responsible for the implementation of the TGS program.


     Each of the Company's restaurants has one general manager, one kitchen manager and from one to three assistant managers, based on restaurant volume. The general manager of each restaurant has primary responsibility for the day-to-day operations of the entire restaurant, including sales, physical plant, financial controls and training, and is responsible for maintaining the standards of quality and performance established by the Company. In selecting managers, the Company generally seeks persons who have significant prior experience in the restaurant industry as well as employees who have demonstrated managerial potential and a commitment to the Tumbleweed concept and philosophy. The Company seeks to attract and retain high caliber managers and hourly employees by providing them with competitive salaries, monthly bonuses and a casual, entertaining and challenging working environment.

     TRAINING AND DEVELOPMENT. The Company has developed a comprehensive training program for managers and hourly employees. Managers are required to complete an eight-week initial training course and regular training programs. The course emphasizes the Company's culture, commitment to TGS, operating procedures and standards, and internal controls.

     The general managers and the area directors are responsible for selecting and training hourly employees at each restaurant. The Company employs training coordinators to assist with training and development of employees. Before the opening of each new restaurant, one of the Company's training managers leads a team of experienced employees to train and educate the new employees. The training period for new employees includes two weeks of general training prior to opening and one week of on-the-job supervision at the new Tumbleweed restaurant. Ongoing employee training remains the responsibility of the general manager and training coordinator of each restaurant under the supervision of the area director.

     FOOD PREPARATION. The Company is committed to offering distinctive Tex-Mex and mesquite grilled foods to customers at reasonable prices through the use of a commissary-based system. Although some restaurant concepts use in-store food preparation as a marketing tool with some success, management believes that the use of a central commissary provides a significant strategic and competitive advantage to the Company by enhancing the Company's ability to maintain consistently high food quality, minimizing restaurant kitchen space and equipment, and reducing the number of skilled cooking positions. The system also enables restaurant managers and kitchen staff to focus on the final preparation of menu items to Tumbleweed standards.

     Whenever feasible, the cooked ingredients used in Tumbleweed menu selections, such as ground beef, chile con queso, and Mexican beans, are prepared in advance at the commissary according to procedures designed to extend shelf life without the addition of preservatives. The kitchen staff at each restaurant uses commissary-supplied and other fresh ingredients for the final preparation of individual orders. Management believes this system enhances the Company's ability to maintain rigorous operational and food preparation procedures and stringent product shelf life standards. The commissary operates according to stringent quality control standards and is subject to a daily inspection by a USDA inspector on the premises. The Company maintains a contingency plan under which centralized food preparation could be quickly resumed at another company's installation should the commissary be rendered inoperative by weather or other disaster.

     The commissary system operates principally to enhance food quality and operational efficiency of Tumbleweed restaurants and not as an independent profit center for the Company. The commissary charges an amount approximately equal to its cost for the items it supplies to Company-owned and franchised restaurants. The Company plans to limit the commissary's profit to 5% per year.

     ADVERTISING AND MARKETING. The Company uses radio, print, billboard, and direct mail advertising in its various markets, as well as television advertising in certain larger markets. The Company plans to spend 2.0% of its monthly sales to fund marketing activities. The Company also engages in a variety of other promotional activities, such as contributing goods, time and money to charitable, civic and cultural programs, in order to increase public awareness of the Company's restaurants. The cost associated with these promotional activities equals approximately 1.9% of sales.


     RESTAURANT REPORTING. The Company closely monitors sales, costs of food and beverages, and labor at each of its restaurants. Management analyzes daily and weekly restaurant operating results to identify trends at each location, and acts promptly to remedy negative trends where possible. The Company uses an accounting and management information system that operates at the restaurant level to ensure the maintenance of financial controls and operations. Administrative staff prepare daily reports of sales, labor and customer counts. Cost of sales and condensed profit and loss statements compiled bi-monthly by store-level personnel and monthly by the Company's accounting department are provided to management for analysis and comparison to past performance and budgets. The Company uses a specialized software system to measure theoretical food costs against actual costs. To improve its performance analysis capabilities, the Company is upgrading the system to measure theoretical labor cost against actual costs.

PROPERTIES


     The Company currently owns and operates 22 restaurants. The Company currently anticipates opening five additional Company-owned and five additional franchised and licensed restaurants by the end of 1998. The following table sets forth certain information with respect to Company-owned Tumbleweed restaurants now in operation or under construction.



                                                    APPROXIMATE     APPROXIMATE        OWNED
 OPENING                                              SEATING        RESTAURANT         or
  DATE           LOCATION                            CAPACITY*      SIZE (SQ.FT.)     Leased
--------         --------                           -----------     -------------     ------
 03/78           1900 Mellwood Avenue                   384           10,000           Owned
                 Louisville, Kentucky

 05/81           3985 Dutchmans Lane                    128           3,500            Owned
                 Louisville, Kentucky

 08/84           4255 Outer Loop                        240           6,800            Owned
                 Louisville, Kentucky

 07/86           5109 Dixie Highway                     318           9,800           Leased
                 Louisville, Kentucky

 04/90           105 Brighton Park                      156           4,500           Leased
                 Frankfort, Kentucky

 04/93           10000 Linn Station Road                316           8,500            Owned
                 Louisville, Kentucky

 07/93           7484 Turfway Road                      252           6,800            Owned
                 Saratoga Square
                 Florence, Kentucky

 01/95           9956 Escort Drive                      256           7,200           Leased
                 Mason, Ohio

 07/95           1780 Scottsville Road                  194           4,800           Leased
                 Bowling Green, Kentucky

 11/95           11305 Princeton Pike                   264           7,200           Leased
                 Springdale, Ohio

 02/96           4600 University Drive/                 254           7,500           Leased
                 University Shopping Center
                 Evansville, Indiana

 03/96           3625 Fishinger Boulevard               176           5,200            Owned
                 Columbus, Ohio

 09/96           2433 South Third Street                225           5,400            Owned
                 Terre Haute, Indiana


                                       - 47 -

                                                    APPROXIMATE     APPROXIMATE        OWNED
 OPENING                                              SEATING        RESTAURANT         or
  DATE           LOCATION                            CAPACITY*      SIZE (SQ.FT.)     Leased
--------         --------                           -----------     -------------     ------

 11/96           1555 West Main Street                  225           5,400           Leased
                 Hamilton, Ohio

 11/96           899 Hebron Road                        225           5,400           Leased
                 Heath, Ohio

 9/97            5257 Frederica Street                  225           5,400            Owned
                 Owensboro, Kentucky

 11/97           3602 Bardstown Road                    225           5,400           Leased
                 Louisville, Kentucky

 1/98            9701 Dixie Highway                     122           3,400           Leased
                 Louisville, Kentucky

 2/98            4147 Burbank Road                      144           3,700            Owned
                 Wooster, Ohio

 3/98            1707 North Dixie Avenue                225           5,400           Leased
                 Elizabethtown, Kentucky

 3/98            746 Monroe Street                      268           6,700            Owned
                 Zanesville, Ohio

 4/98            3780 W. Broad Street                   204           5,300           Leased
                 Columbus, Ohio

 **8/98          1150 North Bridge Street               225           5,400           Leased
                 Chillicothe, Ohio

 **9/98          6959 East Broad Street                 225           5,400           Leased
                 Columbus, Ohio

 **9/98          1865 West First Street                 268           6,700            Owned
                 Springfield, Ohio
__________________________

*    Includes seats in bar but not seasonal patio seating.
**   Anticipated date of opening.

     The following table summarizes the Company's estimated development costs for each prototype Tumbleweed restaurant:




                                            Maxi         Midi       Mini
                                            ----         ----       ----
Land acquisition                        $  650,000   $  500,000   $250,000
Building                                   900,000      750,000    450,000
Equipment                                  300,000      275,000    200,000
Other                                       50,000       40,000     25,000
                                        ----------   ----------   --------
         Total                          $1,900,000   $1,565,000   $925,000
                                        ----------   ----------   --------
                                        ----------   ----------   --------


     Land acquisition costs, excluding site preparation, are the most variable development costs and in the case of a particular property may be greater or
less than the estimates in the tables.   The cost of development for a new
restaurant will not include land acquisition costs if the property is leased rather than purchased. The Company plans to develop Tumbleweed restaurants on both purchased and leased properties that management believes have significant potential to generate revenue.

     In addition to the development costs set forth in the table above, the Company incurs preopening costs for each Company-owned restaurant estimated at $140,000 for the Maxi and Midi prototypes and $84,000 for the Mini prototype. Preopening costs consist of expenses for travel, lodging, salary, benefits and other costs associated with selecting and training the management staff and employees for a new restaurant. See "Business--Restaurant Operations--Training and Development" and Note 2 of Notes to Financial Statements. Preopening training is generally included in the services provided to franchisees and covered by the franchise fee.

     The Company's executive offices occupy approximately 7,000 square feet of space in three buildings owned by the Company in Louisville, Kentucky. The Company also leases 3,000 square feet of office space in a nearby commercial building. Management believes the Company's restaurant facilities and offices are adequately covered by insurance.

FRANCHISING PROGRAM


      The Company intends to pursue an active franchising program with current and new franchisees under strictly controlled guidelines. The Company offers franchisees both rights to develop individual restaurants as well as area development rights for the establishment of more than one new restaurant over a defined period of time and in a defined geographic area. The specific locations of the restaurants are subsequently designated by the Company and the franchisee in separate franchise agreements. Under the standard area development agreement currently in use, a franchisee is required to pay at the time the agreement is signed a non-refundable fee of $5,000 per potential restaurant in the defined geographic area, to be applied against the initial franchise fee payable for each restaurant. The Company's current area development agreement also provides for a franchise fee of $35,000 for each restaurant, due when the franchise agreement with respect to a restaurant is executed. Each franchise agreement generally provides for royalties of three to five percent of sales based upon restaurant sales, minimum marketing expenditures of 2.0% of gross sales, and a twenty-year term. All franchisees are required to operate their Tumbleweed restaurants in compliance with the Company's policies, standards and specifications, including matters such as menu items, ingredients, materials, supplies, services, fixtures, furnishings, decor and signs. Under its criteria for selecting new franchisees, Tumbleweed requires that potential franchisees have adequate capital, extensive experience in the restaurant industry, and access to locations suitable for development. Except for locations managed directly by the Company, the Company generally requires that a franchisee have a principal operator with at least a ten percent ownership interest who must devote full time to the supervision and conduct of the franchise.


INTERNATIONAL LICENSING AGREEMENT

     The Company has entered into a license agreement (the "International Agreement") with Tumbleweed International, LLC ("International"), a restaurant developer based in Brussels, Belgium, to develop Tumbleweed restaurants outside of the Western Hemisphere. International currently operates 19 restaurants in Europe, Asia and Africa. As of June 30, 1998, International was operating its restaurants in Erlanger, Germany and Jeddah, Saudi Arabia as Tumbleweed restaurants. International expects to open one restaurant in each of Frankfurt, Germany and Feurth, Germany as Tumbleweed restaurants by the end of 1998. It is anticipated that most of 17 other restaurants operated by International will be converted to Tumbleweed restaurants on the terms of the International Agreement. Certain directors of the Company hold interests in three corporations that own all of the membership interests of International. See "Certain Transactions -- Tumbleweed International LLC."


     The International Agreement grants to International the exclusive right and license to use the Tumbleweed system and service and trademarks outside the Western Hemisphere, including the right to grant sublicenses and franchises. In consideration for the grant of those rights, the Company will receive 15% of any initial license or territory fee plus 15% of the continuing royalty fees payable to International, provided that the initial license or territory fee payable to International will not be less than $25,000 per restaurant and the continuing royalty will not be less than 3% of gross receipts from the sale of licensed or franchised products. If the amount payable to the Company in any contract year is $300,000 or more, then the license fee percentage payable to the Company will be reduced by 2% per year for the next five years, subject to a minimum payment of $300,000 in fees to the Company per contract year. International is entitled to a credit against royalties payable to the Company equal to the actual cost of converting International's 17 existing restaurants to Tumbleweed restaurants, up to a maximum credit of $60,000 per restaurant, subject to certain exceptions.

     The International Agreement provides that International must construct and open or convert a minimum of four Tumbleweed restaurants per contract year, beginning with the contract year commencing August 29, 1998. If six months after the end of a contract year, International has opened fewer Tumbleweed restaurants than the cumulative number of restaurants required to be open by the end of that contract year, the Company will have the right to terminate the International Agreement, and International will have the right to preclude such termination by paying to the Company an amount approximating the balance of the fees to which the Company would have been entitled if the required number of restaurants had been open at the end of the contract year.
 Termination of the International Agreement would terminate International's sublicensing and franchise rights thereunder, but the International Agreement would continue in effect with respect to restaurants open or under construction or conversion by International or its franchisees at the time of termination.

     The International Agreement also contains certain provisions relating to quality control, restrictions on ownership of and participation in competing businesses by International and its principals. The

International Agreement grants the Company a right of first refusal if International proposes to sell or assign its rights under the Agreement, or to sell equity interests in International.

COMPETITION

     Casual dining in general, and value-oriented casual dining in particular, are currently among the fastest growing segments of the food service industry. Management believes that the Tumbleweed concept is well-established in its current markets and that the Company's organization can support expansion into markets with limited competition from other casual dining concepts and good potential for market development.

     The restaurant industry is intensely competitive with respect to price, service, location and food quality. The Company and its franchisees compete with a variety of other casual full-service restaurants, fast food and take-out restaurants, delicatessens, cafeteria-style buffets, and other food service establishments. The number of casual dining and grilled food restaurants has increased in the past few years, and competitors include national and regional chains, franchisees of other restaurant chains, and local owner-operated restaurants. Many competitors have been in existence longer, have a more established market presence, and substantially greater financial, marketing and other resources than the Company and its franchisees. A significant change in pricing or other business strategies by one or more of the Company's competitors, including an increase in the number of restaurants in the Company's territories, could have a materially adverse impact on the Company's sales, earnings and growth. The Company's market research indicates that customers perceive Tumbleweed's principal competitors as value-oriented casual dining restaurant chains such as Applebee's, O' Charley's, T.G.I. Friday's and Chili's.

     The Company and the restaurant industry are significantly affected by factors such as changes in local, regional or national economic conditions, demographic trends, traffic patterns, changes in consumer tastes, consumer concerns about the nutritional quality of food, and the type, number, and location of competing restaurants. Multi-unit food service chains such as the Company can also be substantially adversely affected by publicity resulting from food quality, illness, injury, or other health concerns or operating issues stemming from one store or a limited number of stores. Furthermore, factors such as inflation, increased food, labor, energy, and employee benefits costs, fluctuating insurance rates, national, regional and local regulations, regional weather conditions, and the unavailability of experienced management and hourly employees may also adversely affect the restaurant industry in general and the Company in particular. In addition, dependence on frequent deliveries of fresh produce also subjects food service businesses such as the Company to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could adversely affect the availability, quality and cost of ingredients.

EMPLOYEES

     As of June 30, 1998, the Company had approximately 2,100 employees, of whom 35 are executive and administrative personnel, 86 are restaurant management personnel, and the remainder are hourly restaurant and commissary personnel. Many of the Company's hourly restaurant employees work part-time. None of the Company's employees are covered by a collective bargaining agreement. The Company considers its employee relations to be good.


SERVICE MARKS AND TRADEMARKS

     The Company owns various service marks and trademarks that are registered on the Principal Register of the United States Patent and Trademark Office. The Company regards its service marks and trademarks as having significant value and being an important factor in the development of the Tumbleweed concept. The Company's policy is to pursue and maintain registration of its service marks and trademarks whenever possible and to oppose vigorously any infringement or dilution of its service marks and trademarks.

GOVERNMENT REGULATION

     The Company is subject to a variety of federal, state and local laws. Each of the Company's restaurants is subject to permitting, licensing and regulation by a number of government authorities, including alcoholic beverage control, health, safety, sanitation, building and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining or failure to obtain required licenses or approvals could delay or prevent the development of a new restaurant in a particular area.

     Approximately 12.1% of the Company's net restaurant sales were attributable to the sale of alcoholic beverages for the six months ended June 30, 1998. Alcoholic beverage control regulations require each of the Company's restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license or permit to sell alcoholic beverages on the premises. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of restaurant operations, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages.

     The failure of a restaurant to obtain or retain liquor or food service licences would have a material adverse effect on the restaurant's operations. To reduce this risk, each Company restaurant is operated in accordance with procedures intended to assure compliance with applicable codes and regulations. The Company will be required to make filings with certain liquor licensing authorities in connection with the Reorganization, which it expects to make promptly following the Reorganization.

     The Company is subject in certain states to "dram shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. The Company carries liquor liability coverage as part of its existing $1,000,000 comprehensive general liability insurance, as well as excess liability coverage of $5,000,000 per occurrence, with no deductible. The Company has never been named as a defendant in a lawsuit involving "dram shop" liability.

     The Company's restaurant operations are also subject to federal and state laws governing such matters as the minimum hourly wage, unemployment tax rates, sales tax and similar matters, over which the Company has no control. Significant numbers of the Company's service, food preparation and other personnel are paid at rates related to the federal minimum wage, and increases in the minimum wage could increase the Company's labor costs.

     The development and construction of additional restaurants are also subject to compliance with applicable zoning, land use and environmental laws and regulations.

LITIGATION

     The Company is not currently involved in any litigation nor, to management's knowledge, is any litigation threatened against the Company, except for routine litigation arising in the ordinary course of business. In the judgment of the executive officers of the Company, no material adverse effect on the Company's financial position or results of operations would result if any such litigation were not resolved in the Company's favor.

                                      MANAGEMENT

     The following table lists the executive officers, key employees, and directors of the Company.



 Name                        Age   Position
 ----                        ---   --------
 John A. Butorac, Jr......   50    President, Chief Executive Officer, and
                                   Director

 James M. Mulrooney.......   46    Executive Vice President, Chief Financial
                                   Officer, and Director

 John Brewer..............   45    Vice President of Operations

 Wayne P. Jones...........   55    Vice President of Marketing and
                                   Development

 Gary Snyder..............   43    Vice President - Company Operations

 Glennon F. Mattingly.....   46    Vice President - Controller

 Gregory A. Compton.......   37    Vice President, Secretary and General
                                   Counsel

 David M. Roth............   47    Director

 Minx Auerbach(1).........   75    Director

 Lewis Bass (2)...........   76    Director

 Roger Drury(1)(2)........   51    Director

 George Keller(1)(2)......   47    Director

 Terrance A. Smith........   52    Director

----------------------

(1)  Member of the Compensation Committee.
(2)  Member of the Audit Committee.

     John A. Butorac, Jr. is a founding member and has served as President, Chief Executive Officer, and one of the two Managers of Tumbleweed, LLC since it was formed in November 1994. From October 1991 to January 1995, Mr. Butorac served in various capacities with Tumbleweed Mexican Restaurants Group, including as Director of Operations and Director of Corporate Development. During his association with Tumbleweed, Mr. Butorac has been responsible for developing Tumbleweed's business and expansion plan and for implementing various operational systems needed to support growth. Since beginning his career in the restaurant industry in 1971, Mr. Butorac has served at various times as a senior operations executive, consultant, and restaurant owner and operator for such restaurants as KFC, Zapata/Zantigo Mexican Restaurants, Fuddrucker, Inc., Chi-Chi's, Inc., Rib Tavern, Inc. and Two Peso Mexican Cafes. Mr. Butorac has 27 years of restaurant management experience.

     James M. Mulrooney is a founding member and has served as Executive Vice President, Chief Financial Officer and one of the two Managers of Tumbleweed, LLC since it was formed in November 1994. From November 1988 to August 1994, Mr. Mulrooney was Senior Vice President of Finance, Vice President and Treasurer of NTS Corporation, a regional real estate development firm headquartered in Louisville, Kentucky. From May 1982 to June 1988, Mr. Mulrooney held various positions with Chi-Chi's, Inc., including four years as Vice President and Treasurer, where he was responsible for developing the company's accounting systems, public financings, and acquisitions. Before beginning his career in the restaurant industry in 1978, Mr. Mulrooney served for four years with the public accounting firm of Alexander Grant & Company. Mr. Mulrooney has 16 years of restaurant management experience.

     John Brewer has served as Vice President of Operations for Tumbleweed, LLC since April 1996. From 1993 to 1996, Mr. Brewer was the President and Chief Executive Officer of East Side Restaurants, LLC, which operates nine restaurants in Phoenix, Arizona. Mr. Brewer previously served for 15 years with Bob Evans Farms, Inc., where he served as Vice President and Regional Director of Restaurant Operations with responsibility for developing new markets and increasing sales and profit in existing markets in a six-state region, as well as in other capacities. Mr. Brewer has 22 years of restaurant management experience.

     Wayne P. Jones joined Tumbleweed, LLC as Vice President of Marketing and Development in August 1997 after concluding four years as Executive Director and Chief Executive Officer of the Pizza Hut Franchise Association, comprising 3,300 Pizza Hut restaurants. Mr. Jones began his career in the restaurant industry in 1969. At various times, he has served as President of Marcus Restaurants, Senior Vice President of Marketing and Development at Chi-Chi's, Inc., President of General Mills' Casa Gallardo Mexican Restaurant division, and Vice President of Marketing for Kentucky Fried Chicken. Mr. Jones has also held positions as Adjunct Professor of Marketing and Entrepreneurship at Indiana University-Southeast and the Barton School of Business at Wichita State University. Mr. Jones has 29 years of restaurant management experience.

     Gary Snyder joined Tumbleweed, LLC as Director of Training and Human Resources in June 1996 and was appointed Vice President of Company Operations in April 1998. Mr. Snyder previously served for 17 years with Bob Evans Farms, Inc. where he was responsible for restaurant operations and human resources.
Mr. Snyder has 19 years of restaurant management experience.

     Glennon F. Mattingly joined Tumbleweed, LLC as Controller in March 1995 and was named Vice President-Controller in April 1998. Before coming to Tumbleweed, Mr. Mattingly held various positions with Chi-Chi's, Inc. including six years as Director of Budgeting and Financial Analysis. Before beginning his career in the restaurant industry in 1984, Mr. Mattingly served with the public accounting firm Deloitte, Haskins and Sells for two years and taught accounting at Trinity High School in Louisville, Kentucky for seven years. Mr. Mattingly has 14 years of restaurant management experience.

     Gregory A. Compton joined Tumbleweed, LLC in June 1998 as Vice President, Secretary and General Counsel. From March 1992 to June 1998, Mr. Compton served as Senior Vice President, Secretary and General Counsel of NTS Corporation, a regional real estate development firm headquartered in

Louisville, Kentucky. Prior to his employment with NTS Corporation, Mr. Compton practiced as an attorney in the Real Estate and Corporate Finance department of Greenebaum, Doll & McDonald, a Louisville, Kentucky law firm, which represents a number of restaurant companies. Mr. Compton has represented and been a principal of a restaurant franchisee unrelated to the Company for the last four years.

     David M. Roth is a founding member of Tumbleweed, LLC and has served on its Board of Advisors since its inception in 1994. Mr. Roth is also an investor and member of the governing boards of two Tumbleweed franchisees and one Tumbleweed licensee--TW-Tennessee, LLC, TW-Indiana, LLC, an Tumbleweed International, LLC. In addition, Mr. Roth is a founding member or shareholder of several companies involved in other restaurant concepts, including (i) the company which created The Oldenberg Grill (which recently merged into the Oldenberg Brewing Company, a publicly held company of which Mr. Roth is a director), (ii) several companies which are Texas Roadhouse franchisees, (iii) two companies which are Dooley's Bagelcatessen franchisees, (iv) T.M. Riders, LLC, which owns and operates a Mexican and grilled food delivery concept as well as several Tumbleweed food court units, (v) a company which is a developer of Joe's "Older Than Dirt" restaurants, and (vi) two companies involved in the development and franchising of the Boston-based Pizzaria Regina concept or a casual dining Italian restaurant incorporating such pizza concept. Mr. Roth is currently a principal in the Louisville, Kentucky law firm of Roth Foley Bryant & Cooper, PLLC, the successor-in-interest to a law firm established by him in January 1993. From March 1992 to December 1993, Mr. Roth served as the General Counsel, Vice President and Secretary of Analytical Risk Management, Ltd., a company of which he was a founding partner, and its successor-in-interest, ARM Financial Group, Inc., a Louisville-based life insurance holding company which recently became listed on the New York Stock Exchange. From September 1979 to January 1993, Mr. Roth was engaged in the private practice of law with the firm of Greenebaum Doll & McDonald in Louisville, and prior to that time, from 1975 to 1979, Mr. Roth was an attorney with the Chief Counsel's Office of the Internal Revenue Service, Interpretative Division, in Washington, D.C.

     Minx Auerbach has served as a member of the Board of Advisors of Tumbleweed, LLC since January 1995. From 1975 to 1979, Ms. Auerbach was the Director of Consumer Affairs for the City of Louisville, Kentucky. From 1979 to 1984, she served the Executive Assistant to the County Judge Executive of Jefferson County, Kentucky. Ms. Auerbach has been a member of the Board of Trustees of the University of Louisville since 1991, serving as Chair from 1996 to 1997. She has also served as Chair and a member of the Louisville and Jefferson County Planning Commission and as Chair of the Louisville Science Center.

     Lewis Bass has served as a member of the Board of Advisors of Tumbleweed, LLC since January 1995. Mr. Bass is currently retired. From 1952 to 1980, Mr. Bass was President of Bass and Weisberg Realtors where his specialties were commercial real estate, property management and marketing. Prior to that, he was Marketing Director and partner for Associated Theatres from 1983 until 1987. Mr. Bass was an original stockholder of Humana Inc.

     Roger Drury has served as a member of the Board of Advisors of Tumbleweed, LLC since January 1995. Mr. Drury was Chief Financial Officer of Humana Inc. from 1992 until 1996 and Senior Vice President of Finance from 1988 to 1992. He joined Humana, Inc. in 1979 and became Vice President-Comptroller in 1983. Mr. Drury served as a certified public accountant with Coopers & Lybrand in New York and Louisville from 1971 until 1979. He currently serves on the boards of directors of Bellarmine College, Management Technology Services, The DentalCo, and PM Squared, Inc.

     George Keller was founder of Tumbleweed and has served on the Board of Advisors of Tumbleweed, LLC since 1995. From 1975 to January 1995, Mr. Keller served as Chief Executive Officer of Tumbleweed Mexican Food, Inc. and Tumbleweed Concepts, Inc. Mr. Keller currently serves as the Managing Member of First Blue Rock Grill LLC in New Albany, Indiana and serves on the Board of Stockyards Bank, Inc. Mr. Keller has 22 years of restaurant management experience.

     Terrance A. Smith was elected as a director of the Company in June 1998. Mr. Smith is currently the President of Tumbleweed International LLC. See "Business -- International Licensing Agreement." From 1988 to 1997, Mr. Smith was the President and CEO of Chi-Chi's International Operations, Inc. Mr. Smith currently serves on the Board of Boston Restaurant Associates, Inc., a publicly traded company which owns and operates Italian dinner houses and limited service pizzerias. Mr. Smith has 28 years of restaurant management experience.

CLASSIFICATION OF DIRECTORS

     Each director of the Company will serve until the first annual meeting of the Company's stockholders, which is expected to be held in 1998, or until his successor is elected and qualified. The Board of Directors is divided into three classes. Directors in each class must be as nearly equal as possible.
The term of the first class of directors expires at the 1999 annual meeting of stockholders, the term of the second class of directors expires in 2000 and the term of the third class of directors expires in 2001, provided that the directors in each class will hold office until their successors are duly elected and qualified. At each annual meeting of stockholders, one class of directors will be elected to a three-year term.

COMMITTEES OF THE BOARD

     The Audit Committee and Compensation Committee of the Board of Directors each consists of three directors, none of whom can be an officer or employee of the Company. The duties of the Audit Committee are to recommend to the whole Board of Directors the selection of independent auditors to audit annually the books and records of the Company, to review the activities and report of the independent auditors, and to report the results of such review to the whole Board of Directors. The Audit Committee also monitors the internal audit controls of the Company. The duties of the Compensation Committee are to review the performance of the executive officers of the Company and to recommend annual salary and bonus amounts for executive officers of the Company. In addition, the Compensation Committee reviews the Company's compensation policies and practices and benefit plans to ensure that they meet corporate objectives.

EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation earned for the last fiscal year by the Company's chief executive officer and its executive officers whose total salary and bonus exceeded $100,000 during 1997.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                    ANNUAL COMPENSATION            COMPENSATION

 NAME AND PRINCIPAL                                  OTHER ANNUAL      STOCK
 POSITION                 YEAR    SALARY    BONUS   COMPENSATION    OPTIONS#
 ------------------       ----    ------    -----   ------------    ---------
 John A. Butorac, Jr.     1997   $159,134  $41,116   $11,231(1)         0
 President and Chief
 Executive Officer

 James M. Mulrooney       1997    132,611   34,264    11,148(1)         0
 Executive Vice
 President and Chief
 Financial Officer

 John Brewer              1997    105,940   28,504       (1)            0
 Vice President of
 Operations

----------------
(1) Does not include perquisites and other personal benefits paid to the named executive officer, which totaled less than 10% of the total of salary and bonus reported for the year.

INCENTIVE COMPENSATION PLAN

     To ensure that an important portion of compensation is based on performance, the annual bonus payable to the executive officers of the Company is based upon the attainment of targeted performance measurements by the Company. All other salaried employees of the Company other than store-level managers participate in the same bonus plan. Each executive earns incentive compensation if the Company achieves a stated quarterly net income goal. At the beginning of each fiscal year, the Compensation Committee establishes a bonus amount expressed as a percentage of salary for each participant. For 1998, the Compensation Committee approved a bonus percentage of salary of up to 55% for both Mr. Butorac and Mr. Mulrooney. The Compensation Committee also establishes a net income goal for each quarter. The amount of the bonus earned by a participating executive is based upon the extent to which the Company attains or exceeds attainment of a specified percentage of the net income goal. The stated net income goals per quarter will be revised to account for the impact of selling stock. The Company reserves the right to change or modify the program at any time.


     For executive officers other than Mr. Butorac and Mr. Mulrooney, payments are determined and made to participants on a quarterly basis. Mr. Butorac's and Mr. Mulrooney's bonus compensation will be calculated and accrued on a quarterly basis in a similar manner, however, the incentive compensation payments will not be made for the year until after the fourth quarter is determined. In addition, the Company must reach at least
70% of the net income goal for the entire year in order for Mr. Butorac and Mr. Mulrooney to automatically receive any accrued bonus payment. Therefore, even if the Company achieves its goal in any individual quarter or quarters but fails to achieve the 70% net income goal for the entire year, Mr. Butorac and Mr. Mulrooney will receive no bonus for the year unless otherwise approved by the Compensation Committee. Amounts accrued for executive bonuses earned for Tumbleweed, LLC's 1998 fiscal year will be paid upon the earlier of the date the Reorganization takes effect or December 31, 1998.


EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements with John A. Butorac, Jr. and James M. Mulrooney on June 23, 1998 (effective upon consummation of the Reorganization), which entitle Mr. Butorac and Mr. Mulrooney to receive a base salary of $200,000 and $175,000, respectively, and bonus compensation based upon the Incentive Compensation Plan formula. See "Management--Incentive Compensation Plan." The agreements have an initial term of five years and extend automatically each year for one additional year unless both parties agree to termination prior to the end of any term. If the Company terminates the employment agreement without cause, the executive would be entitled to receive continued salary and benefits for a twelve month period. If the employment agreement is terminated by the Company for cause, the executive is not entitled to any compensation following the date of such termination other than the pro rata amount of his then current base salary and bonuses earned through such date. Upon any termination of employment, the terminated executive is prohibited from competing with the Company for two years. Under the terms of the employment agreements, both Mr. Butorac and Mr. Mulrooney report directly to the Board of Directors with Mr. Butorac having primary responsibility for operational, marketing, training, franchising, purchasing and commissary matters and Mr. Mulrooney having primary responsibility for financial, banking, accounting, legal and construction matters.

STOCK INCENTIVE PLAN

     The Tumbleweed, Inc. 1998 Stock Option and Incentive Compensation Plan (the "Plan") provides for the granting of any of the following awards to eligible employees or directors of the Company and its subsidiaries: (i) employee stock options, including both "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code ("ISOs") and options that do not qualify as ISOs; (ii) automatic grants of options to nonemployee directors; (iii) stock appreciation rights; and (iv) restricted stock and performance stock awards.
The Plan is intended to provide incentives and rewards for employees and directors to support the implementation of the Company's business plan and to align the interests of employees and directors with those of the Company's stockholders.

     The Plan will be administered by the Compensation Committee. The Committee is comprised of two or more independent directors, who cannot be current employees of the Company and who do not receive any remuneration from the Company in any capacity other than as a director. The Committee is authorized, among other things, to determine employees to whom grants of awards will be made and take such action as it deems necessary or advisable for the administration of the Plan. The Committee may also construe, interpret and correct defects, omissions and inconsistencies in the Plan.
The Committee has no discretion with respect to the terms and conditions of the options granted automatically to nonemployee directors under the Plan. See "Management--Director Compensation."

     The Common Stock subject to the Plan will be authorized but unissued shares or previously acquired shares. The number of shares of Common Stock available for grant of awards under the Plan equals the greater of 635,000 shares, or 10% of the number of shares of Common Stock outstanding from time to time, including 100,000 shares reserved for options automatically granted to nonemployee directors under the Plan.

     As of the date of this Prospectus, the Company intends to grant options for a total of approximately 340,000 shares to eligible employees and 60,000 shares to nonemployee directors, effective upon completion of this offering. None of the initial grants of options will be awarded to Mr. Butorac or Mr. Mulrooney. The exercise price of the options will be equal to the initial public offering price. The exercise price of future and subsequent grants will be equal to the market price as of the date of such grant. Stock options granted under the Plan will be exercisable for a term of not more than ten years, as determined by the Committee. The option grants that will become effective upon completion of the offering will become exercisable for 33% of the number of shares subject to the option on each of the first, second and third anniversaries of the date of grant.

DIRECTOR COMPENSATION

     Nonemployee directors receive a fee of $1,000 for each Board of Directors meeting attended and receive $1,000 per committee meeting attended unless such committee meeting is on the same day as the Board of Directors meeting. Committee chairmen receive an additional $1,000 for each committee meeting. In addition, nonemployee directors will receive annual grants of options to purchase shares of Common Stock under the Plan. Each nonemployee director will receive options to purchase 10,000 shares on the date of the closing of this offering. Thereafter, each new nonemployee director will be granted options to purchase 10,000 shares of Common Stock on the date of his or her first election. Beginning on the first day of the calendar year following the closing of this offering, each of the Company's nonemployee directors will automatically be granted options to purchase 1,000 shares of Common Stock each year the director continues to serve on the Board. Initial grants of options to purchase Common Stock will have an exercise price of $10.00 per share. Thereafter, all options will be granted at the fair market value of the Common Stock on the date of grant. A total of 100,000 shares are reserved for issuance to directors under the Plan. All options granted to directors will become exercisable in three equal annual installments, beginning on the first anniversary of the date of grant.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Certificate of Incorporation provides that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company believes that its charter provisions are necessary to attract and retain qualified persons as directors and officers.

                                 CERTAIN TRANSACTIONS

     Although all of the transactions described below necessarily involve conflicts of interest, management believes that all of the transactions were entered into on terms comparable to those obtainable from unrelated third parties, based on a comparison of terms and conditions available from third parties. The Company's Board of Directors has adopted a policy that all future transactions between the Company and its officers, directors, principal shareholders and affiliates must be approved by the audit committee of the Board of Directors, and generally must be on terms no less favorable to the Company than those obtainable from unrelated third parties.

LEASES WITH RELATED PARTIES

     WEST BROAD DEVELOPMENT, LLC. The Company leases the facilities and related real property for its Columbus, Ohio restaurant from West Broad Development, LLC, a limited liability company in which David M. Roth, a director of the Company, owns a substantial interest. The restaurant opened in April1998.
Under the terms of the lease, the Company was obligated to renovate restaurant facilities as specified in approved plans, and the lessor was obligated to reimburse the Company for construction expenses not to exceed $400,000. The lease provides for annual base rent equal to the interest on funds borrowed by the lessor to fund construction costs from a bank or commercial lending institution plus 1% until the restaurant commences operations and $10,000 per month thereafter plus 5% of gross sales to the extent such percentage rent exceeds the base rent. The lease is for a twenty-year term with options to renew for two additional five-year terms. The Company was reimbursed for construction expenses totaling $400,000 under the lease and paid rent totaling $27,553 for the first six months of 1998. David H. Cooper and Gary L. McCartin, stockholders of the Company, are also members of West Broad Development, LLC.


     KELLER LLC. The Company leases the facilities and related real property for its Springdale, Ohio restaurant from Keller LLC, a limited liability company in which George Keller, a director of the Company, owns a substantial interest. In April 1995, Tumbleweed, LLC assigned all of its rights and obligations with respect to the site for the Springdale restaurant, to Keller LLC in exchange for Keller LLC agreeing to construct a restaurant facility to be leased to the Company. The restaurant opened in November 1995. The lease required Keller LLC to invest $1,625,000, and the Company to pay annual base rent of $186,689 for an initial term of eleven years through 2006. In addition, the Company pays an amount equal to 5% of the excess, if any, of the Company's gross sales during such year, over $2,100,000. The lease is for an eleven-year term with options to renew for four additional five-year terms. The Company paid rent totaling $186,689 during 1997 and $93,345 for the first six months of 1998.


     DOUGLASS VENTURES. The Company subleases the facilities and related real property for its Bowling Green, Kentucky restaurant from Blue Door - Bowling Green Joint Venture ("Blue Door") on terms substantially similar to the terms on which Blue Door leases the facilities and related real property from two co-lessors. The co-lessors are Douglass Ventures, a Kentucky general partnership and stockholder of the Company in which David M. Roth, a director of the Company, is a general partner, and an unrelated third party. The lease was in effect at the time the Company acquired the Tumbleweed assets in January 1995 and the restaurant opened in July 1995. Under the terms of the lease, the Company pays annual base rent of $104,000 for ten years which will be adjusted in years eleven and sixteen for cost of living increases. The lease also provides for additional rent equal to the amount, if any, by which 6% of the Company's gross sales exceeds the annual base rent payable. The lease is for a twenty-year term with options to renew by written agreement. The Company paid rent totaling $52,000 during 1997 and $26,000 for the first six months of 1998. Blue Door and Roth-Tumbleweed Trust, a stockholder of the Company, are held under common control.


     TW-DIXIEBASH, LLC. The Company leases the facilities and related real property for its Bardstown Road and Valley Station restaurants from TW-DixieBash, LLC, a limited liability company in which David M. Roth and James M. Mulrooney, directors of the Company, own substantial interests. The Bardstown Road and Valley Station restaurants opened in November 1997 and January 1998, respectively. Under the terms of the Bardstown Road and Valley Station subleases, the Company has built the restaurant facilities as specified in approved plans, and the Lessor was obligated to reimburse the Company for construction expenses not to exceed $700,000 and $500,000, respectively. The Bardstown Road sublease provides for the assumption of all rent under the ground lease agreement with Bashford Manor Mall, Joint Venture. The sublease also provides for interest to be paid during the construction period based on TW-DixieBash's investment until the restaurant commences operations and $7,000 per month thereafter plus 30% of the restaurant's positive net cash flow. The lease is for a 20-year term with no option to renew. The Company was reimbursed for construction expenses totaling $700,000 under the Bardstown Road lease and paid interest and rent totaling $15,053 during 1997 and $104,786 for the first six months of 1998. The Valley Station sublease provides for the assumption of all rent under the Holiday Station Associates Limited Lease. The sublease also provides for interest to be paid during the construction period based on TW-DixieBash's investment until the restaurant commences operations and $5,000 per month thereafter , plus 30% of the restaurant's positive net cash flow. The sublease is for a 20 year term with options to renew for three additional five-year terms. The Company was reimbursed for construction expenses totaling $354,973 in 1997 and $145,027 for the first six months of 1998 under
the Valley Station sublease.   The Company paid no interest in 1997; rent and
interest payments totaled $37,856 for the first six months of 1998. David H. Cooper, a stockholder of the Company, is also a member of TW-DixieBash, LLC.

TUMBLEWEED INTERNATIONAL, LLC

     In August 1997, the Company entered into the International Agreement with Tumbleweed International LLC, a restaurant developer based in Brussels, Belgium. The International Agreement grants certain licensing and franchising rights to International for the development of Tumbleweed restaurants outside of the Western Hemisphere. See "Business--International Licensing Agreement." International is a limited liability company owned by three corporations controlled by a group of stockholders including Terrance A. Smith, David M. Roth, Minx Auerbach and George Keller, who are directors of the Company, and David H. Cooper and Douglas H. Morris II, who are stockholders of the Company. In 1997, International paid $15,750 in fees to the Company under the International Agreement. In the first six months of 1998, International paid $7,500 in fees. See "Business - International Licensing Agreement."

T.M. RIDERS, LLC

     In February 1997, the Company acquired a 9.5% interest of the common membership units of T.M. Riders, LLC ("TM Riders"), which operates limited service food court restaurants in shopping malls in the Louisville, Lexington and Cincinnati metropolitan areas and delivery units featuring takeout and home delivery of Mexican, Tex-Mex and grilled foods. The Company paid a nominal purchase price for the interest. The Managing Directors of TM Riders include John A. Butorac, Jr., James M. Mulrooney, David M. Roth and George R. Keller, all of whom are directors of the Company, and David H. Cooper, a stockholder of the Company. Minx Auerbach, a director of the Company, and Messrs Roth, Keller and Cooper also own membership interests in TM Riders. The following stockholders of the Company also own membership interests in TM Riders: Donald W. Bennett, James Lavelle,
Jr., Sharon Levine, Gerald Mansbach, Charles A. Osborn, Jr., Alan I. Roth,
CSJ Ventures, LLC and KORY's Investment Group.


     In October 1996, the Company sold to TM Riders all of the Company's interest in six Tumbleweed food court units in the Louisville, Lexington and Cincinnati metropolitan areas, including one unit operated by a franchisee. The purchase price was $600,000, comprised of an initial cash payment of $100,000 and a promissory note providing for annual payments of $100,000 of principal plus interest at the rate of 8% per year. As of June 30, 1998, the principal balance of the note was $400,000. Tumbleweed, LLC is currently evaluating the possibility of distributing the note to one or more of its members. At the same time, the Company entered into a licensing and distribution agreement with TM Riders granting TM Riders the right to operate food court units in the Louisville and Lexington markets under the Tumbleweed name and certain rights to use intellectual property of Tumbleweed for the development of the TM Riders food court and delivery operations. The Company receives a nominal monthly royalty on sales by the food court restaurants acquired by TM Riders. The Company is also entitled to receive a $5,000 fee upon the opening of each delivery unit and a 1.5% royalty based on system-wide sales by TM Riders, both beginning when TM Riders has ten delivery units open. If TM Riders conducts an underwritten initial public offering of its securities, TM Riders has the option to terminate its fee and royalty obligations by issuing the Company an additional equity interest representing 20% of the total equity interests in TM Riders then outstanding.


     In 1997, the Company received payment of principal and interest from TM Riders totaling $139,334 in royalties and $28,934 in fees for accounting and administrative services. For the first six months of 1998, the Company received interest totaling $16,000 and $16,995 in royalties and fees for accounting and administrative services. As of the date of this Prospectus, TM Riders had not opened the minimum number of delivery units required to initiate the Company's right to fee payments upon the opening of delivery units or royalties on system-wide sales of TM Riders.

TW-TENNESSEE, LLC

     In February 1997, the Company invested a nominal amount to acquire a 9.5% common member interest in TW-Tennessee, LLC ("TW-Tennessee"), which was organized to develop and operate Tumbleweed full service restaurants as a franchisee of the Company. David M. Roth, a director of the Company, also owns a membership interest in TW-Tennessee. Douglas H. Morris II, Gary McCartin and David H. Cooper, all of whom are stockholders of the Company, also own membership interests in TW-Tennessee.

     The TW-Tennessee operating agreement provides that, upon unanimous agreement of all common members, the common members can be required to make additional capital contributions in the form of cash or assumption of liabilities of TW-Tennessee in proportion to their ownership interests. During 1997, TW-Tennessee established a $1,000,000 line of credit with a commercial bank at the bank's prime rate (8.5% at December 31, 1997), which expires on October 31, 1998, but may be extended by mutual agreement. At December 31, 1997, TW-Tennessee had drawn down $1,000,000 under this line of credit. In March 1998, the principal amount of the line of credit was increased to $2,000,000. The Company has agreed to guarantee up to $1,250,000 of the principal balance of the line of credit, and other members have agreed each to guarantee up to $750,000 of the principal balance. As of June 30, 1998, TW-Tennessee had drawn down $1,539,400 under the line of credit.


     During 1997, TW-Tennessee entered into a $14,800,000 lease financing arrangement with an unrelated third party for the acquisition, conversion, remodeling and equipping of up to twelve existing restaurants as Tumbleweed restaurants, and the acquisition, construction and equipping of two prototype Tumbleweed restaurants. The Company and certain members of TW-Tennessee have jointly and severally guaranteed 50% of TW-Tennessee's obligations under the arrangement to the extent of 100% of any amounts due under the building lease for each restaurant until the restaurant opens and to the extent of 25% of such amounts thereafter. At December 31, 1997 and June 30, 1998, the amounts expended by TW-Tennessee under the financing arrangement totaled $6.4 million and $7.8 million, respectively.
As of those dates, TW-Tennessee also had equipment leases with a bank totaling approximately $100,000 and $560,000, respectively, which are jointly and severally guaranteed by the common members of TW-Tennessee.


In 1997 and the six months of 1998, TW-Tennessee paid royalties and franchise fees of $77,186 and $123,977, respectively, and other fees of $30,445 and $41,457, respectively, to the Company under the franchise agreement.

TW-INDIANA, LLC

     David M. Roth, a director of the Company, is a member in TW-Indiana, LLC, which in April 1998 acquired the franchise rights to five full-service Tumbleweed restaurants in Indiana and Kentucky from a third party. David H. Cooper, a stockholder of the Company, is also a member of TW-Indiana, LLC.

OTHER TRANSACTIONS

     At the time the Reorganization takes effect, the interests of the current Class A, Class B, Class C and Common Members of Tumbleweed, LLC will be converted into a total of 5,145,000 shares of Common Stock. The interests of the Class B Members, which were issued in connection with the initial organization of Tumbleweed, LLC in September 1994, are convertible into 297,235 shares, only if the Class B Members make additional capital contributions totaling $747,500 no later than the time the Reorganization takes effect. The Class B Members have deposited the capital contributions into escrow, subject to the effectiveness of the Reorganization. Class B interests are owned by nine record members, and beneficial owners of those interests include Minx M. Auerbach and David M. Roth, who are directors of the Corporation.


     David M. Roth and David H. Cooper are principals in the law firm Roth Foley Bryant & Cooper, PLLC, which provided legal services to the Company during 1997 and may be expected to render such services to the Company in the future. The Company paid $71,859 in fees for legal services rendered by Roth Foley Bryant & Cooper, PLLC in 1997 and $21,734 for the first six months of 1998.

                               PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock upon consummation of the Reorganization by (i) each person known by the Company to be the beneficial owner of 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers named in the Summary Compensation Table above and (iv) all executive officers and directors of the Company as a group. The table assumes the sale of (a) 700,000 shares of Common Stock and (b) 1,200,000 shares of Common Stock, respectively, in this offering, and that none of the listed persons or the members of the group purchases shares of Common Stock in the offering.


      Name and Address of
        Beneficial Owner           Amount and Nature of Beneficial Ownership
        ----------------           -----------------------------------------
                                                         Percentage of Class
                                                         -------------------
                                       Number           700,000      1,200,000
                                    of Shares(1)      shares sold   shares sold
                                    ---------         -----------   -----------
 John A. Butorac, Jr.(2)               1,335,316            22.8%         21.0%
 1900 Mellwood Avenue
 Louisville, KY  40206

 James M. Mulrooney                      895,458           15.3          14.1
 1900 Mellwood Avenue
 Louisville, KY  40206

 George Keller                           514,500            8.9           8.1
 4201 Paoli Pike
 Floyd Knobs, IN 47119

 David M. Roth(3)                        384,431            6.6           6.1
 1230 Liberty Bank Lane
 Suite 200
 Louisville, KY 40222-5763

 Minx M. Auerbach(4)                     151,419            2.6           2.4

 Lewis Bass                               53,417            0.9           0.8

 W. Roger Drury                           21,367            0.4           0.3

 Terrance Smith                               --             --            --

 John Brewer                                  --             --            --

                                           - 64 -


 All current directors and             3,355,908            57.5%         52.8%
 executive officers as a group
 (9 persons)


-----------------------
*    Indicates less than 1%.

(1) Under the rules of the Commission, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days. Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned.

(2) Includes 934,721 shares held jointly by Mr. Butorac and his wife and 400,595 shares held by Mr. Butorac's wife as trustee for their children.


(3) Includes 89,085 shares held by Douglass Ventures, for which Mr. Roth is general partner, and 134,319 shares held by Valley Vista Ventures, LLC, for which Mr. Roth is manager.

(4)  Ms. Auerbach holds all of these shares as trustee for a family trust.

                            SELLING STOCKHOLDERS


     An aggregate of 5,145,000 shares of Common Stock will be issued to the members of Tumbleweed, LLC in the Reorganization, which will take effect as of the time the Company has accepted subscriptions for at least 700,000 shares of Common Stock offered hereby and elects to consummate the sale of those shares at an initial closing. The 5,145,000 shares to be issued in the Reorganization would represent from 81.1% to 88% of the shares of Common Stock outstanding upon completion of this offering, depending on the number of shares sold in this offering, which could range from a maximum of 1,200,000 shares to a minimum of 700,000 shares.


     The 5,145,000 shares of Common Stock to be issued in the Reorganization have been registered under the Securities Act and may be offered by the members of Tumbleweed, LLC (the "Selling Stockholders"). Selling Stockholders may not sell their Common Stock until the earlier of (i) the sale of all 1,200,000 shares of Common Stock offered by the Company in this offering, or (ii) the termination of this offering by the Company after the sale of a minimum of 700,000 shares of Common Stock and the effective time of the Reorganization. Of the 5,145,000 shares eligible for sale by Selling Stockholders, 771,750 shares (15%) may be sold by Selling Stockholders beginning upon the completion of this offering by the Company, and 4,373,250 shares (85%) will be subject to agreements by the Selling Stockholders not to sell or otherwise transfer 85% of the shares issued in the Reorganization without the prior written consent of the Company for a period of nine months following the date of the completion of this offering by the Company.


     The following table sets forth certain information with respect to the Selling Stockholders. The Company will not receive any of the proceeds from the sale of such shares. There are no material relationships between any of the Selling Stockholders and the Company or any of its predecessors, nor have any such material relationships existed within the past three years, except for the transactions relating to the issuance of such shares and except as set forth under "Certain Transactions." Because the Selling Stockholders may sell a portion of their shares of Common Stock at any time and from time to time after the date of completion of this offering by the Company, no estimate can be made of the number of shares of Common Stock that each Selling Stockholder may retain upon completion of the offering by Selling Stockholders.




Selling Shareholder                                                Beneficial Ownership(1)(2)

                                                                                             1,200,000
                                                           No. of           700,000        Shares Sold
                                                         Shares(1)(2)     Shares Sold          Sold
                                                         ------------     ------------     ------------
Dr. & Mrs. Edward Adler                                         13,354         *                  *
R. Lee Armbruster                                               20,031         *                  *
Robert Auerbach                                                 13,354         *                  *


Selling Shareholder                                                Beneficial Ownership(1)(2)

                                                                                             1,200,000
                                                           No. of           700,000        Shares Sold
                                                         Shares(1)(2)     Shares Sold          Sold
                                                         ------------     ------------     ------------
Minx M. Auerbach, Trustee -
 Auerbach Gift Trust #2                                        151,419        2.6%              2.4%

Mitchel F. Bass                                                  5,342         *                  *

Ned M. Bass                                                      5,342         *                  *

Richard Bass                                                     5,342         *                  *

Mary T. Bass                                                     2,671         *                  *

Steven A. Bass and Mary T. Bass,
Trustees -
Anna Logan Bass Trust                                            2,671         *                  *

Steven A. Bass and Mary T. Bass,
Trustees -
Elle Leah Bass Trust                                             2,671         *                  *

Lewis Bass                                                      53,417         *                  *

Steven A. Bass                                                  16,025         *                  *

Donald W. Bennett                                               13,354         *                  *

Kevin L. Bergman                                                 3,339         *                  *

Sandra Berman                                                   13,354         *                  *

Mr. and Mrs. Randall L. Bloch                                   26,708         *                  *

James D. Bohanon                                                26,708         *                  *

David S. Bowen                                                   3,339         *                  *

Jay Brodsky                                                     13,354         *                  *

Mona Brodsky                                                    13,354         *                  *

Randy Brodsky                                                    3,339         *                  *

John A. Butorac, Jr., Group                                  1,335,316       22.8%              21.0%

Robert Camighan, M.D.                                           13,354         *                  *

Ballard W. Cassady, Jr.                                         13,354         *                  *

Chase Family Trust                                              13,354         *                  *

Dr. and Mrs. Angelo A. Ciliberti                                13,354         *                  *


Selling Shareholder                                                Beneficial Ownership(1)(2)

                                                                                             1,200,000
                                                           No. of           700,000        Shares Sold
                                                         Shares(1)(2)     Shares Sold          Sold
                                                         ------------     ------------     ------------

Bruce M. Cohen                                                   6,677         *                  *

Burton Cohen, M.D.                                               6,677         *                  *

Helane P. Cooper                                                93,868        1.6%              1.5%

Tamara Todd Cotton                                              13,354         *                  *

CSJ Ventures                                                    13,354         *                  *

D & D Investments                                                6,677         *                  *

Douglass Ventures                                               89,085        1.5%              1.4%

W. Roger Drury                                                  21,367         *                  *

Lisa M. Eisen                                                    3,339         *                  *

Jeffrey A. Evans                                                 1,335         *                  *

Stephen J. Evans, C.P.A.                                         1,335         *                  *

Ronald J. Fadel, M.D.                                           13,354         *                  *

Donald Farris                                                   26,708         *                  *

Michael M. Fleishman                                             6,677         *                  *

Dr. and Mrs. Larry D. Florman                                   28,216         *                  *

W. Sterrett Foster, M.D.                                         6,677         *                  *

Mr. and Mrs. John Franco                                        26,708         *                  *

Gary L. Fuchs, M.D.                                              6,677         *                  *

Cyrus Ghazi, M.D.                                               13,354         *                  *

Ronald Greenberg                                                28,216         *                  *

Timothy Haas                                                    13,354         *                  *

Sandra Barr Hammond                                             13,354         *                  *

Arthur P. Hipwell                                               21,367         *                  *

William S. Hitron                                                5,342         *                  *

David L. Hyman                                                  26,708         *                  *

Robert A. Jones                                                 13,354         *                  *


Selling Shareholder                                                Beneficial Ownership(1)(2)

                                                                                             1,200,000
                                                           No. of           700,000        Shares Sold
                                                         Shares(1)(2)     Shares Sold          Sold
                                                         ------------     ------------     ------------

George Keller                                                  514,500        8.8%              8.1%

Jay Klempner                                                    13,354         *                  *

Robert A. Kohn                                                  28,216         *                  *

Kory's Investment Group                                         16,025         *                  *

James R. Lavelle, Jr.                                           10,683         *                  *

Sharon Levine                                                    6,677         *                  *

Alan N. Linker                                                   6,677         *                  *

Gerald Mansbach                                                 98,002        1.7%              1.5%

John M. Mayer, Jr.                                               6,677         *                  *

Gary and Donna McCartin                                          6,677         *                  *

Frank B. Miller, M.D.                                           13,354         *                  *

Steven L. Morguelan                                             13,354         *                  *

Mr. and Mrs. Stuart Morguelan                                   13,354         *                  *

Douglas H. Morris, II                                           57,939         *                  *

Morris-Adams Partnership                                       112,864        1.9%              1.8%

William and Toni Mullins                                        13,354         *                  *

James M. Mulrooney                                             895,458       15.3%              14.1%

Michael Needleman, M.D.                                          6,677         *                  *

Julie L. Nusbaum                                                 3,339         *                  *

Thomas G. O'Daniel, M.D.                                         6,677         *                  *

Ann B. Oldfather                                                13,354         *                  *

Charles A. Osborn, Jr.                                          26,708         *                  *

Edwin H. Perry                                                   6,677         *                  *

David Pullem                                                     1,335         *                  *

Michelle Pullem                                                  1,335         *                  *

Donald Putnam                                                   26,708         *                  *


Selling Shareholder                                                Beneficial Ownership(1)(2)

                                                                                             1,200,000
                                                           No. of           700,000        Shares Sold
                                                         Shares(1)(2)     Shares Sold          Sold
                                                         ------------     ------------     ------------

William  C. Ramsey, M.D.                                         6,677         *                  *

R. Michael Ricketts                                              3,339         *                  *

Alan I. Roth, M.D.                                              63,842        1.1%              1.0%

David M. Roth                                                   13,354         *                  *

Marsha B. Roth                                                 147,673        2.5%              2.3%

Elliot Roth                                                     18,696         *                  *

Richard J. Reeves, Trustee -
  Roth-Tumbleweed Trust                                        302,412        5.2%              4.8%

Maxine R. Rouben                                                13,354         *                  *

Dr. and Mrs. William S. Rubin                                   26,708         *                  *

Mr. and Mrs. Martin S. Ruby                                     13,354         *                  *

Charles Schnatter, Trustee -
  John Schnatter Trust                                          53,417         *                  *

Stephen J. Evans, Trustee -
  Wayne T. Smith Trust                                          53,417         *                  *

Mr. and Mrs. Greg Solomas                                        3,339         *                  *

Susan P. Spickard                                               13,354         *                  *

David Steinbrecher                                              13,354         *                  *

Gerald D. Temes, M.D.                                            6,677         *                  *

Valley Vista Ventures, LLC                                     134,319        2.3%              2.1%

Charles L. Weisberg                                             26,708         *                  *

Rochelle Zegart, Trustee -
  Kenneth Zegart Gift Trust                                      6,677         *                  *



-------------------
*    Indicates less than 1%.

(1) Assumes the listed person buys none of the 1,200,000 shares offered by the Company in this offering.

(2) Of these shares, 85% may not be sold for a period of nine months from the date the Company completes this offering of 1,200,000 shares without the prior written consent of the Company.


     Selling Stockholders may sell their shares from time to time in transactions in the over-the-counter market or in negotiated transactions, a combination of such methods of sale, or otherwise. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent; and (b) ordinary brokerage transactions in which the broker solicits purchasers. In addition, any securities covered by the Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

     Selling Stockholders may sell their shares directly to purchasers, through broker-dealers, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions, or commissions from Selling Stockholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions.

     Selling Shareholders and broker-dealers, if any, acting in connection with such sale might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such shares might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of the shares is made by or on behalf of Selling Shareholders, to the extent required, a supplement to this Prospectus will be distributed, which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter and any discounts, commissions, or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder' will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders.

     The Company will pay all reasonable and necessary expenses in connection with the preparation of the Registration Statement and this Prospectus, including, without limitation, any and all legal, accounting and filing fees, but not including fees and disbursements of experts and counsel retained by the Selling Stockholders or underwriting discounts and commission to be paid by the Selling Stockholders.

     The Company has agreed to indemnify the Selling Stockholders against certain liabilities in connection with the Registration Statement, of which this Prospectus is a part, including certain liabilities under the Securities Act.


                              DESCRIPTION OF SECURITIES

GENERAL

     The Company's Certificate of Incorporation provides that the authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock ("Preferred Stock"), par value $0.01 per share. Upon completion of this offering, it is anticipated that a minimum of 5,845,000 shares and a maximum of 6,345,000 shares of Common Stock will be issued and outstanding and no shares of Preferred Stock will be issued or outstanding.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share owned of record on all matters voted upon by stockholders. Subject to requirements, if any, regarding the setting aside of sums as sinking funds or redemption or purchase accounts, and subject further to the requirements (including any preferential rights) of the Preferred Stock outstanding, holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all liabilities of the Company and the liquidation preferences of any outstanding Preferred Stock.

     National City Bank, Cleveland, Ohio, will act as the transfer agent and registrar for the Common Stock.

PREFERRED STOCK

     The Board of Directors has the authority to issue the authorized shares of Preferred Stock in one or more series and to fix the designations, powers, privileges and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations and restrictions, including, without limitation, the number of shares constituting each such series, dividend rates, redemption and sinking fund provisions, liquidation and preferences, conversion rights, and voting rights, without any further vote or action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of Preferred Stock also could have the effect of delaying, deterring or preventing a change in control of the Company without further action by the stockholders.

CERTAIN CORPORATE GOVERNANCE MATTERS

     The Company's Board of Directors currently consists of eight directors.
The Company's Certificate of Incorporation and the By-laws provide that: (i) the number of directors of the Company will be fixed by resolution of the Board of Directors, but in no event will be less than five nor more than 11 directors;
(ii) the directors of the Company in office from time to time will fill any vacancy or newly created directorship on the Board of Directors; (iii) directors of the Company may be removed only for cause by the holders of at least a majority of the Company's voting stock; (iv) stockholder action can be taken only at an annual or special meeting of stockholders and not by written consent in lieu of a meeting; and (v) except as described below, special meetings of stockholders may be called only by the Chairman of the Board, the President of the Company or by a majority of the total number of directors of the Company, and the business permitted to be conducted at any such meeting is limited to that stated in the notice of the special meeting. The By-laws also require that stockholders desiring to bring any business before an annual meeting of stockholders deliver written notice thereof to the Secretary of the Company not fewer than 60 days nor more than 90 days in advance of the annual meeting of stockholders; provided, however, if the date of the meeting is not furnished to stockholders in a notice, or is not publicly disclosed by the Company, more than 70 days prior to the meeting, notice by the stockholder, to be timely, must be delivered to the President or Secretary of the

Company not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

     The By-laws also provide that stockholders desiring to nominate persons for election as directors must make their nominations in writing to the President of the Company not fewer than 60 days nor more than 90 days prior to the scheduled date for the annual meeting; provided, however, if fewer than 70 days notice or prior public disclosure of the scheduled date for the annual meeting is given or made, notice to the stockholders, to be timely, must be delivered to the President or Secretary of the Company not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

     Under applicable provisions of the Delaware General Corporation Law, the approval of a Delaware corporation's board of directors, in addition to stockholder approval, is required to adopt any amendment to the corporation's certificate of incorporation, but a corporation's by-laws may be amended either by action of its stockholders or, if the corporation's certificate of incorporation so provides, its board of directors. The Certificate of Incorporation and By-laws provide that the provisions summarized above may not be amended by the stockholders, nor may any provision inconsistent herewith be adopted by the stockholders, without the affirmative vote of the holders of at least 85% of the Company's voting stock, voting together as a single class.

     The foregoing provisions of the Certificate of Incorporation and By-laws may discourage or make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy contest or otherwise. These provisions may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company's management believes that the foregoing measures provide benefits to the Company and its stockholders by enhancing the Company's ability to negotiate with the proponent of any unfriendly or unsolicited proposal to take over or restructure the Company and that these benefits outweigh the disadvantages of discouraging such proposals because, among other things, negotiations relating to takeover or restructuring proposals could result in an improvement of their terms.

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a Delaware corporation for three years following the date the person became an interested stockholder unless: (i) before the person became an interested stockholder, the board of directors of the corporation approved either the transaction in which the interested stockholder became an interested person or the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
(iii) following the transaction in which the person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the public announcement or notification (as required by Section 203) of a transaction that is one of certain extraordinary transactions involving the corporation, is with or by a person who either has not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, and is approved or not opposed by a majority of the board of directors then in office. Mr. Butorac and Mr. Mulrooney, each of whom may own more than 15% of the Common Stock upon completion of this offering, are excluded from status as an "interested person" for purposes of Section 203.

                           SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance given as to the effect, if any, that the sale or availability for sale of shares of Common Stock will have on the market price. Sales of substantial amounts of Common Stock in the public market, or the perception that sales in substantial amounts might occur, could adversely effect the market price of the Common Stock and impair the Company's ability to raise equity capital in the future.

     Upon completion of this offering, there will be a minimum of 5,845,000 shares and a maximum of 6,345,000 shares of Common Stock outstanding, depending on the number of shares sold in this offering. All of the outstanding stores will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally be sold only in compliance with the limitations of Rule 144 described below.

     In connection with this offering, the current members of Tumbleweed, LLC (who will own a total of approximately 5,145,000 shares of Common Stock) have entered into agreements (the "Lock-Up Agreements") with the Company that, subject to certain exceptions, they will not sell or otherwise transfer 4,373,250 or 85% of their shares of Common Stock for a period of nine months from the effective time of the Reorganization without the prior written consent of the Company. Upon the expiration of the Lock-Up Agreements all of these shares will become immediately available for resale.

     In general, under Rule 144, as currently in effect, any Affiliate of the Company who has beneficially owned restricted securities for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (a minimum of 58,450 and a maximum of 63,450 shares immediately after the offering) or (ii) the average weekly trading volume of the Company's Common Stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association such as the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are also subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company.

OPTIONS

     Options to purchase approximately 400,000 shares of Common Stock will be granted to employees and nonemployee directors under the Plan, effective upon the completion of this offering. Approximately 235,000 additional shares of Common Stock are available for future option grants under the Plan. See "Management -- Incentive Stock Plan."

                                 PLAN OF DISTRIBUTION

GENERAL

     The Company is offering to sell up to 1,200,000 shares of its Common Stock. The Common Stock will be sold by the Company on a "best efforts" basis. None of the officers and directors of the Company will receive any compensation in connection with any offers or sales of Common Stock in this offering. The Company may also retain Agents to sell the Common Stock on a "best efforts" basis. There are no underwriters involved in this offering. If the Company retains Agents to sell the Common Stock offered hereby, the Company will pay such Agents a selling commission of up to 8% of the gross offering proceeds attributable to Common Stock sold by such Agents. The Company and the Agents, if any, will, in all likelihood, agree to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.


     The Common Stock will be sold at the price of $10.00 per share. The minimum number of shares a subscriber is required to purchase in order to subscribe to the offering hereby will be 100 shares and shares must be purchased in increments of 100 shares. Employees of the Company will not be subject to any minimum share purchase requirement. The Company reserves the right to withdraw, cancel or modify the offering hereby and to reject subscriptions, in whole or in part, for any reason.


DETERMINATION OF OFFERING PRICE

     Prior to the offering hereby, there has been no public market for the Company's Common Stock. The price to the public has been arbitrarily determined by the Company and may not be indicative of the market price for the Common Stock after this offering. In determining the offering price, the Board of Directors considered, among other things, the Company's earnings, their view of its prospects, the earnings of comparable publicly traded casual dining restaurant companies, and the trading price of the stock of those companies.
The Company makes no representations as to any objectively determinable value of the Common Stock.

SUBSCRIPTION PROCEDURES

     The Company is presently soliciting non-binding indications of interest to purchase shares of Common Stock, and will not accept binding subscriptions or accept payment for any shares until after the Registration Statement of which this Prospectus in a part has been declared effective by Securities and Exchange Commission. After such Registration Statement has been declared effective, the Company will provide to each prospective investor an agreement to purchase shares of the Common Stock (the "Subscription Agreement") and a copy of the final Prospectus relating to this offering. The Company's acceptance of a subscription shall be evidenced solely by the delivery to the subscriber of a written confirmation of sale. Receipt by the Company of a Subscription Agreement and/or deposit by the Escrow Agent of payment for the subscribed shares as described below shall not constitute acceptance of a subscription.
All subscription payments and executed Subscription Agreements will be delivered to the National City Bank (the "Escrow Agent"), Louisville, Kentucky. The subscription payments will be deposited into an escrow account at National City Bank, subject to a closing (the "Initial Closing") on such escrowed funds once the Company has accepted subscriptions for at least 700,000 shares and, if all shares of Common Stock offered hereby are not sold as of the date of the Initial Closing, to subsequent closings on such escrowed funds from time to time as determined by the Company.

     Stock certificates will not be issued to subscribers until such time as the funds related to the purchase of Common Stock by such subscribers are released from the escrow account to the Company by the Escrow

Agent. Until such time as stock certificates are issued to the subscribers, the subscribers will not be considered shareholders of the Company.

     Subscribers will have no right to a return of their subscription payment held in the escrow account and all interest earned on the escrowed proceeds will belong to the Company. However, if the Company cancels this offering of the Common Stock, interest earned on an escrowed subscription payment will be paid to the subscriber.

TERMINATION OF OFFERING

     This offering begins on the date of this Prospectus and will continue until the earlier of (i) the date upon which the Escrow Agent receives the proceeds for all 1,200,000 shares of Common Stock offered hereby in the specified escrow account; (ii) December 31, 1998 (subject to the right of the Company to extend the offering for an additional 90 days to March 31, 1999); or (iii) the date upon which the Company terminates this offering for any reason other than the sale of at least 700,000 shares of Common Stock. The Company has the right to terminate the offering and purchase the shares held in escrow at any time after the Escrow Agent has received the subscription proceeds for 700,000 shares. The Company may terminate this offering at any time until all 1,200,000 shares of Common Stock offered hereby have been sold. If the Company terminates this offering before the subscription proceeds for 700,000 shares have been received by the Escrow Agent, all subscription proceeds will be promptly returned to subscribers, with interest.

                                    LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Brown, Todd & Heyburn PLLC, Louisville, Kentucky.

                                       EXPERTS

     The financial statements of Tumbleweed, Inc. as of June 30, 1998, and of Tumbleweed, LLC as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                            INDEX TO FINANCIAL STATEMENTS




                                                                                                PAGE


Tumbleweed, Inc.

    Report of Independent Auditors...............................................................F-1

    Financial Statements

        Balance Sheet as of June 30, 1998........................................................F-2

        Notes to Balance Sheet...................................................................F-3

Tumbleweed, LLC

    Report of Independent Auditors...............................................................F-4

    Financial Statements

        Statements of Income for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and
            1998 (unaudited).....................................................................F-5

        Balance Sheets as of December 31, 1996 and 1997 and June 30, 1998
        (unaudited)..............................................................................F-6

        Statements of Redeemable Members' Equity, Members' Equity and Retained
            Earnings (Deficit) for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998 (unaudited)......................F-8

        Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998
            (unaudited)..........................................................................F-9

        Notes to Financial Statements...........................................................F-10




                         Report of Independent Auditors


The Board of Directors and Stockholders
Tumbleweed, Inc.

We have audited the accompanying balance sheet of Tumbleweed, Inc. as of June 30, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Tumbleweed, Inc. as of June 30, 1998, in conformity with generally accepted accounting principles.




Louisville, Kentucky
August 7, 1998

                                Tumbleweed, Inc.

                                 Balance Sheet

                                 June 30, 1998

ASSETS

   Cash                                                         $ 130
                                                                -----
Total Assets                                                    $ 130
                                                                -----
                                                                -----

STOCKHOLDERS' EQUITY

   Preferred stock, $.01 par value, 5,000,000 shares
     authorized; no shares issued and outstanding               $   -
   Common stock, $.01 par value, 30,000,000
     shares authorized; 13 shares issued and outstanding            1
   Paid-in capital                                                129
                                                                -----
Total stockholders' equity                                      $ 130
                                                                -----
                                                                -----

SEE ACCOMPANYING NOTES.

                                Tumbleweed, Inc.

                             Notes to Balance Sheet

                                  June 30, 1998


1. DESCRIPTION OF BUSINESS

Tumbleweed, Inc. (the Company) was legally formed in December 1997 and capitalized on June 23, 1998 with the issuance of 13 shares of Company common stock at $10 per share. The Company has entered into an agreement with Tumbleweed, LLC (Tumbleweed) in which Tumbleweed will be merged with and into the Company subject to the sale in an initial public offering (IPO) of at least 700,000 shares of the Company's common stock. Tumbleweed owns and operates 22 restaurants in Kentucky, Indiana and Ohio, and franchises an additional 13 restaurants in Indiana, Illinois, Tennessee and Wisconsin. Tumbleweed also licenses one restaurant in each of Germany and Saudi Arabia.

2. BASIS OF PRESENTATION

The Company's assets at June 30, 1998 consist solely of cash received in connection with the capitalization of the Company. The Company has not conducted any operations and all activities to date have related to the IPO and the anticipated merger with Tumbleweed. All expenditures related to the IPO have been funded and recorded by Tumbleweed. Accordingly, statements of operations, changes in stockholders' equity and cash flows would not provide meaningful information and have been omitted.

                          Report of Independent Auditors

The Members
Tumbleweed, LLC

We have audited the accompanying balance sheets of Tumbleweed, LLC as of December 31, 1996 and 1997, and the related statements of income, redeemable members' equity, members' equity and retained earnings (deficit) and cash flows for each of three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tumbleweed, LLC at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




Louisville, Kentucky
March 31, 1998

                                 Tumbleweed, LLC

                              Statements of Income


                                                                    YEARS ENDED DECEMBER 31              SIX MONTHS ENDED JUNE 30
                                                         1995                 1996           1997        1997          1998
                                                        --------------------------------------------  -----------------------------
                                                                                                               (UNAUDITED)
Revenues:
    Restaurant sales                                   $ 17,254,058    $ 23,284,007    $ 27,891,128    $ 13,221,654   $ 18,547,631
    Commissary sales                                      1,574,847       1,795,529       1,007,011         595,991        503,340
    Franchise fees and royalties                            540,157         474,870         563,056         231,718        384,614
    Other revenues                                          177,960         177,317         365,054         184,910        249,627
                                                        --------------------------------------------  ----------------------------
Total revenues                                           19,547,022      25,731,723      29,826,249      14,234,273     19,685,212

Operating expenses:
    Restaurant cost of sales                              5,132,549       7,103,357       8,191,928       3,900,847      5,385,530
    Commissary cost of sales                              1,424,077       1,649,502         887,793         531,989        430,119
    Operating expenses                                    8,896,704      12,386,119      14,035,693       6,718,212      9,600,749
    Selling, general and administrative expenses          1,962,036       2,250,827       3,051,740       1,354,081      1,993,873
    Preopening amortization                                 149,138         405,502         544,723         309,258        306,908
    Depreciation and amortization                         1,033,349       1,231,290         971,863         453,095        655,364
                                                        --------------------------------------------  ----------------------------
Total operating expenses                                 18,597,853      25,026,597      27,683,740      13,267,482     18,372,543
                                                        --------------------------------------------  ----------------------------

Income from operations                                      949,169         705,126       2,142,509         966,791      1,312,669

Other income (expense):
    Interest income                                          23,911          18,313          62,120          31,642         31,028
    Interest expense                                       (290,441)       (222,123)       (490,718)       (248,914)      (410,257)
                                                        --------------------------------------------  ----------------------------
Total other expense                                        (266,530)       (203,810)       (428,598)       (217,272)      (379,229)
                                                        --------------------------------------------  ----------------------------

Net income                                              $   682,639    $    501,316    $  1,713,911   $     749,519    $   933,440
                                                        --------------------------------------------  ----------------------------
                                                        --------------------------------------------  ----------------------------


Pro forma income data (unaudited):
    Net income as reported                                                             $  1,713,911    $    749,519    $   933,440
    Pro forma income taxes                                                                 (617,008)       (269,827)      (336,038)
                                                                                       ------------    ---------------------------

    Pro forma net income                                                               $  1,096,903    $    479,692    $   597,402
                                                                                       ------------    ---------------------------
                                                                                       ------------    ---------------------------

    Pro forma net income per share-basic and diluted                                   $       0.21    $       0.09    $      0.12
                                                                                       ------------    ---------------------------
                                                                                       ------------    ---------------------------

    Shares used in computing pro forma net income
     per share                                                                            5,145,000       5,145,000      5,145,000
                                                                                       ------------    ---------------------------
                                                                                       ------------    ---------------------------

SEE ACCOMPANYING NOTES.

                                 Tumbleweed, LLC

                                 Balance Sheets


                                                                                                                     PRO FORMA
                                                                   DECEMBER 31                   JUNE 30              JUNE 30
                                                          1996                 1997                1998                 1998
                                                  -------------------------------------   --------------------------------------
                                                                                                     (UNAUDITED)
ASSETS
Current assets:
    Cash and cash equivalents                         $ 1,031,709          $ 1,228,867           $ 978,469            $ 978,469
    Accounts receivable                                   296,609              346,700             224,586              224,586
    Note receivable from affiliate                        100,000              100,000             100,000              100,000
    Inventories                                           698,456              825,029             999,512              999,512
    Deferred preopening expenses                          495,002              267,100             571,515              571,515
    Prepaid expenses                                      248,475              282,590             298,569              298,569
                                                  -------------------------------------   --------------------------------------
Total current assets                                    2,870,251            3,050,286           3,172,651            3,172,651

Property and equipment, net                            14,617,858           19,330,132          22,538,870           22,538,870

Note receivable from affiliate                            400,000              300,000             300,000              300,000

Goodwill, net of accumulated amortization of
    $218,642 in 1996, $329,442 in 1997 and
    $384,842 as of June 30, 1998                        3,055,304            2,944,504           2,889,104            2,889,104

Other assets                                              319,022              443,559             473,555              473,555


                                                  -------------------------------------   --------------------------------------

                                                     $ 21,262,435         $ 26,068,481        $ 29,374,180         $ 29,374,180
                                                  -------------------------------------   --------------------------------------
                                                  -------------------------------------   --------------------------------------

                                                                                                                  PRO FORMA
                                                                     DECEMBER 31                  JUNE 30          JUNE 30
                                                            1996                 1997                1998             1998
                                                           -------------------------------  ------------------------------------
                                                                                                         (UNAUDITED)
LIABILITIES, REDEEMABLE MEMBERS' EQUITY,
    MEMBERS' EQUITY, RETAINED EARNINGS (DEFICIT)
    AND PRO FORMA STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                     $    660,303        $  1,174,645        $  1,052,763        $ 1,052,763
    Accrued liabilities                                       631,471             890,255           1,120,224          1,120,224
    Deferred income taxes                                           -                   -                   -            416,091
    Current maturities on long-term
       debt and capital leases                                271,908             509,779             745,010            745,010
                                                           -------------------------------  ------------------------------------
Total current liabilities                                   1,563,682           2,574,679           2,917,997          3,334,088

Long-term debt, less current maturities                     3,955,235           5,750,841           7,295,214          7,295,214
Capital lease obligations, less current maturities          1,549,014           2,280,964           3,316,225          3,316,225
Deferred income taxes                                               -                   -                   -             28,492
Other liabilities                                              40,000             118,584             119,336            119,336
                                                           -------------------------------  ------------------------------------
Total long-term liabilities                                 5,544,249           8,150,389          10,730,775         10,759,267
                                                           -------------------------------  ------------------------------------

Total liabilities                                           7,107,931          10,725,068          13,648,772         14,093,355

Redeemable members' equity                                 20,232,519          23,419,738          24,669,359          7,079,742

Members' equity                                                 6,959               6,959               6,959                  -

Retained earnings (deficit)                                (6,084,974)         (8,083,284)         (8,950,910)                 -

Pro forma stockholders' equity:
    Preferred stock, $.01 par value, 5,000,000
       shares authorized; no shares issued
       and outstanding                                              -                   -                   -                  -
    Common stock, $.01 par value,
       30,000,000 shares authorized; 5,145,000
       shares issued and outstanding                                -                   -                   -             51,450
    Paid-in capital                                                 -                   -                   -          8,149,633
                                                           -------------------------------  ------------------------------------
       Total pro forma stockholders' equity                         -                   -                   -          8,201,083
                                                           -------------------------------  ------------------------------------

                                                         $ 21,262,435        $ 26,068,481        $ 29,374,180        $29,374,180
                                                           -------------------------------  ------------------------------------
                                                           -------------------------------  ------------------------------------

SEE ACCOMPANYING NOTES.


                                 Tumbleweed, LLC

 Statements of Redeemable Members' Equity, Members' Equity and Retained Earnings (Deficit)

                                                              REDEEMABLE
                                                               MEMBERS                 MEMBERS' EQUITY
                                                                            ----------------------------------
                                                            EQUITY-CLASS A    COMMON MEMBERS       CLASS B
                                                               MEMBERS                             MEMBERS

                                                          ----------------------------------------------------

Balance at January 1, 1995                              $              -          $6,000         $ 152,500
Issuance of members' equity                                   13,425,172               -                 -
Distributions of members' equity                                (376,943)              -          (152,041)
Net income                                                             -               -                 -
Accretion of redeemable members' equity                        3,364,968               -                 -
                                                          ----------------------------------------------------

Balance at December 31, 1995                                  16,413,197           6,000               459
Issuance of members' equity                                      582,962               -                 -
Distributions of members' equity                                (628,677)              -                 -
Net income                                                             -               -                 -
Accretion of redeemable members' equity                        3,865,037               -                 -
                                                          ----------------------------------------------------

Balance at December 31, 1996                                  20,232,519           6,000               459
Issuance of members' equity                                       50,958               -                 -
Distributions of members' equity                                (575,960)              -                 -
Net income                                                             -               -                 -
Accretion of redeemable members' equity                        3,712,221               -                 -
                                                          ----------------------------------------------------

Balance at December 31, 1997                                  23,419,738           6,000               459
Issuance of members' equity (unaudited)                           55,023               -                 -
Distributions of members' equity (unaudited)                    (606,468)              -                 -
Net income (unaudited)                                                 -               -                 -
Accretion of redeemable members' equity (unaudited)
                                                               1,801,066               -                 -
                                                          ----------------------------------------------------

Balance at June 30, 1998 (unaudited)                        $ 24,669,359          $6,000         $     459
                                                          ----------------------------------------------------
                                                          ----------------------------------------------------


                                                                    MEMBERS' EQUITY        RETAINED
                                                            -------------------------------------
                                                                  CLASS C                            EARNINGS
                                                                   MEMBER            TOTAL          (DEFICIT)

                                                            -------------------------------------------------------


Balance at January 1, 1995                                  $500         $   159,000          $   (38,924)
Issuance of members' equity                                    -                   -                    -
Distributions of members' equity                               -            (152,041)                   -
Net income                                                     -                   -              682,639
Accretion of redeemable members' equity                        -                   -           (3,364,968)
                                                            -------------------------------------------------------

Balance at December 31, 1995                                 500               6,959           (2,721,253)
Issuance of members' equity                                    -                   -                    -
Distributions of members' equity                               -                   -                    -
Net income                                                     -                   -              501,316
Accretion of redeemable members' equity                        -                   -           (3,865,037)
                                                            -------------------------------------------------------

Balance at December 31, 1996                                 500               6,959           (6,084,974)
Issuance of members' equity                                    -                   -                    -
Distributions of members' equity                               -                   -                    -
Net income                                                     -                   -            1,713,911
Accretion of redeemable members' equity                        -                   -           (3,712,221)
                                                            -------------------------------------------------------

Balance at December 31, 1997                                 500               6,959           (8,083,284)
Issuance of members' equity (unaudited)                        -                   -                    -
Distributions of members' equity (unaudited)                   -                   -                    -
Net income (unaudited)                                         -                   -              933,440
Accretion of redeemable members' equity (unaudited)
                                                               -                   -           (1,801,066)
                                                            -------------------------------------------------------

Balance at June 30, 1998 (unaudited)                        $500         $     6,959          $(8,950,910)
                                                            -------------------------------------------------------
                                                            -------------------------------------------------------

SEE ACCOMPANYING NOTES.

                                 Tumbleweed, LLC

                            Statements of Cash Flows


                                                                    YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                                            1995              1996             1997      1997            1998
                                                          -----------------------------------------    -------------------------
                                                                                                              (UNAUDITED)
OPERATING ACTIVITIES:
    Net income                                           $    682,639    $   501,316    $ 1,713,911    $   749,519    $   933,440
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Depreciation                                        422,383        604,534        822,756        384,748        578,267
          Amortization                                        610,966        626,756        142,613         68,347         77,097
          Preopening amortization                             149,138        405,502        544,724        309,258        306,908
          Gain on sale of food courts                               -        (71,298)             -              -              -
          Loss (gain) on disposition of property
            and equipment                                      (7,500)         2,732         13,498          2,408          3,945
          Changes in operating assets and liabilities:
             Accounts receivable                              (34,453)        87,382        (50,091)       116,740        122,114
             Inventories                                      (86,750)      (307,900)      (126,573)       (14,410)      (174,483)
             Deferred preopening expenses                    (323,041)      (726,601)      (316,822)       (58,358)      (611,323)
             Prepaid expenses                                (101,572)       (62,063)        19,062         75,065        (18,152)
             Other assets                                     167,857       (207,125)       (98,042)       (31,186)         2,591
             Accounts payable                                (108,908)       124,097         31,938       (427,239)      (121,882)
             Accrued liabilities                               37,500         92,647        258,784         74,038        229,969
             Other liabilities                                      -              -         78,584              -            752
                                                          -----------------------------------------    -------------------------
Net cash provided by operating activities                   1,408,259      1,069,979      3,034,342      1,248,930      1,329,243

INVESTING ACTIVITIES:
    Purchase of business, net of cash acquired             (9,963,544)             -              -              -              -
    Purchases of property and equipment                    (2,915,957)    (4,712,962)    (4,098,595)    (1,558,942)    (2,505,742)
    Proceeds from sale of property and equipment            1,526,000      1,635,815              -              -              -
    Proceeds from sale of food courts, net of cash
      relinquished                                                  -         96,100        100,000              -              -
                                                          -----------------------------------------    -------------------------
Net cash used in investing activities                     (11,353,501)    (2,981,047)    (3,998,595)    (1,558,942)    (2,505,742)

FINANCING ACTIVITIES:
    Proceeds from issuance of members' equity              13,425,172        582,962         50,958          7,603         55,023
    Distribution of members' equity                          (528,984)      (628,677)      (575,960)      (282,603)      (606,468)
    Proceeds from issuance of long-term debt                  876,000      5,437,311      3,452,361        768,080      3,280,463
    Payments on long-term debt and capital
      lease obligations                                    (1,745,829)    (4,532,110)    (1,654,463)      (314,851)    (1,750,806)
    Payment of public offering costs                                -              -       (111,485)             -        (52,111)
                                                          -----------------------------------------    -------------------------
Net cash provided by financing activities                  12,026,359        859,486      1,161,411        178,229        926,101
                                                          -----------------------------------------    -------------------------

Net increase (decrease) in cash and cash equivalents        2,081,117     (1,051,582)       197,158       (131,783)      (250,398)

Cash and cash equivalents at beginning of period                2,174      2,083,291      1,031,709      1,031,709      1,228,867
                                                          -----------------------------------------    -------------------------

Cash and cash equivalents at end of period               $  2,083,291    $ 1,031,709    $ 1,228,867    $   899,926    $   978,469
                                                          -----------------------------------------    -------------------------
                                                          -----------------------------------------    -------------------------

Supplemental cash flow information:
    Cash paid for interest, net of amount capitalized    $    290,441    $   222,123    $   473,055    $   248,914    $   410,257
                                                          -----------------------------------------    -------------------------
                                                          -----------------------------------------    -------------------------

Noncash investing and financing activities:
Property and equipment acquired by seller
    financing and capital lease obligations              $          -    $ 1,793,991    $   967,529    $         -    $ 1,285,208
                                                          -----------------------------------------    -------------------------
                                                          -----------------------------------------    -------------------------

SEE ACCOMPANYING NOTES.

                                Tumbleweed, LLC

                         Notes to Financial Statements

                 June 30, 1998 (Unaudited) and December 31, 1997


UNAUDITED INTERIM FINANCIAL INFORMATION

The balance sheet as of June 30, 1998 and statements of income, cash flows and related footnote information herein for the six-months ended June 30, 1997 and 1998, and statements of redeemable members' equity, members' equity and retained earnings (deficit) for the six-months ended June 30, 1998 (the "1997 and 1998 interim financial information") are unaudited and have been prepared by Tumbleweed, LLC (the "Company") on the same basis as the audited financial statements herein. In the opinion of the Company, the 1997 and 1998 interim financial information includes all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of the information.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the 1997 and 1998 interim financial information. The 1997 and 1998 interim financial information should be read in conjunction with the Company's December 31, 1995, 1996 and 1997 audited financial statements appearing herein. Operating results for the six-months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

1. ORGANIZATIONAL MATTERS

The Company operates and franchises Tumbleweed Southwest Mesquite Grill and Bar full service restaurants. Following is a summary of the number of restaurants open at the end of each period:


                                                 DECEMBER 31                              JUNE 30
                                                                                          -------
                                       1995          1996          1997              1997          1998
                                  -------------------------------------------   -----------------------------
Company owned                            10            15            17                15            22
Franchised and licensed                   9             9            12                 9            15

The restaurant facilities are located in Kentucky, Indiana, Ohio, Illinois, Wisconsin, Tennessee and two overseas restaurants are located in Germany and Saudi Arabia.

                                Tumbleweed, LLC

1. ORGANIZATIONAL MATTERS (CONTINUED)

The Company and its owners (Members) operate pursuant to an Operating Agreement dated September 19, 1994. Members of the Company are comprised of Common Members, Class A Members, Class B Members and a Class C Member. Certain Common Members act as the Managers of the Company and, acting unanimously, would generally have voting control of the Company. The Company is to dissolve no later than December 13, 2044.


Class A Members of the Company have provided financing which has been accounted for as redeemable members' equity (see Note 8). The capital accounts of the Common, Class B and Class C Members, $6,000, $459 and $500, respectively, at December31, 1997 represent these members equity investment in the Company.


2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and deposits at financial institutions with maturities of less than three months when purchased.

INVENTORIES

Inventories, which consist of smallwares, food, beverages and supplies are stated at the lower of average cost or market.

DEFERRED PREOPENING COSTS

Deferred preopening costs include the direct costs typically associated with opening a new restaurant. These costs consist primarily of costs incurred to develop the new restaurant management team, marketing and training. These costs are amortized on a straight-line method over twelve months from the restaurant opening date.

                                Tumbleweed, LLC

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position, "REPORTING ON THE COSTS OF START-UP ACTIVITIES" (the "SOP") which, requires adoption no later than the beginning of 1999. The Company's initial application of the SOP will require the write-off of deferred preopening costs ($267,100 at January 1, 1998) as of the date of adoption, and such write-off will be reported, on a net of tax basis, as the cumulative effect of a change in accounting principle. The Company is evaluating whether it will adopt this new standard in 1998 or 1999. After adopting the SOP, the Company will be required to expense preopening costs as incurred.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and depreciated on the straight-line method. Buildings and leasehold improvements are amortized over the lesser of the life of the lease, including renewal options, or the estimated useful lives of the assets, which range from ten to thirty years. Equipment is depreciated over the estimated useful lives of the assets, which range from five to ten years. Maintenance and repairs which do not enhance the value of or increase the life of the assets are charged to costs and expenses as incurred.

CONSTRUCTION IN PROGRESS

The Company capitalizes all direct costs incurred in the construction of new restaurants. Upon opening, these costs are depreciated or amortized and charged to expense based upon their property classification.

GOODWILL

Goodwill is amortized on the straight-line method over thirty years.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of financial instruments approximate their fair value.

                                Tumbleweed, LLC

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION


Franchise fees are recognized when all material services, primarily site approval and management and staff training, have been substantially performed by the Company and the restaurant has opened for business. Fees received pursuant to development agreements which grant the right to develop franchised restaurants in future periods in specific geographic areas are deferred and recognized on a pro rata basis as the franchised restaurants subject to the development agreements begin operations. Franchise royalties, which are based on a percentage of monthly sales, are recognized as income when earned. Costs associated with franchise operations are expensed as incurred.


ADVERTISING COSTS

Advertising costs include Company-owned restaurant contributions to the Tumbleweed Marketing Fund, Inc. ("the Marketing Fund") and developing and conducting advertising activities, including the placement of electronic and print materials developed by the Marketing Fund. All such advertising and related costs are expensed as incurred. Contributions by Company-owned and franchised restaurants to the Marketing Fund are based on an established percentage of monthly restaurant revenues. The Marketing Fund is responsible for the development of marketing and advertising materials for use throughout the Company's system. The Marketing Fund is accounted for separately and is not included in the financial statements of the Company. Company contributions to the Marketing Fund for the years ended December 31, 1995, 1996 and 1997 were $0, $50,657and $66,488, respectively, and $31,391 and
$43,966 for the six-months ended June 30, 1997 and 1998, respectively. Advertising expense, which includes local store promotions and contributions to the Marketing Fund, for the years ended December 31, 1995, 1996 and 1997 was $991,291 $1,258,296 and $1,166,399, respectively, and $582,619 and
$976,410 for the six-months ended June 30, 1997 and 1998, respectively.

INCOME TAXES

The Company is currently a limited liability company which is taxed as a partnership for federal and state income tax purposes. Accordingly, any tax liability related to income would be reported by the Members of the Company. The Company currently anticipates completing an initial public offering of its common stock in 1998 (the "IPO"), which will result in the Company becoming a taxable entity as a result of the reorganization (see Note 11).

                                Tumbleweed, LLC

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENTLY ISSUED ACCOUNTING STANDARD

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is required to be adopted for 1998 year-end financial reporting. This statement does not have any impact on the financial results or financial condition of the Company, but may result in certain changes in required disclosures of segment information.

3. ACQUISITION

Effective January 1, 1995, the Company acquired substantially all of the assets of Tumbleweed Mexican Food, Inc. and Tumbleweed Concepts, Inc. The funds necessary to complete the acquisition were raised by the Company through an equity offering that generated $7,034,375 from Class A Members and a line of credit assumed directly by the Class A Members on a pro rata basis (see Note 8) which is reflected as the issuance of members' equity in the 1995 statement of redeemable members' equity, members' equity and retained earnings (deficit). The purchase price was $9,630,000, plus a $1,000,000 non-compete payment. The acquisition was recorded under the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed is being amortized over thirty years using the straight-line method. The non-compete agreement was amortized on a straight-line method over a two-year period ($500,000 amortization expense in 1995 and 1996).

                                Tumbleweed, LLC

4. PROPERTY AND EQUIPMENT

Property and equipment consist of:


                                                                      DECEMBER 31                   JUNE 30
                                                                                                    -------
                                                                1996              1997               1998
                                                        ------------------------------------ ------------------
Land and land improvements                                 $   4,370,852      $   4,926,744      $   4,912,207
Buildings and improvements                                     5,460,216          6,427,063          6,583,785
Leasehold improvements                                         1,590,346          1,831,734          2,047,955
Equipment                                                      2,178,413          2,953,802          3,127,340
Building and equipment under capital leases                    1,809,518          2,664,838          3,954,752
Construction in progress                                         157,135          2,297,135          4,260,902
                                                        ---------------------------------------------------------
                                                              15,566,480         21,101,316         24,886,941
Less accumulated depreciation and amortization
                                                                (948,622)        (1,771,184)        (2,348,071)
                                                        ---------------------------------------------------------
                                                        $     14,617,858      $  19,330,132      $  22,538,870
                                                        ---------------------------------------------------------
                                                        ---------------------------------------------------------

5. ACCRUED LIABILITIES

Accrued liabilities consist of:


                                                                      DECEMBER 31                   JUNE 30
                                                                                                    -------
                                                                1996              1997               1998
                                                        ------------------------------------ ------------------
Accrued payroll and related taxes                       $         295,472     $    416,066       $     683,814
Accrued insurance and fees                                         46,553          120,800              61,073
Accrued taxes, other than income and payroll                      125,292          157,693             265,551
Gift certificate liability                                         95,356          127,922              44,953
Other                                                              68,798           67,774              64,833
                                                        ------------------------------------  -------------------
                                                        $         631,471     $    890,255       $   1,120,224
                                                        ---------------------------------------------------------
                                                        ---------------------------------------------------------

                                Tumbleweed, LLC

6. LONG-TERM DEBT

Long-term debt consists of:


                                                                      DECEMBER 31                   JUNE 30
                                                                                                    -------
                                                                1996              1997               1998
                                                        ------------------------------------ ------------------
Secured $5,000,000 mortgage revolving line of
  credit note, bearing interest at prime rate
  plus .25% (8.75% at December 31, 1997 and
  June 30, 1998), due December 31, 2000                    $2,863,391        $3,260,391        $3,182,148
Secured mortgage note payable, bearing interest at
  9.75%, payable in monthly installments through
  November 27, 2016                                           746,875           709,375           690,625
Secured mortgage note payable, bearing interest at
  commercial paper rate plus 3% (8.8% at
  December 31, 1997 and 8.6% at June 30, 1998), due
  January 1, 2005                                                   -         1,200,000         1,153,333
Secured mortgage note payable, bearing interest at
  prime rate plus 1% (9.5% at December 31, 1997 and
  June 30, 1998), payable in monthly installments
  through October 1, 2017                                           -           133,937         1,094,588
Secured mortgage note payable, bearing interest at
  commercial paper rate plus 3.1% (8.7% at June 30,
  1998), due May 1, 2005                                            -                 -           719,911
Other installment notes payable                               461,848           733,280           857,436
                                                        ------------------------------------ ------------------
                                                            4,072,114         6,036,983         7,698,041
Less current maturities                                       116,879           286,142           402,827
                                                        ------------------------------------ ------------------
Long-term debt                                            $ 3,955,235       $ 5,750,841        $7,295,214
                                                        ------------------------------------ ------------------
                                                        ------------------------------------ ------------------


Property and equipment with a net book value of approximately $11,500,000 at December 31, 1997 collateralize the Company's long-term debt.

                                Tumbleweed, LLC

6. LONG-TERM DEBT (CONTINUED)

The aggregate annual maturities of long-term debt for the years subsequent to December 31, 1997 are as follows:


                     1998                       $        286,142
                     1999                                280,130
                     2000                              3,513,041
                     2001                                260,136
                     2002                                209,719
                     Thereafter                        1,487,815
                                               --------------------
                     Total                      $      6,036,983
                                               --------------------
                                               --------------------



The terms of certain loan agreements include various provisions which require the Company to (i) maintain defined net worth and coverage ratios, (ii) limit the incurrence of certain liens or encumbrances in excess of defined amounts,
(iii) maintain defined leverage ratios and (iv) prohibit the payment of dividends. Management does not believe that compliance with the credit terms will adversely impact the Company's future operations.


Interest costs capitalized during the construction period of restaurants were $40,715 in 1995, $157,286 in 1996 and $103,488 in 1997. For the six-months ended June 30, 1997 and 1998 these costs were $26,694 and $66,758, respectively.

                                Tumbleweed, LLC

7. LEASES

The Company leases certain building and equipment under capital lease agreements with related and third parties. The equipment leases have five to seven year terms. The building leases expire in 2016 and 2017. Future minimum lease payments under the capital leases and the net present value of the future minimum lease payments at December 31, 1997 were as follows:



                                                   RELATED PARTY          OTHER
                                                        LEASE             LEASES            TOTAL
                                                 -----------------------------------------------------
1998                                             $         84,000 $        371,712  $        455,712
1999                                                       84,000          371,712           455,712
2000                                                       84,000          371,712           455,712
2001                                                       84,000          371,712           455,712
2002                                                       84,000          256,256           340,256
Thereafter                                              1,245,932        1,281,352         2,527,284
                                                 -----------------------------------------------------
Total minimum lease payments                     $      1,665,932 $      3,024,456         4,690,388
                                                 ---------------------------------
                                                 ---------------------------------
Less amount representing interest at 7.9% to
   12.0%                                                                                  (2,185,787)
                                                                                    ------------------
Net present value of lease payments                                                        2,504,601
Less current maturities                                                                      223,637
                                                                                    ------------------
Long-term portion of capital leases                                                 $      2,280,964
                                                                                    ------------------
                                                                                    ------------------



Subsequent to December 31, 1997, the Company entered into a building capital lease agreement with a related party for a restaurant which opened in April 1998. The lease expires in 2018. The future minimum lease payments under the capital lease are $1,544,974 as of June 30, 1998.

                                Tumbleweed, LLC

7. LEASES (CONTINUED)

The Company leases certain restaurants and equipment under operating leases having terms expiring between 1998 and 2017. Most of the restaurant facility leases have renewal clauses of five to twenty years exercisable at the option of the Company and some of the leases are with related parties. Certain leases require the payment of contingent rentals based on a percentage of gross revenues. Future minimum lease payments on operating leases at December 31, 1997 were as follows:


                           RELATED PARTY        OTHER
                              LEASES            LEASES            TOTAL
                     -----------------------------------------------------
         1998         $        238,689 $        736,464  $        975,153
         1999                  238,689          685,150           923,839
         2000                  238,689          548,785           787,474
         2001                  238,689          547,865           786,554
         2002                  238,689          545,111           783,800
         Thereafter          1,346,532        3,752,061         5,098,593
                     -----------------------------------------------------
                      $      2,539,977 $      6,815,436  $      9,355,413
                     -----------------------------------------------------
                     -----------------------------------------------------


Total rental expense was approximately $430,300 in 1995, $801,800 in 1996 and $975,300 in 1997 and included contingent rent of approximately $3,000 in 1995, $16,800 in 1996 and $30,700 in 1997. For the six-months ended June 30,
1997 and 1998, rental expense was approximately $500,422 and $657,362, respectively, and included contingent rent of approximately $3,538 and $79,513, respectively. Rental expense for the related party leases was approximately $52,300 in 1995, $237,700 in 1996 and $282,000 in 1997. For the
six months ended June 30, 1997 and 1998, rental expense for these leases was approximately $119,345 and $286,458, respectively.


Subsequent to December 31, 1997, the Company entered into two ground operating lease agreements, one of which is with a related party, and a related party building operating lease agreement for restaurants which opened in January and April 1998. Total future minimum lease payments as of June 30, 1998 relative to these leases are $855,096 for the related party ground lease, $1,103,840 for the second ground operating lease and $1,200,000 for the related party building operating lease. Annual rent expense will approximate $43,000, $48,000 and $60,000, respectively.

                                Tumbleweed, LLC

8. REDEEMABLE CLASS A MEMBER UNITS AND LINE OF CREDIT


In January 1995, the Company drew down $7,034,375 under a $7,500,000 line of credit with a local bank for borrowing at the bank's prime rate plus 1/4% (8.75% at December 31, 1997). Under a related assumption agreement, the Class A Members directly assumed the total liability on a pro rata basis through January 2000. Until then, the Company is secondarily liable for amounts borrowed. The Company had drawn down $6,390,797, $6,973,759, $7,024,717 and $7,079,742 at December 31, 1995, December 31, 1996, December 31, 1997 and
June 30, 1998, respectively, under this line of credit which expires on December 31, 1998. Since amounts borrowed under the line of credit are primarily obligations of the Class A Members, such amounts are accounted for as redeemable members' equity and any interest and other related costs on the debt funded by the Company are accounted for as distributions to the Class A Members.

Amounts borrowed under the line of credit must be repaid prior to or as a result of an IPO by the Company. At any time after the fifth anniversary of the date that a Class A Member is admitted to the Company (generally 2000), if an IPO has not occurred, any Class A Member has the right to sell to the Company their interest in the Company for the sum of cash contributed by the Class A Member and an amount equal to an annual 30% internal rate of return on the Class A Member's cash contributions and pro rata assumed principal portion of the line of credit, taking into account all prior distributions to such Class A Member. Redeemable members' equity in the accompanying balance sheets includes the accretion of the annual 30% internal rate of return. The total Class A Members' interests which would be required to be purchased by the Company in any one year is limited and would be payable in equal installments over a five-year term, with interest. However, the Managers of the Company have the right to dissolve the Company at any time after a certain number of "put options" of Class A Member Units have been exercised.

Through December 31, 1997, capital contributions by the Class A Members were limited to their initial cash contribution in 1995 (see Note 3) and borrowings under the line of credit assumed by the Class A Members.

                                Tumbleweed, LLC

9. RELATED PARTY TRANSACTIONS


During 1996, the Company sold certain assets of its four food court restaurants and it's 50% interest in a joint venture which operates a food court to T.M. Riders, LLC (T.M. Riders). In exchange for essentially all the assets of the food courts and its interest in the joint venture, the Company received $100,000 in cash and a note receivable for $500,000, due in annual installments of $100,000 plus interest at the rate of 8% per year beginning December 1, 1997 over five years. The gain on the sale of the food courts and interest in the joint venture of approximately $71,300 is included in other revenues in 1996.


In February 1997, the Company invested a nominal amount in T.M. Riders in exchange for a 9.5% common member interest. After ten stores have opened, the Company will receive fees from T.M. Riders based on store openings and royalty fees based on T.M. Riders' system-wide sales. In the event T.M. Riders has an IPO, it has the option to increase the Company's ownership to 20.0% in exchange for the elimination of such fees.

In February 1997, the Company invested a nominal amount in TW-Tennessee, LLC (TW-Tennessee), a newly formed Tennessee limited liability company, in exchange for a 9.5% common member interest. TW-Tennessee was organized to open and operate Tumbleweed full service restaurants as a franchisee of the Company. TW-Tennessee operates pursuant to an operating agreement in which common members are required, upon unanimous agreement of all common members, to make certain additional capital contributions in the form of cash and/or assumption of liabilities of TW-Tennessee in proportion to their common member ownership interest. During 1997, TW-Tennessee established a $1,000,000 line of credit with a bank for borrowings at the bank's prime rate (8.5% at December 31, 1997). At December 31, 1997, TW-Tennessee had drawn down $1,000,000 under this line of credit which expires on October 31, 1998. In March 1998, the principal amount of the line of credit was increased to $2,000,000 and the Company has guaranteed up to $1,200,000 of the principal balance of the line of credit. Other members of TW-Tennessee have individually guaranteed $750,000 of the principal balance of the line of credit. As of June 30, 1998, TW-Tennessee had drawn down $1,539,400 under the line of credit.

                                Tumbleweed, LLC

9. RELATED PARTY TRANSACTIONS (CONTINUED)


During 1997, TW-Tennessee entered into a $14,800,000 lease financing arrangement whereby the Company and certain of its Common Members have jointly and severally guaranteed 50% of TW-Tennessee's performance and obligations under the terms of the arrangement to the extent of 100% of any amounts due under the terms of building leases until the stores are operational and thereafter to the extent of 25% of such amounts. At December 31, 1997, approximately $6.4 million ($7.8 million through June 30, 1998) had been expended by TW-Tennessee under the financing arrangement. TW-Tennessee also has equipment leases totaling approximately $560,000 with a bank which are jointly and severally guaranteed by its Common Members.


TW-Tennessee and T.M. Riders are governed and managed by Boards, some members of which are also members of the Company's Board and investors in the Company. Certain of these individuals are also investors in TW-Tennessee and T.M. Riders.


The Company accounts for its investments in TW-Tennessee and T.M. Riders on the equity method. Amounts in the financial statements related to the Company's investments in these entities as of and for the years ended December 31, 1996 and 1997 and as of and for the six months ended June 30, 1998 were not significant, except for approximately $71,000 of equity losses on the Company's investment in TW-Tennessee for the six months ended June 30, 1998 included in other revenues in the statement of income. Franchise fees and royalties recorded by the Company in relation to these entities were $25,000 in 1995, $17,000 in 1996 and $79,000 in 1997. For the six-months ended June 30, 1997 and 1998, these amounts were approximately $1,637 and $126,013, respectively. The Company also provides management and accounting services for certain of these entities for which fees are charged. Such management and accounting fees recorded in other income related to these entities totaled approximately $10,600 in 1995, $15,500 in 1996 and $57,600 in 1997. For the six-months ended June 30, 1997 and 1998, these amounts were approximately $11,400 and $56,400, respectively.

In August 1997, the Company entered into the International Agreement with Tumbleweed International LLC (International), a restaurant developer based in Brussels, Belgium. The International Agreement grants certain licensing and franchising rights to International for the development of Tumbleweed restaurants outside of the Western Hemisphere. International is a limited liability company owned by three corporations which are controlled by certain Members of the Company. In 1997, International paid $15,750 in fees to the Company under the International Agreement. During the six-months ended June 30, 1998, International paid $7,500 in fees to the Company under the International Agreement.

                                Tumbleweed, LLC

10. COMMITMENTS

At December 31, 1997 and June 30, 1998, the Company had commitments of approximately $530,000 and $1,606,600, respectively, for the completion of the construction of two and three restaurants, respectively.

11. SUBSEQUENT EVENTS

IPO REGISTRATION AND REORGANIZATION


Tumbleweed, Inc. was incorporated in December 1997 in anticipation of an IPO in 1998. Concurrent with the closing of the planned IPO, the Company will merge into Tumbleweed, Inc. and the interests of the current members of the Company will be converted into a total of 5,145,000 shares of Tumbleweed, Inc. common stock of which 1,503,009 shares shall be distributed to Class A members, 297,235 shares to Class B members, 514,500 shares to the Class C member and 2,830,256 shares to Common Members.


PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

Pursuant to the rules and regulations of the Securities and Exchange Commission, the accompanying pro forma balance sheet as of June 30, 1998, reflects the change in capitalization attributable to the conversion of the Company's members' interests into 5,145,000 shares of Tumbleweed, Inc. common stock as if the IPO had closed on June 30, 1998 (excluding the effects of the offering proceeds). The pro forma balance sheet also reflects the deferred tax effects of the Company changing from a nontaxable to a taxable status. Such deferred tax effects will be included in income at the date the change in tax status occurs.


Additionally, pro forma net income in the accompanying pro forma income data for the year ended December 31, 1997 and the six-months ended June 30, 1997 and 1998 reflects a pro forma adjustment to historical net income for federal and state income taxes at an assumed effective rate of 36%. Pro forma net income per share is computed based upon pro forma net income and the weighted average number of shares of common stock outstanding during the period assuming the conversion of the Company's members' interests into common stock as of the beginning of the period.

                                 [INSIDE BACK COVER]

                            TUMBLEWEED MAKES IT REWARDING

Kentucky Locations
     Louisville (7)
     Elizabethtown
     Lexington              [map of Eastern United States showing company-owned
     Frankfort               and franchised store locations]
     Florence
     Bowling Green
     Owensboro

Indiana Locations
     Floyds Knobs
     New Albany (2)
     Salem
     Evansville
     Terre Haute

Illinois Locations
     Rockford

Ohio Locations
     Cincinnati (4)
     Mason
     Columbus
     Heath
     Wooster
     Zanesville
     Springfield
     Chillicothe
     Reynoldsburg

Tennessee Locations
     Murfreesboro
     Cookeville
     Henderson
     Nashville
     Hermitage
     Clarksville

Wisconsin Locations      International Locations
     Appleton                Jeddah, Saudi Arabia
     Madison                 Erlangen, Germany
     Milwaukee               Frankfurt, Germany
                             Fuerth, Germany                       As of 6-15-98

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY SELLING AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

UNTIL _____ __, 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                  TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Available Information ....................................................3
Prospectus Summary........................................................4
History and Pending Reorganization.......................................10
Risk Factors.............................................................11
Use of Proceeds..........................................................17
Dividend Policy..........................................................17
Dilution.................................................................18
Capitalization...........................................................20
Selected Financial Data..................................................21
Management's Discussion and Analysis of
   Financial Condition and Results of Operations.........................23
Business.................................................................33
Management...............................................................45
Certain Transactions.....................................................52
Principal Stockholders...................................................56
Selling Stockholders ....................................................57
Description of Securities................................................59
Shares Eligible for Future Sale..........................................62
Plan of Distribution ....................................................63
Legal Matters ...........................................................65
Experts .................................................................65
Index to Financial Statements............................................66



                                  [TUMBLEWEED LOGO]

                                  1,200,000 SHARES

                                     COMMON STOCK







                                  --------------------

                                      PROSPECTUS

                                  --------------------














                                     ________ ___,  1998

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, all of which are borne by the Registrant. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.


                                                                         AMOUNT
                                                                       --------
 Securities and Exchange Commission Registration Fee . . . . .         $ 18,718

 National Association of Securities Dealers, Inc.
 Filing Fee  . . . . . . . . . . . . . . . . . . . . . . . . .            6,845

 Blue Sky Qualifications Fees and Expenses . . . . . . . . . .           10,000

 Prospectus Distribution Expenses  . . . . . . . . . . . . . .           75,000

 Marketing and Solicitation  . . . . . . . . . . . . . . . . .          175,000

 Printing and Engraving Expenses . . . . . . . . . . . . . . .           40,000

 Accounting Fees and Expenses  . . . . . . . . . . . . . . . .          150,000

 Legal Fees and Expenses . . . . . . . . . . . . . . . . . . .          250,000

 Transfer Agent Fees and Expenses  . . . . . . . . . . . . . .            5,000

 Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . .           69,437
                                                                       --------
      Total  . . . . . . . . . . . . . . . . . . . . . . . . .         $800,000
                                                                       --------
                                                                       --------

_________________
*    To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The General Corporation Law of the State of Delaware, as amended from time to time (the "DGCL") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although the DGCL does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as an injunction or rescission. Article 10 of the Registrant's Certificate of Incorporation limits the liability of the directors to the Registrant or its stockholders (in their capacity as directors but not in their capacity as officers). Specifically, a director of the Registrant will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article 10 of the Registrant's Certificate of Incorporation provides for indemnification to the fullest extent authorized by the DGCL, for each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all expense, liability and loss (including reasonable attorneys' fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as in effect from time to time ("ERISA"), penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. The Registrant's Certificate of Incorporation also provides that the Registrant's Board of Directors may also provide indemnification to other employees or agents of the Registrant with the same scope and effect as the indemnification of directors and officers.

     Article 10 of the Registrant's Certificate of Incorporation provides that the Registrant may pay costs, charges and expenses (including attorneys' fees) incurred by a director or officer of the Registrant, or such other person acting on behalf of the registrant as determined in accordance with
Section 10.3 of Article 10, in defending a civil or criminal action, suit or proceeding, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer or other person to repay all amounts so advanced in the event that it shall ultimately be determined that such director, officer or other person is not entitled to be indemnified by the Registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On June 23, 1998, the Registrant issued a total of 13 shares of Common Stock to John A. Butorac, Jr. and James M. Mulrooney for consideration of $10 per share in connection with the initial capitalization of the Registrant. The Registrant relied upon the exemption from registration pursuant to
Section 4(2) under the Securities Act.

     The Registrant has entered into an agreement providing for the merger of Tumbleweed, LLC into the Registrant, which would become effective at the time of the sale of a minimum of 700,000 shares of Registrant's Common Stock as contemplated by this Registration Statement. In the merger, the membership interests of members of Tumbleweed, LLC would be converted into approximately 5,145,000 shares of Registrant's Common Stock. The Registrant has relied upon the exemption from registration pursuant to Section 4(2)under the Securities Act.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  EXHIBITS.




     EXHIBIT
     NUMBER    DESCRIPTION OF DOCUMENT
     -------   -----------------------
     2         Agreement and Plan of Merger, dated as of June 23, 1998, between
               Tumbleweed, LLC and Registrant*

     3.1       Certificate of Incorporation of Registrant*

     3.2       Bylaws of Registrant*

     5         Opinion of Brown, Todd & Heyburn PLLC

     10.1      Revolving Credit Loan Agreement, dated January 24, 1995, between
               Bank One, Kentucky, N.A. (f/k/a Liberty National Bank & Trust
               Company of Kentucky) and Registrant*

     10.2      Revolving Line of Credit Note, dated August 8, 1996, between
               Tumbleweed, LLC and




     EXHIBIT
     NUMBER    DESCRIPTION OF DOCUMENT
     -------   -----------------------
               National City Bank of Kentucky and related Loan Agreement*

     10.3 Master International License Agreement, dated August 29, 1997, between Tumbleweed International LLC and Tumbleweed, LLC*

     10.4      Employment Agreement between John A. Butorac, Jr. and Tumbleweed,
               Inc.*

     10.5      Employment Agreement between James M. Mulrooney and Tumbleweed,
               Inc.*

     10.6      Lease Agreement, dated August 28, 1997, between West Broad
               Development, LLC and Tumbleweed, LLC*

     10.7      Lease Agreement between Keller LLC and Tumbleweed, LLC*

     10.8      Agreement and Assignment, dated April 20, 1995, between Keller
               LLC and Tumbleweed, LLC.*

     10.9      Lease Agreement, dated April 1, 1995, between Douglass Ventures,
               Abfam, Inc. and Blue Door-Bowling Green Joint Venture*

     10.10     Sublease Agreement, dated June 30, 1995, among Douglass Ventures,
               Abfam, Inc.,  Blue Door-Bowling Green Joint Venture and
               Tumbleweed, LLC*

     10.11     Sublease Agreement, dated February 5, 1997, between TW-Dixie
               Bash, LLC and Tumbleweed, LLC (for Bardstown Road restaurant)*

     10.12     Sublease Agreement, dated February 5, 1997, between TW-Dixie
               Bash, LLC and Tumbleweed, LLC (for Valley Station restaurant)*

     10.13     Asset Purchase Agreement, dated October 1, 1996, between Tex-Mex
               To You, LLC and Tumbleweed, LLC.*

     10.14     Commitment Letter, dated June 12, 1997, between CNL Fund
               Advisors, Inc. and TW Tennessee, LLC*

     10.15     Tumbleweed, Inc. 1998 Stock Option and Incentive Compensation
               Plan*

     10.16     Form of Standard Franchise Agreement for Tumbleweed, LLC*

     10.17     Articles of Incorporation of Tumbleweed Marketing Fund, Inc.*

     10.18     By-laws of Tumbleweed Marketing Funds, Inc.*

     10.19     Bonus Compensation Plan for Senior Executives

     23.1      Consent of Ernst & Young, LLP

     23.2      Consent of Brown, Todd & Heyburn PLLC (included in Exhibit 5)

     24.1 Power of Attorney (included in the signature pages to this Registration Statement)*

     27.1      Financial Data Schedule

     27.2      Financial Data Schedule

     99.1      Form of Subscription Agreement*

     99.2      Form of Indication of Interest*

     99.3 Escrow Agreement between Tumbleweed, Inc. and National City Bank of Kentucky, as




     EXHIBIT
     NUMBER    DESCRIPTION OF DOCUMENT
     -------   -----------------------
               Escrow Agent

     99.4      Form of Selling Agent Agreement

     99.5      Registration Rights Agreement between Tumbleweed, Inc. and
               Tumbleweed, LLC.


________________

*  Previously filed.

     (b)  FINANCIAL STATEMENT SCHEDULES.

          None

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For the purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities
Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                    SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to its Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on the 13th day of August, 1998

                                   TUMBLEWEED, INC.


                                   By:  /s/ John A. Butorac, Jr.
                                        --------------------------
                                        John A. Butorac, Jr.
                                        President





     In accordance with the requirements of the Securities Act of 1933, this amendment to the Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on the 13th day of August, 1998.




              SIGNATURE                        TITLE                  DATE
              ---------                        -----                  ----

 /s/  John A. Butorac, Jr.
 ----------------------------------  President, Chief            August 13, 1998
 John A. Butorac, Jr.                Executive Officer and
                                     Director

 /s/ James M. Mulrooney
 ----------------------------------  Executive Vice              August 13, 1998
 James M. Mulrooney                  President, Chief
                                     Financial Officer and
                                     Director (Principal
                                     Financial and Accounting
                                     Officer)
             *
 ----------------------------------  Director                    August 13, 1998
 David M. Roth

             *
 ----------------------------------  Director                    August 13, 1998
 Minx Auerbach

             *
 ----------------------------------  Director                    August 13, 1998
 Lewis Bass




              SIGNATURE                        TITLE                  DATE
              ---------                        -----                  ----
             *
 ----------------------------------  Director                    August 13, 1998
 Roger Drury

             *
 ----------------------------------  Director                    August 13, 1998
 George Keller

             *
 ----------------------------------  Director                    August 13, 1998
 Terrance A. Smith


*/s/ John A. Butorac, Jr.
 -----------------------------------
 John A. Butorac, Jr., as attorney-in-fact for
 the above-named individual pursuant to the power
 of  attorney previously filed as Exhibit 24.1 to
 this Registration Statement.
